UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GUESS?, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 23, 2017

Dear Shareholder:

We are pleased to invite you to the annual meeting of shareholders of Guess?, Inc. to be held on Thursday, June 29, 2017, at 9:00 a.m., local time, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210.

At the annual meeting, you will be asked to: (i) elect three directors, (ii) approve an amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan, (iii) cast an advisory vote on the compensation of our named executive officers, (iv) cast an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, (v) ratify the appointment of the independent auditor for the fiscal year ending February 3, 2018, (vi) if properly presented at the annual meeting, vote on a shareholder proposal regarding shareholder approval of future severance arrangements with senior executives, and (vii) consider such other business as may properly come before the annual meeting. The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting.

Whether or not you plan to attend the annual meeting in person, your vote is very important. Accordingly, we hope that you will vote as soon as possible by using the Internet or telephone voting systems, or by completing and mailing the enclosed proxy card.

Thank you for your ongoing support of and continued interest in Guess?, Inc.

Victor Herrero Chief Executive Officer and Director

GUESS?, INC.

1444 South Alameda Street

Los Angeles, California 90021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 29, 2017

Time and Date:	9:00 a.m., local time, on Thursday, June 29, 2017

Place:	The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210

Items of Business:	1. To elect three directors for a term of three years and until their respective successors are duly elected and qualified.

2. To approve an amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan.

3. To conduct an advisory vote on the compensation of our named executive officers.

4. To conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

5. To ratify the appointment of the independent auditor for the fiscal year ending February 3, 2018.

6. If properly presented at the annual meeting, to vote on a shareholder proposal regarding shareholder approval of future severance arrangements with senior executives.

7. To consider such other business as may properly come before the annual meeting.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at this annual meeting only if you were a Guess?, Inc. shareholder as of the end of business on May 5, 2017.

Admission:	Please note that space limitations make it necessary to limit attendance to shareholders and one guest. If your shares are held by a broker, bank or other nominee and you wish to attend the annual meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date and bring it to the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Cameras and recording devices will not be permitted at the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., local time. Registration will begin at 8:30 a.m., local time.

Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the annual meeting by using the Internet or telephone voting systems or by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of this proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul Marciano Executive Chairman of the Board and Chief Creative Officer

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about May 26, 2017.

GUESS?, INC.

1444 South Alameda Street

Los Angeles, California 90021

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To be held on June 29, 2017

This proxy statement (the “Proxy Statement”) and the enclosed form of proxy are being furnished commencing on or about May 26, 2017, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Guess?, Inc. (the “Company”) of proxies in the enclosed form for use at the 2017 annual meeting of shareholders (the “Annual Meeting”) to be held at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, on Thursday, June 29, 2017, at 9:00 a.m., local time, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on June 29, 2017. As a shareholder as of May 5, 2017, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Q:	What information is contained in this Proxy Statement?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:	How do I obtain the Company’s Annual Report on Form 10-K?

A:	A copy of the Company’s fiscal 2017 Annual Report on Form 10-K is enclosed.

Shareholders may request another free copy of the fiscal 2017 Annual Report on Form 10-K from:

Guess?, Inc.

Attn: Investor Relations

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-5578

http://investors.guess.com

The Company will also furnish any exhibit to the fiscal 2017 Annual Report on Form 10-K if specifically requested.

Q:	What may I vote on by proxy?

A:	(1) The election of three nominees to serve on the Board;

(2)	Approval of an amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan;

(3)	An advisory vote on the compensation of our named executive officers;

(4)	An advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

(5)	The ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending February 3, 2018 (“fiscal 2018”); and

(6)	If properly presented at the Annual Meeting, a shareholder proposal regarding shareholder approval of future severance arrangements with senior executives.

For a shareholder proposal to be properly presented at the Annual Meeting, the shareholder that submitted the proposal (or a qualified representative of that shareholder) must appear at the Annual Meeting to present the proposal. Pursuant to the bylaws of the Company (the “Bylaws”), the chairperson of the Annual Meeting will determine whether any business proposed to be transacted by the shareholders has been properly brought before the Annual Meeting and, if the chairperson should determine it has not been properly brought before the meeting, the business will not be presented for shareholder action at the meeting, even if we have received proxies in respect of the vote on such matter.

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends that you vote your shares:

(1)	FOR the election of the three nominees to serve on the Board;

(2)	FOR the approval of the amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan;

(3)	FOR the advisory resolution approving the compensation of our named executive officers;

(4)	EVERY ONE YEAR for the frequency of future advisory votes on the compensation of our named executive officers;

(5)	FOR the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal 2018; and

(6)	AGAINST the shareholder proposal regarding shareholder approval of future severance arrangements with senior executives.

Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted as recommended by the Board.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on May 5, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How many shares can vote?

A:	As of the Record Date, 83,255,709 shares of common stock (the “Common Stock”) of the Company, the only voting securities of the Company, were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held.

Q:	How do I vote?

A:	You are eligible to vote at the Annual Meeting using one of four methods:

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided; or

•	Voting in Person. To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting. Please note that if your shares are held by a broker or other nominee you must present a legal proxy from such broker or nominee in order to be able to vote at the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 1:00 a.m. Eastern Time on June 29, 2017. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card. All proxies will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Notifying the Corporate Secretary of the Company in writing;

•	Returning a later-dated proxy card;

•	Entering a later-dated Internet or telephone vote; or

•	Voting in person.

Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.

Q:	What if my shares are held in “street name?”

A:	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	What shares are included on the proxy card(s)?

A:	The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s) or vote by Internet, telephone or in person at the Annual Meeting, your shares will not be voted.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. If you intend to vote by return mail, sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent:

Computershare

P.O. Box 30170

College Station, TX 77842-3170

(877) 282-1168 or

(781) 575-4593

www.computershare.com/investor

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another shareholder, you may receive only one set of proxy materials (including our fiscal 2017 Annual Report on Form 10-K and this Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials at:

Guess?, Inc.

Attn: Investor Relations

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-5578

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials in the future.

Q:	What is a “quorum?”

A:	A “quorum” is a majority of the outstanding shares entitled to vote. They may be present at the Annual Meeting or represented by proxy. A quorum must have been established in order to consider any matter at the Annual Meeting.

Q:	What is required to approve each proposal?

A:	The three candidates for director receiving the most votes will be elected directors of the Company. Shareholders may not cumulate their votes.

With respect to the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.

All other proposals require the affirmative “for” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. Please note, however, that all the proposals, except the for the proposal concerning the election of the three nominees to serve on the Board and the proposal to approve the amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan, are advisory only and will not be binding. The results of the votes on these proposals will be taken into consideration by the Company, our Board or the appropriate committee of our Board, as applicable, when making future decisions regarding these matters.

A properly executed proxy marked “Abstain” with respect to any proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

Q:	What is the impact of not casting your vote if you hold shares beneficially in street name?

A:	If you hold your shares in street name and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine. None of the proposals except the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor (Proposal No. 5) are considered routine matters. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote with respect to any of these non-routine matters, no votes will be cast on your behalf for these matters. These “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares entitled to vote on a particular proposal. Your broker is expected to have discretion to vote any uninstructed shares on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor (Proposal No. 5).

Your broker will provide you with directions on voting your shares, and you should instruct your broker to vote your shares according to those instructions.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card will give authority to each of Sandeep Reddy, our Chief Financial Officer, and Jason T. Miller, our General Counsel and Secretary, to vote on such matters at their discretion.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than January 26, 2018. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Guess?, Inc.

Attn: Corporate Secretary

1444 South Alameda Street

Los Angeles, California 90021

For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to approve that proposal, provide the information required by the Bylaws and give timely notice to the Corporate Secretary of the Company in accordance with the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•	Not earlier than March 31, 2018, and

•	Not later than the close of business on April 30, 2018.

If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating and Governance Committee in accordance with the procedures set forth in the Bylaws, as summarized under the caption “Corporate Governance and Board Matters—Consideration of Director Nominees—Shareholder Nominees” herein.

Copy of Bylaw Provisions: You may contact the Company’s Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Bylaws also are available on the Company’s website at http://investors.guess.com.

Q:	How is the Company soliciting proxies for the Annual Meeting?

A:	This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail or personal interview by the directors, officers and employees of the Company and its affiliates (none of whom will receive additional compensation for the solicitation) or from other third party proxy solicitors (in exchange for customary fees for such services). The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders. We may incur other expenses in connection with the solicitation of proxies for the Annual Meeting.

Q:	How can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and publish preliminary and/or final voting results (as available) in a Current Report on Form 8-K within four business days following the Annual Meeting.

Q:	How may I communicate with the Company’s Board or the non-management directors on the Company’s Board?

A:	You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

Q:	What is the Company’s fiscal year?

A:	The Company’s fiscal year is the 52- or 53-week period that ends on the Saturday nearest to January 31 of each year. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company’s fiscal calendar.

IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

Throughout this Proxy Statement, we make “forward-looking” statements, which are not historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations, analyses and other information based on current plans, forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our current business strategies and strategic initiatives, goals, future prospects, global cost reduction and profitability efforts, capital allocation plans and cash needs. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “pending,” “plan,” “predict,” “project,” “strategy,” “will,” “would,” and other similar terms and phrases, including references to assumptions.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. These forward-looking statements may include, among other things, statements or assumptions relating to: our expected results of operations; the accuracy of data relating to, and anticipated levels of, future inventory and gross margins; anticipated cash requirements and sources; cost containment efforts; estimated charges; plans regarding store openings, closings, remodels and lease negotiations; plans regarding business growth, international expansion and capital allocation; plans regarding supply chain efficiencies and global planning and allocation; e-commerce, digital and omni-channel initiatives; business seasonality; results and risks of current and future litigation; industry trends; consumer demands and preferences; competition; currency fluctuations and related impacts; estimated tax rates, results of tax audits and other regulatory proceedings; raw material and other inflationary cost pressures; consumer confidence; and general economic conditions. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Important factors that could cause or contribute to such differences include those discussed under “Part I, Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the Fiscal Year Ended January 28, 2017.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON JUNE 29, 2017

This Proxy Statement and our Annual Report on Form 10-K for the Fiscal Year Ended January 28, 2017 are available at www.edocumentview.com/ges.

PROPOSAL NO. 1: ELECTION OF THREE DIRECTORS

(Item 1 on Proxy Card)

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms (Classes I, II and III), with each class to be as nearly equal in number as possible. The Bylaws authorize a Board of Directors consisting of not less than three or more than fifteen directors. The Board of Directors currently consists of eight members, of whom Gianluca Bolla and Maurice Marciano are Class I directors; Anthony Chidoni, Joseph Gromek and Paul Marciano are Class II directors; and Victor Herrero, Kay Isaacson-Leibowitz and Alex Yemenidjian are Class III directors. The terms for the Class III directors are scheduled to expire at the Annual Meeting.

The Board has nominated each of the current Class III directors, Victor Herrero, Kay Isaacson-Leibowitz and Alex Yemenidjian, for re-election at the Annual Meeting, to serve for three-year terms to expire at the 2020 annual meeting and until their respective successors shall have been elected and qualified.

Mr. Herrero is the Company’s Chief Executive Officer. Ms. Isaacson-Leibowitz and Mr. Yemenidjian are not employed by or otherwise affiliated with the Company, except in their capacity as directors. Each of the nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the nominees and the continuing directors whose terms expire in 2018 and 2019 is set forth under the heading “Directors and Executive Officers” herein.

The nominees will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. If any of the nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate. In no event will the shares represented by the proxies be voted for more than three directors at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the election of each of the three nominees.

PROPOSAL NO. 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT

OF THE GUESS?, INC. 2004 EQUITY INCENTIVE PLAN

(Item 2 on Proxy Card)

Shareholders are being asked to approve the amended and restated Guess?, Inc. 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”), which was adopted, subject to shareholder approval, by the Board of Directors on May 19, 2017. The 2004 Equity Incentive Plan includes the following amendments:

•	Increase in Share Limits. As of April 30, 2017, a total of 1,156,052 shares of the Company’s Common Stock were then available for new award grants under the 2004 Equity Incentive Plan. The proposed amended and restated 2004 Equity Incentive Plan would increase the number of shares of the Company’s Common Stock available for award grants under the 2004 Equity Incentive Plan by an additional 14,100,000 shares.

•	Change in Share-Counting Provisions. The proposed amended and restated 2004 Equity Incentive Plan would provide that shares issued in respect of any “full-value award” (which includes awards other than options and stock appreciation rights (“SARs”)) granted on or after May 1, 2017 would be counted against the aggregate share limit referred to above as 3.54 shares for every 1 share actually issued in connection with the award (i.e., if a restricted stock unit award was granted on or after May 1, 2017 and later became vested and payable with respect to 100 shares, 354 shares would be charged against the aggregate share limit described above).

•	Extension of Plan Term. The Company’s authority to grant new awards under the 2004 Equity Incentive Plan, as currently in effect, is scheduled to expire on May 20, 2024. The proposed amended and restated 2004 Equity Incentive Plan would extend the Company’s ability to grant new awards under the plan through May 19, 2027.

•	Extension of Special Performance-Based Award Feature. One feature of the 2004 Equity Incentive Plan is that it enables the Company to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) (“Section 162(m)”) of the U.S. Internal Revenue Code (the “Internal Revenue Code”). These awards are referred to as “Special Performance-Based Awards” and are in addition to stock options and SARs, separately authorized under the 2004 Equity Incentive Plan, that may also qualify as performance-based compensation for Section 162(m) purposes. See “Summary Description of the 2004 Equity Incentive Plan—Special Performance-Based Awards” below. If shareholders approve the 2004 Equity Incentive Plan proposal, the Special Performance-Based Award feature of the 2004 Equity Incentive Plan will be renewed and extended through the first annual meeting of the Company’s shareholders that occurs in 2022 (this expiration time is earlier than the general expiration date of the 2004 Equity Incentive Plan (as proposed to be amended pursuant to this proposal) and is required under applicable tax rules).

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2004 Equity Incentive Plan are an important attraction, motivation and retention tool for participants in the plan. As discussed in “Compensation Discussion and Analysis” below, our long-term equity incentives help align our Named Executive Officers’ interests with those of our shareholders, help hold executives accountable for performance, and help us attract, motivate and retain executives. Our Board of Directors approved the foregoing proposed amended and restated 2004 Equity Incentive Plan based on a belief that the number of shares currently available for new award grants under the 2004 Equity Incentive Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. Our Board of Directors believes that the proposed amended and restated 2004 Equity Incentive Plan will give us greater flexibility to structure future incentives and better attract, retain and reward our executives and key employees.

If shareholders do not approve this 2004 Equity Incentive Plan proposal, the Company will continue to have the authority to grant awards under the 2004 Equity Incentive Plan as it was previously in effect, without giving effect to the proposed amendment and restatement.

Summary Description of the 2004 Equity Incentive Plan

The principal terms of the proposed amended and restated 2004 Equity Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the proposed amended and restated 2004 Equity Incentive Plan, which appears as Appendix A to this Proxy Statement.

Purpose. The purpose of the 2004 Equity Incentive Plan is to promote the success of the Company and the interests of our shareholders by providing an additional means for us to attract, motivate, retain and reward officers, key employees and other eligible persons through the grant of awards and incentives, to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of our Common Stock.

Administration. The 2004 Equity Incentive Plan may be administered by our Board of Directors or one or more committees appointed by our Board of Directors (or a subcommittee appointed by another committee acting within its delegated authority). Our Board of Directors has delegated general administrative authority for the 2004 Equity Incentive Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2004 Equity Incentive Plan to another committee of directors. (The appropriate acting body, be it the Board of Directors or a committee within its delegated authority is referred to in this proposal as the “Administrator.”)

The Administrator has broad authority under the 2004 Equity Incentive Plan with respect to award grants including, without limitation, the authority:

•	to determine eligibility, select participants and determine the type(s) and form(s) of award(s) that they are to receive;

•	to grant awards, determine the number of shares that are to be subject to share-based awards, and the price (if any) to be paid for any shares or the award;

•	to determine the terms and conditions of each award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and including the authority to grant an award that is fully-vested at grant or to amend the terms and conditions of an award after the granting thereof to a participant in a manner that is not materially adverse to the rights of such participant in such award (including, without limitation, the authority to accelerate vesting, modify or extend the term of such award, and waive the Company’s rights with respect to such award);

•	to specify and approve the form and provisions of the award agreements delivered to participants in connection with their awards;

•	to determine whether, and the extent to which, certain adjustments or other actions with respect to awards may be required or advisable upon the occurrence of certain events;

•	to acquire or settle rights under awards (subject to the repricing prohibitions described below); and

•	to construe and interpret any award agreement delivered under the 2004 Equity Incentive Plan, to prescribe, amend and rescind rules and procedures relating to the 2004 Equity Incentive Plan, to vary the terms of awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions or any other factors or circumstances that the Administrator may determine to be appropriate, and to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the 2004 Equity Incentive Plan.

Any action taken by the Administrator pursuant to the 2004 Equity Incentive Plan will be conclusive and binding on all persons.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to in “Adjustments” below, or any repricing that may be approved by shareholders) will the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the 2004 Equity Incentive Plan include officers and employees of the Company or any of its affiliates and certain consultants and advisors to the Company or any of its affiliates. Approximately 14,300 employees and consultants of the Company and its subsidiaries are currently considered eligible to receive awards under the 2004 Equity Incentive Plan. Approximately 270 current employees of the Company and its subsidiaries (including all of the Company’s officers) hold awards previously granted under the 2004 Equity Incentive Plan. In determining who will receive awards, the Company balances (1) the desire to link award holder interests with shareholder interests with (2) competitive considerations and a desire to minimize the potential dilutive impact of the plan.

Authorized Shares; Limits on Awards. The maximum number of shares of the Company’s Common Stock that may be issued or transferred pursuant to awards under the 2004 Equity Incentive Plan, as previously in effect, was 15,000,000 shares. As of April 30, 2017, a total of 7,296,417 shares of the Company’s Common Stock were then subject to outstanding awards granted under the 2004 Equity Incentive Plan, 6,547,531 shares had previously been issued in connection with the exercise, vesting or payment of awards (net of shares withheld for taxes) since the initial adoption of the plan in 2004, and 1,156,052 shares of the Company’s Common Stock were then available for new award grants under the 2004 Equity Incentive Plan. If shareholders approve this 2004 Equity Incentive Plan proposal, the number of shares of the Company’s Common Stock that may be issued or transferred pursuant to awards under the 2004 Equity Incentive Plan will increase by 14,100,000 shares, so that the new aggregate share limit for the 2004 Equity Incentive Plan will increase from 15,000,000 shares to 29,100,000 shares (the “Share Limit”).

In addition, if shareholders approve this 2004 Equity Incentive Plan proposal, any shares of the Company’s Common Stock issued under the 2004 Equity Incentive Plan in respect of a Full-Value Award granted under the plan on or after May 1, 2017 will count against the Share Limit as 3.54 shares for every one share actually issued in connection with such award. A “Full-Value Award” means any award granted under the 2004 Equity Incentive Plan that is not a stock option or SAR. Shares issued in respect of a stock option or SAR granted under the 2004 Equity Incentive Plan will continue to count against the Share Limit on a one-for-one basis.

The following other limits are also contained in the 2004 Equity Incentive Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 10,000,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the Share Limit described above.

•	The maximum number of shares subject to options and SARs that may currently be granted during any calendar year to a participant under the plan is 1,000,000 shares.

•	The maximum number of shares of Common Stock that may be delivered pursuant to performance-based awards within the meaning of Section 162(m) (other than qualifying options and qualifying SARs and other than cash awards covered by the following sentence) that may be granted to a participant in any calendar year shall not exceed 1,000,000 shares, either individually or in the aggregate.

•	Special Performance-Based Awards under Section 13 of the 2004 Equity Incentive Plan payable only in cash and not related to shares and paid to a participant in any fiscal year of the Company will not provide for payment of more than $5,000,000.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2004 Equity Incentive Plan. Except as provided in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2004 Equity Incentive Plan will not count against the Share Limit and will again be available for subsequent awards under the 2004 Equity Incentive Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any stock option or SAR granted under the 2004 Equity Incentive Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the tax withholding obligations related to any stock option or SAR granted under the 2004 Equity Incentive Plan, will count against the Share Limit and are not available for subsequent awards under the 2004 Equity Incentive Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any Full-Value Award granted under the 2004 Equity Incentive Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the minimum tax withholding obligations related to any Full-Value Award granted under the 2004 Equity Incentive Plan, will not count against the Share Limit and will be available for subsequent awards under the 2004 Equity Incentive Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under the 2004 Equity Incentive Plan, the number of shares delivered with respect to the award will be counted against the Share Limit applying the premium counting rule for Full-Value Awards. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding under the plan when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 177 shares (50 multiplied by 3.54) will be counted against the Share Limit.) To the extent that shares are delivered pursuant to the exercise of a SAR or stock option, the number of underlying shares as to which the exercise related shall be counted against the Share Limit, as opposed to only counting the shares actually issued. (For purposes of clarity, if a SAR relates to 100,000 shares, is to be settled in Common Stock, and is exercised in full at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the Share Limit with respect to such exercise.) The Company may not increase the 2004 Equity Incentive Plan’s Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise). Shares subject to a Full-Value Award granted under the 2004 Equity Incentive Plan that become available for subsequent awards under the plan on or after May 1, 2017 because of the expiration, termination, or forfeiture of the award, or for other reasons described above, will restore the Share Limit on an equivalent basis of 3.54 shares for every one share subject to the award that becomes so available.

The 2004 Equity Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2004 Equity Incentive Plan.

Types of Awards. The 2004 Equity Incentive Plan authorizes stock options, SARs, restricted stock, stock units, performance shares, performance stock units, and special performance-based awards pursuant to Section 13 of the 2004 Equity Incentive Plan. In general, an option or SAR will expire, or other award will vest, not more than ten years after the date of grant. The 2004 Equity Incentive Plan permits participants to pay the exercise price of an option or the cash purchase price (if any) of any shares in one or a combination of cash, check, by notice and third party payment, if permitted by the Administrator, by the delivery of Common Stock already owned by the participant or by reducing the number of shares that would have otherwise been received by the participant. Shares may also be issued solely for services or any other form of consideration that is permitted by applicable law. Subject to the terms and conditions set forth by the Administrator and in the 2004 Equity Incentive Plan and subject to compliance with applicable law and regulation, the 2004 Equity Incentive Plan permits loans to participants to finance awards or stock purchases.

A stock option is the right to purchase shares of Common Stock at a future date at a specified price per share (the “exercise price”). An option may either be an incentive stock option or a non-qualified stock option. The per share exercise price of a stock option may not be less than the fair market value of a share of the Common Stock on the date of grant. The exercise price of a non-qualified stock option will be determined by the Administrator on the date of grant. The maximum term of an option is ten years from the date of grant. Incentive stock option benefits are taxed differently from non-qualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards under the 2004 Equity Incentive Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the 2004 Equity Incentive Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Administrator at the time of grant of the SAR, provided that such base price may not be less than the fair market value of a share of the Common Stock on the date of grant. SARs may be granted in connection with other awards or independently. The maximum term of a SAR is ten years from the date of grant. A SAR granted in connection with an option is only exercisable if and to the extent that the related option is exercisable. Upon exercise of a SAR, the holder receives the positive spread value in Common Stock (valued at fair market value at date of exercise), in cash, or in a combination of Common Stock and cash.

A restricted stock award is an award typically for a fixed number of shares of Common Stock, which may be subject to vesting or other restrictions. The Administrator must specify the price, if any, or services the recipient must provide for the shares of restricted stock, any vesting conditions (which may include, among others, the passage of time or specified performance objectives or both) and any other restrictions (for example, restrictions on transfer) imposed on the shares. Unless the Administrator otherwise provides in an award agreement, a restricted stock award confers voting and dividend rights prior to vesting.

A stock unit award is a non-voting unit of measurement which is generally payable in an equivalent number of shares of Common Stock upon the satisfaction of any applicable vesting requirements. The Administrator must specify any conditions on vesting (which may include, among others, the passage of time or specified performance objectives or both) and any other restrictions (for example, restrictions on transfer) imposed on the stock units. The Administrator may provide for dividend equivalent rights in connection with any stock unit award.

The other types of awards that may be granted under the 2004 Equity Incentive Plan include performance share awards, as described below, and other awards granted consistent with Section 13 of the 2004 Equity Incentive Plan.

The Administrator may permit a deferred payment of an award. The Administrator may grant an award under the 2004 Equity Incentive Plan that is fully vested at grant. The Administrator, in making or amending an award, may determine the effect of a termination of service (including retirement) on the rights and benefits under the award and in doing so may make distinctions based upon the cause of termination or other factors.

Special Performance-Based Awards. Section 162(m) disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year, unless certain performance and other requirements are met. Compensation that qualifies as “performance-based,” however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

Under the 2004 Equity Incentive Plan, the Administrator may grant awards with performance-based vesting or payment requirements (“Special Performance-Based Awards”) that are intended to satisfy the “performance-based” exception under Section 162(m). These Special Performance-Based Awards can be equity-based or cash-based and are in addition to stock options and SARs, separately authorized under the 2004 Equity Incentive Plan, which may also qualify as performance-based for Section 162(m) purposes, and may be in the form of restricted stock, SARs, performance stock, performance units, cash-denominated awards, or other rights, whether or not related to stock values or appreciation, and whether payable in cash, Common Stock or a combination thereof.

There can be no assurance, however, that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible and the Company has no obligation to qualify any compensation as performance-based under Section 162(m).

The vesting or payment of Special Performance-Based Awards (other than options or SARs) may depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis (or any combination of the foregoing). The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. Under the proposed amended and restated 2004 Equity Incentive Plan, the Administrator may set performance goals for Special Performance-Based Awards based on any one or more of the following criteria (any of which may be expressed on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, and any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period): net earnings (before or after interest, taxes, depreciation and/or amortization), operating earnings or income (before or after taxes), absolute and/or relative return on equity or assets or on net investment income, cost containment or reduction, earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), pretax profits, earnings growth, stock price, stock price growth, total stockholder return, gross or net profit margin, operating margin, gross revenue or revenue growth, sales (including same store or comparable sales) or sales growth, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. To the extent provided by the Administrator in the applicable award agreement, performance targets and/or performance measurements may be adjusted to mitigate circumstances or events that occur during the applicable performance period such as, without limitation, material, unusual or nonrecurring gains and losses, and to exclude or include the effect of accounting changes or other items specified by the Administrator at the time of establishing the targets.

Special Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “—Authorized Shares; Limits on Awards” above). Before any Special Performance-Based Award (other than an option or SAR) is paid and to the extent the compensation is intended to qualify as performance-based compensation within the meaning of Section 162(m), the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Special Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

One of the requirements of the “performance-based exception” under Section 162(m) is shareholder approval of the plan under which the awards are granted. In the case of Special Performance-Based Awards, shareholders must also approve the material terms of the performance goals pursuant to which compensation is paid under the awards. For this purpose, these material terms include the employees eligible to receive Special Performance-Based Awards, a description of the business criteria on which the performance goal is based, and the maximum compensation that can be paid to an employee under the performance goal during any specified period (each, as disclosed above as to the Special Performance-Based Award feature of the 2004 Equity Incentive Plan). In order to grant Special Performance-Based Awards, the Company is required to obtain this approval at least every five years. The Company’s shareholders last approved the material terms of the performance goals for Special Performance-Based Awards under the 2004 Equity Incentive Plan at the Company’s 2014 annual meeting of shareholders. Approval of this 2004 Equity Incentive Plan proposal will constitute approval of the material terms of the performance goals in the 2004 Equity Incentive Plan and the extension of the Special Performance-Based Award feature of the 2004 Equity Incentive Plan through the Company’s first annual meeting of shareholders that occurs in 2022.

Acceleration of Awards; Possible Early Termination of Awards. The proposed amended and restated 2004 Equity Incentive Plan generally provides that if a “change in control” of the Company occurs in which the Company does not survive (or does not survive as a public company in respect of its Common Stock), awards then-outstanding under the plan and granted after May 19, 2017 will not automatically become fully vested pursuant to the provisions of the plan so long as such awards are assumed, substituted for or otherwise continued. However, if such awards then-outstanding under the 2004 Equity Incentive Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested, subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Equity Incentive Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. A change in control generally includes (subject to certain exceptions and as more specifically defined in the plan):

•	an acquisition by any person of beneficial ownership of both (i) 35% or more of the voting stock of the Company and (ii) more shares of Common Stock or voting power of the Company than are at such time beneficially owned by Maurice Marciano, Paul Marciano and certain members of their family and affiliates;

•	certain changes in a majority of the Board;

•	a liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets; or

•	a merger or consolidation of the Company involving more than a 50% change in ownership.

Transfer Restrictions. Subject to certain exceptions contained in Section 15 of the 2004 Equity Incentive Plan, awards under the 2004 Equity Incentive Plan generally are not transferable by the recipient other than to the Company or by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to permit certain transfers of awards to family members and former family members of the award recipient.

Adjustments; Dividend Rights. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2004 Equity Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are generally subject to adjustment in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, reclassification, merger, combination, consolidation, conversion, stock split, reverse stock split, combination, extraordinary dividend or distribution, spinoff, split-up or exchange of shares. Other than for these adjustments, dividend equivalent rights may not be granted with respect to a stock option or SAR under the 2004 Equity Incentive Plan. Dividend or dividend equivalent rights may be granted with respect to other awards under the 2004 Equity Incentive Plan, provided that any such rights as to an unvested restricted stock or stock unit awards that are subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate.

No Limit on Other Authority. The 2004 Equity Incentive Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s Common Stock, under any other plan or authority.

Termination of or Changes to the 2004 Equity Incentive Plan. The Board of Directors may amend or terminate the 2004 Equity Incentive Plan at any time and in any manner except that no amendment or termination will be effective without shareholder approval to the extent shareholder approval is required by law. The authority to grant new awards under the 2004 Equity Incentive Plan is currently scheduled to terminate on May 20, 2024. The proposed amended and restated 2004 Equity Incentive Plan would extend the Company’s ability to grant new awards under the 2004 Equity Incentive Plan through May 18, 2027. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing of a stock option or SAR), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2004 Equity Incentive Plan

The U.S. federal income tax consequences of the 2004 Equity Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to non-qualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2004 Equity Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock units are taxed when shares of Common Stock are delivered in payment of vested stock units; and cash and stock-based performance awards, stock units, and other types of awards are generally subject to tax at the time of payment. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2004 Equity Incentive Plan in connection with a “change in control” (as this term is used under the Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits under the 2004 Equity Incentive Plan

The Company has not approved any awards that are conditioned upon shareholder approval of this 2004 Equity Incentive Plan proposal. The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees under the 2004 Equity Incentive Plan. If the proposed amended and restated 2004 Equity Incentive Plan had been in effect in fiscal 2017, the Company expects that its award grants for fiscal 2017 would not have been different from those actually made in that year under the 2004 Equity Incentive Plan. For information regarding the stock-based awards granted to the Company’s Named Executive Officers during fiscal 2017, see “Executive and Director Compensation—Grants of Plan-Based Awards in Fiscal 2017” below. For information regarding past awards made under the 2004 Equity Incentive Plan, see the “Aggregate Past Grants Under the 2004 Equity Incentive Plan” table below.

Potential Dilution

“Overhang” refers to the number of shares of the Company’s Common Stock that are subject to outstanding awards or remain available for new award grants. “Burn rate” refers to the number of shares of the Company’s

Common Stock subject to awards that the Company grants over a particular period of time. The Company also maintains the Guess?, Inc. Non-Employee Directors’ Compensation Plan (the “Director Plan”). The following paragraphs include additional information, including regarding overhang and burn rate, to help shareholders assess the potential dilutive impact of the Company’s equity awards and the proposed amended and restated 2004 Equity Incentive Plan.

The following table shows the total number of shares of the Company’s Common Stock that were (i) subject to outstanding restricted stock unit and unvested restricted stock awards with only time-based vesting requirements, (ii) subject to outstanding performance-based vesting restricted stock unit awards (at the targeted level of performance), (iii) subject to outstanding stock options, and (iv) then available for new award grants, in each case individually and in the aggregate taking both the 2004 Equity Incentive Plan and the Director Plan into account as of April 30, 2017.

	2004 Equity Incentive Plan (As of April 30, 2017)	Director Plan (As of April 30, 2017)	Total (As of April 30, 2017)
Shares subject to outstanding restricted stock and restricted stock unit awards (excluding those with performance-based vesting conditions)	1,531,224	87,660	1,618,884

Shares subject to outstanding restricted stock and restricted stock unit awards with performance-based vesting conditions (at the targeted level of performance)	1,706,531	—	1,706,531

Shares subject to outstanding stock options	4,058,662 (with a weighted-average remaining term of 7.66 years and a weighted-average exercise price of $20.11)	—	4,058,662 (with a weighted-average remaining term of 7.66 years and a weighted-average exercise price of $20.11)

Shares available for new award grants	1,156,052	495,050	1,651,102

The following table shows, for each of the last three fiscal years and to-date (as of April 30, 2017) for fiscal 2018: (1) the number of shares of the Company’s Common Stock subject to awards that the Company granted under the 2004 Equity Incentive Plan and the Director Plan, in the aggregate, (2) the total number of shares of Common Stock subject to restricted stock and restricted stock unit awards granted under the 2004 Equity Incentive Plan with performance-based vesting conditions that became eligible to vest each year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements), and (3) the basic weighted average number of shares of the Company’s Common Stock issued and outstanding (in the case of fiscal 2018, the presentation is based on the actual (not weighted) number of shares of the Company’s Common Stock issued and outstanding as of April 30, 2017, which is the same number of shares issued and outstanding as of the Record Date of May 5, 2017):

(1)	Fiscal 2018 (to April 30, 2017)	Fiscal 2017	Fiscal 2016	Fiscal 2015
Shares subject to stock option awards granted	1,283,175	655,050	1,288,400	456,950

Shares subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards)(2)	817,185	531,232	647,738	371,945

Shares subject to restricted stock and restricted stock unit awards granted with performance-based vesting conditions that became eligible to vest (subject to the satisfaction of any applicable time-based vesting requirements)	—	116,350	425,866	100,000

Number of Shares of Common Stock Outstanding	83,255,709	83,665,576	84,263,736	84,604,452

(1)	All of the awards reflected in the chart above were granted under the 2004 Equity Incentive Plan, except for the following number of shares subject to awards granted under the Director Plan: in fiscal 2015, 33,295 shares; in fiscal 2016, 59,238 shares; in fiscal 2017, 59,832 shares; and in fiscal 2018 (through April 30, 2017), 87,660 shares. All of such awards granted under the Director Plan were restricted stock and restricted stock unit awards with only time-based vesting requirements. No stock options were granted under the Director Plan in any of those periods. No awards with performance-based vesting conditions have been granted under the Director Plan.
(2)	In addition, the following shares subject to restricted stock and restricted stock unit awards were granted in each period with performance-based vesting conditions (at the targeted level of performance): in fiscal 2015, 259,700 shares; in fiscal 2016, 609,234 shares; in fiscal 2017, 617,066 shares; and in fiscal 2018 (through April 30, 2017), 1,056,042 shares.

In this Proposal No. 2, the number of shares granted pursuant to performance-based vesting restricted stock unit awards, and the number of shares subject to any such awards outstanding on a particular date as well as the number of shares remaining available under the 2004 Equity Incentive Plan for new award grants on any particular date, is based on the targeted level of performance as to such awards.

The Compensation Committee anticipates that the shares of the Company’s Common Stock that will be available for new award grants under the 2004 Equity Incentive Plan if shareholders approve this proposal will provide the Company with flexibility to continue to grant equity awards under the 2004 Equity Incentive Plan through approximately the end of fiscal 2020 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants under the 2004 Equity Incentive Plan in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s Common Stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of our employees, changes in the number of our officers, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, the number of shares that become available for new award grants pursuant to the terms of the plan (for example, as a result of award forfeitures), whether and the extent to which any applicable performance-based vesting requirements are satisfied and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company’s Common Stock as of April 30, 2017 was $11.16 per share.

In addition, as of April 30, 2017, 2,980,316 shares of Common Stock were available for issuance under the Company’s 2002 Employee Stock Purchase Plan.

Aggregate Past Grants Under the 2004 Equity Incentive Plan

As of April 30, 2017, awards covering 19,522,632 shares of the Company’s Common Stock had been granted under the 2004 Equity Incentive Plan. (This number of shares includes all shares subject to awards before giving effect to forfeitures and performance-based awards measured at the targeted level of performance.) The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock and restricted stock units vesting prior to and option and unvested restricted stock and restricted stock units holdings as of that date.

	STOCK OPTIONS				RESTRICTED STOCK/UNITS
	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Number of Shares Underlying Options as of April 30, 2017		Number of Shares/ Units Subject to Past Grants	Number of Shares/ Units Vested as of April 30, 2017	Number of Shares/Units Outstanding and Unvested as of April 30, 2017
Name and Position			Exercisable	Unexercisable
Named Executive Officers:
Paul Marciano, Executive Chairman and Chief Creative Officer	641,300	215,400	401,900	—	2,626,095	1,704,379	739,116
Victor Herrero, Chief Executive Officer	600,000	—	150,000	450,000	909,581	228,849	680,732
Sandeep Reddy, Chief Financial Officer	113,775	—	43,100	70,675	156,310	47,500	108,810
Michael Relich, former Chief Operating Officer	236,950	44,175	—	—	144,950	86,850	—
Total for All Current Executive Officers (3 persons, including the Named Executive Officers)(1):	1,355,075	215,400	595,000	520,675	3,691,986	1,980,728	1,528,658
Non-Executive Director Group(2):
Maurice Marciano	688,700	378,400	145,475	—	271,600	271,600	—
Gianluca Bolla	—	—	—	—	—	—	—
Anthony Chidoni	—	—	—	—	—	—	—
Joseph Gromek	—	—	—	—	—	—	—
Kay Isaacson-Leibowitz	—	—	—	—	—	—	—
Alex Yemenidjian	—	—	—	—	—	—	—
Total for Non-Executive Director Group (6 persons):	688,700	378,400	145,475	—	271,600	271,600	—
Each other person who has received 5% or more of the options, warrants or rights under the 2004 Equity Incentive Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	7,928,480	2,244,976	866,275	1,931,237	5,586,791	2,394,531	1,709,097
Total	9,972,255	2,838,776	1,606,750	2,451,912	9,550,377	4,646,859	3,237,755

(1)	This number includes all of the Named Executive Officers other than Michael Relich, who is no longer an executive officer of the Company.
(2)	Victor Herrero, Kay Isaacson-Leibowitz and Alex Yemenidjian are nominees for re-election at the Annual Meeting.

Equity Compensation Plan Information

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of Common Stock subject to outstanding options and restricted stock unit awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants, in each case, as of January 28, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,140,033	(1)	24.2967	(2)	7,669,663	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	4,140,033		24.2967		7,669,663

(1)	Of these shares, 2,857,012 shares were subject to outstanding stock options and 1,283,021 shares were subject to outstanding restricted stock units. This number does not include 403,183 shares that were subject to then-outstanding, but unvested, restricted stock awards.
(2)	This weighted-average exercise price does not reflect the 1,283,021 shares that will be issued upon the vesting of outstanding restricted stock units.
(3)	Of these shares, (i) 4,092,241 shares were available at January 28, 2017 for future issuance under stock options, SARs, restricted stock awards, stock units, performance share awards or performance units under the Company’s 2004 Equity Incentive Plan, (ii) 2,994,783 shares were available at January 28, 2017 for future issuance pursuant to the Company’s 2002 Employee Stock Purchase Plan and (iii) 582,639 shares were available at January 28, 2017 for future issuance under restricted stock and restricted stock unit awards under the Director Plan.

Vote Required for Approval of the Amended and Restated Guess?, Inc. 2004 Equity Incentive Plan

The Board of Directors believes the proposed amended and restated 2004 Equity Incentive Plan will promote the interests of the Company and our shareholders and will help us and our subsidiaries continue to be able to attract, retain and reward persons important to our success.

Two of the members of our Board of Directors and each of our executive officers is eligible for awards under the 2004 Equity Incentive Plan and thus may have a personal interest in the approval of this proposal.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal is required to approve the proposed amended and restated 2004 Equity Incentive Plan.

The Board of Directors unanimously recommends a vote FOR the approval of the amended and restated Guess?, Inc. 2004 Equity Incentive Plan as described above.

PROPOSAL NO. 3: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS (Item 3 on Proxy Card)

The Company is providing shareholders with an opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers, as such compensation is disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the “Compensation Discussion and Analysis” section of this Proxy Statement).

The basic philosophies that we use to guide the structure of our executive compensation programs are:

•	Competition. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to performance.

•	Alignment with Shareholder Interests. A substantial portion of compensation should be in the form of equity awards that vest over a number of years, thus further aligning the interests of shareholders and executives.

Some of the key highlights of our executive compensation program for fiscal 2017 include:

•	Mr. Paul Marciano’s total compensation for fiscal 2017, as reported in the Summary Compensation Table, was 62% lower than his total compensation for fiscal 2016 (reflecting a reduction in total compensation of more than $6.9 million).

•	Mr. Herrero’s total compensation for fiscal 2017, as reported in the Summary Compensation Table, was 71% lower than his total compensation for fiscal 2016 (reflecting a reduction in total compensation of more than $10.0 million).

•	For fiscal 2017, Mr. Paul Marciano agreed to a substantial 62% reduction in his base salary, to $570,000, and a corresponding reduction in (a) his annual cash bonus opportunity (which is expressed as a percentage of his base salary) and (b) his annual equity opportunity.

•	The Compensation Committee changed the structure of our executive compensation program for fiscal 2016 to directly address input received from our shareholders, including changes that increased the emphasis on performance in the program. The structural changes to executive compensation developed for fiscal 2016 were also incorporated into the Company’s executive compensation program for fiscal 2017.

•	None of the Named Executive Officers received an annual cash incentive award for fiscal 2017, highlighting the rigor of our performance metrics.

•	All of the equity awards granted to Mr. Paul Marciano and to Mr. Herrero for fiscal 2017 included performance-based vesting requirements.

We also believe shareholder interests are further served by other executive compensation related practices that we follow, including our stock ownership guidelines which include holding requirements and our “clawback” policy.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables and the related narrative compensation disclosures, which discuss in more detail the compensation of our Named Executive Officers and the compensation philosophy and policies that are used to determine such compensation.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors will request shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative compensation disclosures.”

This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors unanimously recommends a vote FOR the advisory resolution approving the compensation of the Named Executive Officers.

PROPOSAL NO. 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(Item 4 on Proxy Card)

As described in Proposal No. 3 above, shareholders are being provided the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (referred to as a “say-on-pay” vote).

In 2011, shareholders had the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in the Company’s proxy materials for the Company’s annual meetings of shareholders or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting (referred to as a “say-on-frequency” vote). At the Company’s 2011 annual meeting, shareholders voted to hold a say-on-pay vote every three years, and the Board of Directors determined at that time that the say-on-pay vote would be held every three years. However, based in part on input received from shareholders during investor outreach efforts and other communications, the Board of Directors currently believes that advisory votes on executive compensation should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program.

In accordance with the requirements of Section 14A of the Exchange Act, the Company is required to hold a new say-on-frequency vote at least every six years. Accordingly, this Proposal No. 4 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in the Company’s proxy materials for future annual meetings of shareholders (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, shareholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

Like the say-on-pay vote, this say-on-frequency vote is advisory only and will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when determining the frequency of future say-on-pay votes.

The Board of Directors unanimously recommends a vote to hold future advisory votes on the compensation of the Named Executive Officers EVERY ONE YEAR.

PROPOSAL NO. 5: RATIFICATION OF APPOINTMENT OF

THE INDEPENDENT AUDITOR

(Item 5 on Proxy Card)

The Audit Committee has selected the firm of Ernst & Young LLP (“Ernst & Young”) to act as the Company’s independent auditor for the fiscal year ending February 3, 2018, and recommends that the shareholders vote in favor of such appointment. In making its selection of the independent auditor, the Audit Committee considered whether Ernst & Young’s provision of services other than audit services, including its past and current tax planning and tax advisory services, is compatible with maintaining independence as the Company’s independent registered public accounting firm. Ernst & Young has served as the Company’s independent auditor since March 19, 2007.

Shareholder approval of the selection of Ernst & Young as our independent auditor is not required by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditor. The Audit Committee will consider the results of the shareholder vote for this proposal and, in the event of a negative vote, will reconsider its selection of Ernst & Young. Even if Ernst & Young’s appointment is ratified by the shareholders, the Audit Committee may, at its discretion, appoint a new independent auditing firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

We expect that a representative of Ernst & Young will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as he or she may desire.

The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Independent Registered Public Accountant Fee Summary

Aggregate fees billed to us for the fiscal years ended January 28, 2017 and January 30, 2016 by Ernst & Young LLP, our independent auditor, are as follows (dollars in thousands):

	Year Ended Jan. 28, 2017	Year Ended Jan. 30, 2016
Audit fees(1)	$2,879	$2,745
Audit related fees(2)	41	34
Tax fees(3)	373	468
All other fees(4)	—	—

Total	$3,293	$3,247

(1)	“Audit fees” consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.
(2)	“Audit related fees” consist of fees for services related to employee benefit plans and certain agreed-upon procedures and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal controls that are not reported under “Audit fees.”
(3)	“Tax fees” consist of fees for tax compliance and tax advice. For fiscal 2017, the amount includes $258,000 for tax compliance and preparation services and $115,000 for all other tax related services. For fiscal 2016, the amount includes $320,000 for tax compliance and preparation services and $148,000 for all other tax related services.
(4)	“All other fees” consist of fees for any services not included in the first three categories.

All non-audit services were pre-approved by our Audit Committee pursuant to the pre-approval policies and procedures described below.

The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young during fiscal 2017 was compatible with maintaining auditor independence. In addition to retaining Ernst & Young to audit and review our consolidated financial statements for fiscal 2017, the Company retained Ernst & Young, as well as other accounting firms, to provide other advisory services in fiscal 2017. The Company understands the need for its independent auditor to maintain objectivity and independence in its audit of the Company’s financial statements.

The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approvals are detailed as to the particular service or category of service and the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with the pre-approvals, including the related fees. In addition to regular pre-approvals by the Audit Committee, the Audit Committee Chairperson may also pre-approve services to be performed by the independent auditor on a case-by-case basis, in accordance with authority delegated by the Audit Committee. Approvals made pursuant to this delegated authority are normally reported to the Audit Committee at its next meeting.

The Audit Committee Charter requires that the lead partner assigned to our audit be rotated at least every five years and that other audit partners be rotated at least every seven years.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of the Company’s internal audit function and independent auditor. Management is responsible for the financial reporting process, including the Company’s system of internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements, expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and expressing an opinion on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended January 28, 2017. In addition, we have discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by the AICPA professional standards, Vol. 1 AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, pertaining to communications with audit committees. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and we have discussed with the independent auditor the independent auditor’s independence.

The Audit Committee has met with Ernst & Young to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 for filing with the SEC.

By the Audit Committee,

Anthony Chidoni, Chairperson Gianluca Bolla Alex Yemenidjian

PROPOSAL NO. 6: SHAREHOLDER PROPOSAL REGARDING

EXECUTIVE SEVERANCE ARRANGEMENTS

(Item 6 on Proxy Card)

The Company expects the following shareholder proposal to be presented for consideration at the Annual Meeting. The proposal and supporting statement quoted below were co-submitted by The Teamster Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington D.C. 20001, as the owner of 600 shares of the Company’s Common Stock, and the New York State Common Retirement Fund, 59 Maiden Lane, 30th Floor, New York, NY 10038, as the owner of 62,200 shares of the Company’s Common Stock. The Board of Directors recommends voting AGAINST the proposal, as described in more detail below. The text of the proposal follows:

RESOLVED: That the shareholders of Guess?, Inc. (the “Company”), urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary, plus bonus.

“Future severance agreements” include: employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and, consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT:

We believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times an executive’s base salary, plus bonus, will provide valuable feedback, encourage restraint, and strengthen the hand of the Board’s compensation committee.

According to the Summary of Potential Payments Upon Termination or Change in Control beginning on page 82 of the Company’s 2016 Proxy Statement, if there is a change of control and termination the CEO Paul Marciano would receive a severance payment of three times the sum of his base salary and target annual bonus. According to the Company’s 2016 Proxy Statement, if there had been a change of control and termination on the last business day of fiscal 2016, Mr. Marciano would have received a cash severance of $22.5 million, in addition to payments for equity awards and other benefits.

If you agree with us that the Company should seek shareholder ratification of severance packages with a total cost exceeding 2.99 times an executive’s base salary, plus bonus, then please VOTE FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT AGAINST THIS PROPOSAL:

After careful consideration, the Board of Directors unanimously recommends that shareholders vote AGAINST the proposal. The Board of Directors believes that the proposal is not in the best interests of the Company and its shareholders and opposes it for the reasons described below. We also note that virtually identical proposals were submitted by The Teamster Affiliates Pension Plan at the Company’s 2015 and 2016 annual meetings of shareholders and that, in each of these instances, shareholders overwhelmingly rejected the proposal by more than two-thirds of the votes cast. The Board of Directors believes that shareholder interests are best protected by providing flexibility to the Compensation Committee, which consists solely of independent directors, obtains advice from an independent compensation consultant, and oversees all matters regarding executive compensation, to assess the needs of the Company, the competition for talent and other relevant factors in making decisions regarding whether, and how, to offer severance benefits to executives. In addition, as discussed below, we believe the employment agreements entered into by the Company with Mr. Victor Herrero in July 2015 and with Mr. Paul Marciano in January 2016 demonstrate that the proposal is unnecessary because the cash severance multiplier of 2x in Mr. Herrero’s employment agreement is well below the 2.99x cap the proposal seeks, and the cash severance multiplier of 3x in Mr. Marciano’s employment agreement is nearly identical to the cap the proposal seeks.

We believe that, in certain cases, it is appropriate to provide our key executive officers with severance protections upon certain types of termination of their employment, such as by the Company without cause, by the executive for good reason or in connection with a change in control in order to support our compensation objective of attracting, retaining and motivating qualified executives. These severance protections are negotiated on an individual by individual basis in connection with the negotiation of other employment terms. By restricting the use of this important compensation tool, implementation of the proposal could materially hamper the Company’s ability to attract, retain and motivate the highest quality and most talented senior executive team.

Calling a special meeting of shareholders to obtain prior approval of a severance arrangement that would provide benefits in excess of the specified cap would be expensive and impractical and could severely disadvantage the Company’s ability to recruit qualified executives. Top candidates, when informed that the terms of their compensation arrangements first require shareholder approval, would likely be unwilling to sit on the sidelines pending such approval and may instead seek employment elsewhere, including at one of the Company’s competitors who do not face similar restrictions on their ability to offer severance protection. Even if the severance arrangement could instead be ratified by shareholders after the fact, as the proposal suggests, the potential for shareholders to reject the severance arrangement—potentially many months after entering an agreement—would likely result in the promised severance benefits being viewed by a potential candidate as too uncertain to merit serious consideration. Delay and uncertainty would be injected into the hiring process, disadvantaging the Company in its efforts to recruit and retain the best available executive talent.

It would not be practical simply to avoid shareholder approval by entering into severance arrangements for amounts less than the 2.99x cap. The benefits covered by the proposal include not only cash severance but also the value of prior equity awards that are accelerated upon a severance event. It is invariably the case, particularly with regard to highly sought-after executives, that employment agreements or other severance arrangements require at least partial vesting of equity awards upon certain types of severance events. We consider this appropriate and consistent with market practices given the nature of equity awards, which are generally granted on an annual basis as part of an executive’s total annual compensation opportunity, but structured with multi-year vesting terms to encourage retention. An arrangement that provided for accelerated vesting of stock awards upon severance, even if permitted only on a partial, pro rata basis, would have a higher probability of exceeding the 2.99x cap. In order to implement the proposal and remain competitive in attracting and retaining highly qualified executives, we believe that we would either need to design executive compensation that significantly reduced the role of equity-based pay or reduce or eliminate multi-year vesting requirements for equity-based pay. We believe that shareholder interests are best served by voting AGAINST the proposal so that we can continue to grant equity-based pay with multi-year vesting requirements and remain competitive in attracting and retaining highly qualified executives.

While the proposal addresses future severance agreements, we believe the employment agreements entered into by the Company with Mr. Victor Herrero in July 2015 and with Mr. Paul Marciano in January 2016 demonstrate that the proposal is unnecessary. Under Mr. Herrero’s employment agreement, upon a qualified termination (which generally includes a termination by the Company without cause or by the executive for good reason) of his employment with the Company, he is entitled to a cash severance benefit of two times his annual base salary (two times the sum of his annual base salary plus his annual target bonus amount if the termination of employment occurs within a year before or two years after a change in control of the Company). Under Mr. Paul Marciano’s employment agreement, upon a qualified termination of his employment with the Company, he is entitled to a cash severance benefit of three times the sum of his annual base salary plus his annual target bonus amount. Accordingly, the cash severance multiplier of 2x in Mr. Herrero’s employment agreement is well below the 2.99x cap the proposal seeks, and the cash severance multiplier of 3x in Mr. Marciano’s employment agreement is nearly identical to the cap the proposal seeks. In such circumstances, Mr. Herrero would also be entitled to certain continued life and medical insurance benefits, but we expect the cost of these benefits when added to the cash severance amount described above would still be well less than the 2.99x cap the proposal seeks. In the event of a qualified termination of either executive’s employment, the executive’s employment agreement also provides for payment of a pro-rated bonus for the year in which the termination of employment occurs and accelerated vesting of certain equity awards granted by the Company to the executive. We do not believe it is appropriate to apply the limitation called for by the proposal to the pro-rated bonus because the pro-ration reflects payment for the portion of the year actually worked by the executive and, for the reasons discussed above, we do not believe it is appropriate to apply the limitation called for by the proposal to the acceleration of equity awards.

In addition, during merger, reorganizations and other change in control transactions, in particular, it is important for management to remain focused on protecting shareholders’ interests and not be distracted by concerns about the security of their employment. The rigid and arbitrary limitation called for by the proposal could, by jeopardizing management’s ability to realize a benefit from the equity awards granted as part of their regular compensation opportunities, curtail the Company’s ability to ensure the stability of the key executive management team during any change in control situations.

Finally, the proposal is extraordinarily broad and unclear, purporting to address “severance” payments. A careful reading of the proposal, however, shows that the proposal as written actually impacts much more. Because the payments covered by the proposal do not exclude retirement plan payments, deferred compensation plans, disability benefits, death benefits and other benefits payable at retirement or termination for any other reason, whether or not they were earned and vested prior to the executive’s termination of employment, all of these may be captured by the proposal. Because these amounts could be aggregated in determining whether the payments exceeded the limits of the proposal, it could have the effect of prohibiting payments that are made in connection with a retirement or other termination, whether the amounts were previously earned and vested including, for example, the payment of a death benefit or vested retirement plan payments.

For all the above reasons, the Board of Directors unanimously recommends that the Company’s shareholders vote AGAINST this shareholder proposal.

DIRECTORS AND EXECUTIVE OFFICERS

The directors, director nominees and executive officers of the Company as of May 23, 2017 are as follows:

Name	Age	Position
Paul Marciano	65	Executive Chairman of the Board and Chief Creative Officer
Victor Herrero(1)	48	Chief Executive Officer and Director
Maurice Marciano	68	Director and Chairman Emeritus
Gianluca Bolla	58	Director
Anthony Chidoni	65	Director
Joseph Gromek	70	Director
Kay Isaacson-Leibowitz(1)	70	Director
Alex Yemenidjian(1)	61	Director
Sandeep Reddy	46	Chief Financial Officer

(1)	Victor Herrero, Kay Isaacson-Leibowitz and Alex Yemenidjian have been nominated to stand for re-election at the Annual Meeting.

With respect to the directors and director nominees named above, Gianluca Bolla, Anthony Chidoni, Joseph Gromek, Kay Isaacson-Leibowitz and Alex Yemenidjian are deemed to be “independent” directors under the director independence standards of the NYSE.

Maurice Marciano was one of the founders of the Company in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his role as executive Chairman of the Board from 2007 until January 28, 2012. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer, together with his brother, Paul Marciano. Mr. Marciano retired as an employee and executive of the Company in January 2012. Following his retirement and until January 28, 2015, he provided consulting services to the Company under the terms of a consulting agreement originally entered into in connection with his retirement. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993) and currently serves as Chairman Emeritus of the Board. His present term as a Class I director will expire at the 2018 annual meeting of shareholders. As a co-founder and leader within the Company for over 30 years, Mr. Marciano brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board. His strategic vision and global approach have been instrumental in helping the Board to effectively oversee the overall business and direction of the Company.

Paul Marciano joined the Company two months after its inception in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his current role as Executive Chairman of the Board and Chief Creative Officer, positions he has held since August 2015. From 2007 until August 2015, Mr. Marciano served as Chief Executive Officer and Vice Chairman of the Board, and between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Marciano has also served as a director of the Company since 1990. His present term as a Class II director will expire at the 2019 annual meeting of shareholders. Like his brother, Maurice Marciano, Mr. Marciano brings to the Board a vast amount of knowledge and experience accumulated over the life of the Guess brand. Mr. Marciano’s leadership as Executive Chairman and Chief Creative Officer provides a direct and valuable link between management and the Board and his creative and strategic vision for the brand help to guide the Board’s overall approach.

Victor Herrero has served as the Company’s Chief Executive Officer since August 2015. Prior to joining the Company, Mr. Herrero held several positions with Inditex Group, the world’s largest fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka, and Stradivarius. From September 2012 until July 2015, Mr. Herrero served Inditex Group as its Head of Asia Pacific, where he was responsible for all aspects of the Asia business for all brands. Prior to that position, Mr. Herrero served as Inditex Group’s Head of North Asia and India from May 2010 to August 2012, where he was responsible for all aspects of the business in those markets.

Mr. Herrero joined Inditex Group in 2003 and served in a variety of other capacities during his tenure there. Prior to joining Inditex Group, Mr. Herrero served as a management consultant for Arthur Andersen in Asia from 1998 to 2002. Mr. Herrero holds an M.B.A. from the Kellogg School of Management at Northwestern University, a B.A. in Business Administration from the Ecole Superieure de Commerce de Paris in Paris, France, and a Bachelor’s of Law Degree from the Universidad de Zaragoza in Spain. Mr. Herrero has also served as a director of the Company since August 2015. His present term as a Class III director will expire at the Annual Meeting. Mr. Herrero’s extensive global retail experience in the apparel industry and his intimate knowledge of the Company’s operations as its Chief Executive Officer provide valuable strategic and operational insights to the Board.

Gianluca Bolla has been a shareholder and director of Accord Management, S.r.L., an Italian private equity firm that specializes in the Italian mid-market, since the end of 2008. In addition, since 1994, Mr. Bolla has been a shareholder and director of Valdo Spumanti S.r.l., a leading producer of Prosecco, an Italian dry sparkling wine. Mr. Bolla has also served as a member of the board of directors of Deoleo, S.A., a Spanish multinational olive oil processing company, since 2016. From 1988 until 2007, Mr. Bolla held a number of executive positions with various subsidiaries of Barilla Holding S.p.A. (“Barilla”), a privately-held Italian food company with global revenues at the time of over €4 billion. He ultimately served from 2001 until 2007 as Chief Executive Officer of Barilla G. e R. Fratelli S.p.A., a global business with revenues at the time of over €2.5 billion. Prior to joining Barilla, Mr. Bolla was a corporate finance associate for two years with Salomon Brothers Inc., where he started after receiving his M.B.A. from the UCLA Graduate School of Management. Mr. Bolla has served as a director of the Company since April 2010 and his present term as a Class I director will expire at the 2018 annual meeting of shareholders. As the Company continues its global expansion throughout Europe and beyond, Mr. Bolla’s experience as the Chief Executive Officer of a large global business based in Italy provides the Board with a valuable and unique perspective into international growth and management.

Anthony Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the Company since November 2002 and his present term as a Class II director will expire at the 2019 annual meeting of shareholders. Mr. Chidoni’s extensive background in investment banking and more recently as the principal and owner of a private hedge fund provides the Board with a valuable Wall Street perspective, a broad and deep insight into the capital markets and direct experience performing detailed review and analysis of public company financial statements.

Joseph Gromek served as President, Chief Executive Officer and director of The Warnaco Group, Inc., a global apparel company, from 2003 until his retirement in 2012. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc., a private clothing manufacturer and retail company. Prior to that time, he held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor Stores, Inc. Mr. Gromek is currently a member of the board of directors of Wolverine World Wide, Inc., a global footwear company; and a member of the board of directors of The Children’s Place Retail Stores, Inc., a children’s specialty apparel retailer. Among his many philanthropic and civic affiliations, Mr. Gromek is a member of the board of directors of Ronald McDonald House and the board of governors of the Parsons School of Design, and he is the chairman of the board of trustees of The New School. Mr. Gromek has served as a director of the Company since April 2014 and his present term as a Class II director will expire at the 2019 annual meeting of shareholders. As a leading professional in the apparel sector for more than a quarter century, including extensive executive and director service with several global, multi-channel companies, Mr. Gromek brings a wealth of valuable experience to the Board that is particularly well-suited for the Company’s global, multi-channel business.

Kay Isaacson-Leibowitz served as Executive Vice President of Beauty Niches for Victoria’s Secret, a leading specialty retailer of women’s intimate and other apparel, from July 2003 to July 2005. From 1995 to

2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria’s Secret. From 1994 to 1995, she served as acting President and Senior Vice President of Merchandising for Banana Republic, a division of The Gap, Inc. From 2004 until 2014, Ms. Isaacson-Leibowitz served as a director of Coldwater Creek, a multi-channel specialty retailer of women’s apparel and accessories in the United States, primarily targeting women 35 years of age and older. She is also a co-founder, co-chairperson and board member for World of Children, a non-profit organization devoted to children globally. Ms. Isaacson-Leibowitz has served as a director of the Company since July 2006 and her present term as a Class III director will expire at the Annual Meeting. Ms. Isaacson-Leibowitz’s extensive career in the retail industry, and in particular as an executive and senior merchant for brands such as Victoria’s Secret and Banana Republic, allows her to provide valuable insights to the Board in key areas such as merchandising strategy and brand management, as well as product design and production.

Alex Yemenidjian has served as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private investment company, since January 2005. He served as Chairman of the Board and Chief Executive Officer of Tropicana Las Vegas Hotel & Casino, Inc. from July 2009 to August 2015. Mr. Yemenidjian served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc., a leading entertainment company, from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM Resorts International, Inc. (“MGM”) (formerly MGM Grand, Inc. and MGM Mirage Resorts, Inc.) from 1989 to 2005 and was its President from 1995 to 1999. He also served MGM in other capacities, including as Chief Operating Officer from 1995 until 1999 and as Chief Financial Officer from 1994 to 1998. In addition, Mr. Yemenidjian served as an executive of Tracinda Corporation, the majority owner of both Metro-Goldwyn-Mayer Inc. and MGM, from 1990 to 1997 and again during 1999. Prior to 1990, Mr. Yemenidjian was the managing partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian is currently a director and chairman of the audit committee of Regal Entertainment Group, which operates one of the largest motion picture theatre circuits in the United States, and a trustee of Baron Investment Funds Trust and Baron Select Funds, both mutual funds. Mr. Yemenidjian has served as a director of the Company since May 2005 and his present term as a Class III director will expire at the Annual Meeting. Mr. Yemenidjian is able to provide the Board with the unique perspective of someone with significant experience as a Chief Executive Officer. In addition, his strong accounting and finance background, including experience as a Chief Financial Officer, provides the Board with valuable insight and a depth of knowledge and experience with respect to accounting and finance related matters.

Sandeep Reddy was appointed to the position of Chief Financial Officer in July 2013. He previously served as the Company’s Vice President and European Chief Financial Officer, since 2010, where he was responsible for all aspects of the Company’s European finance functions, including financial planning, treasury, accounting and tax. From 1997 to 2010, Mr. Reddy served in a number of positions of increasing responsibility for Mattel Inc., a leading global toy manufacturer, ultimately serving as Vice President Finance and Supply Chain for Southern Europe (France, Spain, Portugal, Italy). Mr. Reddy has an MBA from Cornell University, and is a Chartered Financial Analyst.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence, Structure and Committee Composition

The Board is composed of eight directors, five of whom qualify as independent directors pursuant to the rules adopted by the SEC applicable to the corporate governance standards for companies listed on the NYSE. In determining independence, the Board affirmatively determines that directors have no direct or indirect material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, during any twelve-month period within the last three years, more than $120,000 of direct compensation from the Company other than (a) for Board or committee service, pension or other forms of deferred compensation for prior service or (b) by an immediate family member for services as an employee of the Company (other than as an executive officer); (3) not (a) being a current partner or employee of a firm that is the Company’s internal or external auditor; (b) having an immediate family member who is a current partner of such a firm; (c) having an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) being within the last three years or having an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in any of the past three fiscal years, exceeds or exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues; (7) not accepting directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and (8) not being an affiliated person of the Company or any of its subsidiaries.

Applying these categorical standards and considering all relevant facts and circumstances, the Board determined that the following directors qualify as independent: Gianluca Bolla, Anthony Chidoni, Joseph Gromek, Kay Isaacson-Leibowitz and Alex Yemenidjian (the “Independent Directors”).

Each of the members of each of the committees of the Board is an Independent Director, and, in the case of members of the Audit Committee and the Compensation Committee, also meets the additional criteria for independence of (i) audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and (ii) compensation committee members set forth in Rule 10C-1 under the Exchange Act. In addition, our Board has determined that each of the members of the Audit Committee is financially literate and that Anthony Chidoni meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of Regulation S-K. A brief description of Mr. Chidoni’s background and experience can be found under “Directors and Executive Officers” above.

Our Board had the following three committees in fiscal 2017: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The current membership as of the date of this Proxy

Statement and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company’s website at http://investors.guess.com. The Board of Directors held four meetings during fiscal 2017. Each director attended at least 75 percent of the aggregate of the total Board meetings and total committee meetings on which such director served during fiscal 2017. Directors are encouraged to attend annual meetings of the Company’s shareholders. All of our then-current directors attended the last annual meeting of shareholders.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors:
Gianluca Bolla	X		X
Anthony Chidoni	*X	X
Joseph Gromek		X	X
Kay Isaacson-Leibowitz		X	*X
Alex Yemenidjian	X	*X
Other Directors:
Maurice Marciano
Paul Marciano
Victor Herrero
Number of Meetings in Fiscal 2017	8	5	4

X = Committee member; * = Chair

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent auditor; reviews and approves the scope of the annual audit, the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included in this Proxy Statement. A current copy of the Audit Committee Charter is available on the Company’s website at http://investors.guess.com.

Compensation Committee

The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company’s compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. For more information, see “Executive and Director Compensation” below.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors; recommends to the Board the director nominees for the next annual meeting of shareholders, consistent with criteria approved by the Board, and selects, or recommends that the Board select, the director nominees for each annual meeting of shareholders; develops and recommends to the Board a set of Governance Guidelines applicable to the Company; oversees the evaluation of the Company’s management and the Board and its committees; and recommends to the Board director assignments and chair appointments for each Board committee, other than the Nominating and Governance Committee. Other specific duties and responsibilities of the Nominating and Governance Committee include: developing membership qualifications and criteria for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairperson of the Compensation Committee, evaluating the performance of the Chief Executive Officer and presenting the results of such evaluation to the Board and to the Chief Executive Officer; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at http://investors.guess.com.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “—Identifying and Evaluating Nominees for Directors.” The Nominating and Governance Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating and Governance Committee from any other source. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “—Director Qualifications” below.

Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the following information and documentation:

•	the nominator’s name, address and phone number and a statement of the number of shares of our Common Stock beneficially owned by the nominator during the year preceding the date of nomination;

•	the nominee’s name, age, business address, residence address, phone number, principal occupation and a statement of the number of shares of our Common Stock beneficially owned by the nominee during the year preceding the date of nomination;

•	a statement of the nominee’s qualifications for Board membership;

•	a description of all arrangements or understandings between the nominator and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such nominator;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	a written consent by the nominee to being named as a nominee and to serve as a director if elected.

Any shareholder nominations for candidates for membership on the Board should be addressed to:

Guess?, Inc.

Attn: Chair of the Nominating and Governance Committee

c/o Corporate Secretary

1444 South Alameda Street

Los Angeles, California 90021

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	reputation for integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	demonstrates business acumen and experience, and ability to exercise sound business judgments in matters that relate to the current and long-term objectives of the Company;

•	ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	commitment to understand the Company and its business, industry and strategic objectives;

•	commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company;

•	willingness to represent and act in the interests of all shareholders of the Company rather than the interests of a particular group;

•	good health and ability to serve for at least five years; and

•	for prospective non-employee directors, independence under SEC and applicable NYSE rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and NYSE rules;

•	for incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; and

•	whether the prospective nominee will foster a diversity of backgrounds and experiences, and will add to or complement the Board’s existing strengths.

While the Nominating and Governance Committee considers all of these factors, including whether the nominee will foster a diversity of backgrounds and experiences, as part of its evaluation of nominees, no single factor is necessarily determinative in the evaluation process. Instead, all of these factors, and any others deemed relevant by the Nominating and Governance Committee, are considered as a whole in assessing each prospective nominee.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee evaluates the current members of the Board whose terms are expiring and who are willing to serve an additional term utilizing the criteria described above to determine whether to recommend such directors for re-election. All of the nominees for election at the Annual Meeting are current members of the Board who are standing for re-election. Mr. Herrero, who was appointed to the Board as a Class III director as of August 2015, initially came to the attention of the Nominating and Governance Committee through an executive search firm in connection with the consideration of Mr. Herrero as a candidate for the position of Chief Executive Officer of the Company.

The Nominating and Governance Committee also regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise or whether it would be advisable to increase the overall size of the Board through the addition of a new director. In the event that vacancies are anticipated, or otherwise arise, or the size of the Board may be increased, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms hired to identify potential nominees, shareholders, members of management or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

As described above, the Nominating and Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Director Resignation Policy

In April 2011, upon the recommendation of the Nominating and Governance Committee, the Board approved the adoption of a new Director Resignation Policy, which has been incorporated into the Company’s Governance Guidelines. The policy provides that any nominee for director in a non-contested election of directors who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee (excluding the nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.

Board Leadership Structure

The Company’s Governance Guidelines provide that the Board should be free to determine, in any manner that it deems best for the Company from time to time, whether the role of Chairman of the Board and Chief Executive Officer (“CEO”) should be separate. From the time that the Company became public in 1996 until August 2015, the roles of Chairman and CEO were always performed by one or both of Maurice Marciano, a founder of the Company in 1981, and Paul Marciano, a senior executive of the Company since just two months after its inception. On August 1, 2015, Victor Herrero became the first non-Marciano CEO in the Company’s history, Paul Marciano transitioned from his prior role as CEO and Vice Chairman of the Board to his current role as Executive Chairman and Chief Creative Officer, and Maurice Marciano transitioned from his prior role as non-executive Chairman of the Board to his current role as Chairman Emeritus and member of the Board. The Board believes that this is currently the most effective leadership structure for the Company, striking an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business and affairs.

To further promote the independent and effective oversight of the Board and management, the Board has appointed a Lead Independent Director, currently Alex Yemenidjian, to facilitate free and open discussion and communication among the Independent Directors. The Lead Independent Director presides at all executive sessions of the Board at which only Independent Directors are present. These executive sessions are held to discuss various issues and matters of concern to the Board, including the effectiveness of management, the

Company’s performance and the Company’s strategic plans. The executive sessions are generally held in conjunction with the regularly scheduled quarterly meetings of the Board, but may be called at any time by our Lead Independent Director or any of our other Independent Directors. Our Lead Independent Director typically sets the agenda for these executive sessions with input from the other Independent Directors and discusses issues that arise from those sessions with our Executive Chairman, CEO or other members of management, as appropriate.

The Company also has strong corporate governance structures and processes that are intended to ensure that its Independent Directors will continue to effectively oversee key issues such as strategy, risk and integrity. Each of the committees of the Board is composed solely of Independent Directors. Consequently, Independent Directors oversee such critical matters as the integrity of the Company’s financial statements, the compensation of senior executives, liquidity and capital resource allocation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Board committees hold independent sessions among their members, without management present, to discuss issues and matters of concern to the committees.

Risk Oversight

The Board executes its risk oversight responsibility for risk management directly and through its committees. Although management is responsible for the day-to-day management of risk, throughout the year the Board regularly discusses and assesses significant risks and mitigation strategies with management. The Board and its appropriate committees consider risks associated with our business plans, operational efficiencies, strategic objectives, investment opportunities, financial reporting, capital structure, IT infrastructure, and others. For instance, the Audit Committee, which is generally responsible for oversight of financial reporting risks, reviews an annual risk assessment prepared by the internal audit department, which identifies strategic, operational and internal control risks, and informs the internal audit plan for the next fiscal year. The Nominating and Governance Committee, on the other hand, oversees and advises the Board with respect to the Company’s positions and practices regarding significant corporate governance risks.

In addition, the Compensation Committee and management consider, in establishing and reviewing our compensation arrangements for executives and other employees, whether these arrangements encourage unnecessary or excessive risk taking and we believe that they do not. In particular, our executive compensation program reflects a balanced approach using a mix of different compensation elements without putting an undue emphasis on a single element or applicable performance measure. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executive’s to pursue overly risky business strategies in order to maximize short-term variable compensation. While annual bonus opportunities for our named executive officers generally include a pre-established, objective measure of performance for the applicable year, the Compensation Committee retains the ability to adjust the incentives based on its assessment of such other factors as it deems appropriate, and in all cases subject to an applicable maximum level. The Compensation Committee also has discretion to set the appropriate equity award grant levels each year (within any applicable maximum). The Compensation Committee’s ability to exercise discretion in making these determinations helps ensure that there is a clear linkage between pay and performance over both the short- and long-term, and that performance is evaluated based on both the absolute results and the manner in which the results were achieved.

Because equity awards make up a substantial portion of each of our executive’s total compensation opportunity, there is a strong alignment between executives’ interests and those of our shareholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance, and because we utilize multiple performance measures for our equity awards subject to performance-based vesting requirements. For example, our equity awards granted to Mr. Paul Marciano and Mr. Herrero in fiscal 2017 include restricted stock units with performance-based vesting requirements with the performance-based measures including a three-year relative total shareholder return (“TSR”) measure for one of the awards, three-year revenue and operating income measures for one of the awards, and a third award with a measure based on licensing earnings (for Mr. Paul Marciano’s award) or revenues excluding net royalties (for Mr. Herrero’s award).

Potential risks are also mitigated by the significant amounts of our Common Stock that are owned or beneficially owned by Messrs. Maurice and Paul Marciano and, as outlined in the “Compensation Discussion and Analysis” section below, our stock ownership guidelines and compensation “clawback policy” applicable to certain senior executives.

Communications with the Board

You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

Governance Guidelines and Committee Charters

The Company’s Governance Guidelines, which satisfy the NYSE’s listing standards for “corporate governance guidelines,” as well as the charters for each of the committees of the Board, are available at http://investors.guess.com. Any person may request a copy of the Company’s Governance Guidelines or the charter of any of the committees of the Board, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Code of Ethics

The policies comprising our code of ethics are set forth in the Company’s Code of Ethics (the “Code of Ethics”). These policies satisfy the SEC’s requirements for a “code of ethics,” and apply to all directors, officers (including our principal executive officer, principal financial officer and principal accounting officer and controller) and employees. The Code of Ethics is published on our website at http://investors.guess.com. Any person may request a copy of the Code of Ethics, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Indemnification of Directors

The General Corporation Law of the State of Delaware provides that a company may indemnify its directors and officers as to certain liabilities. The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with certain directors and officers to effectuate these provisions and has purchased directors’ and officers’ liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, administers certain of the Company’s compensation plans, and reviews and approves compensation of the executive officers of the Company. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of the NYSE, including such additional requirements specific to membership on the Compensation Committee. At all times during fiscal 2017, the Compensation Committee consisted of four Board members, each of whom the Board affirmatively determined satisfied these independence requirements. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although the Compensation Committee did not delegate its authority to any subcommittee in fiscal 2017.

The Compensation Committee Charter sets forth the purpose of and other matters pertaining to the Compensation Committee. The Compensation Committee Charter is available on the Company’s website at http://investors.guess.com. Pursuant to its Charter, the Compensation Committee’s responsibilities and authorities include the following:

•	review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other officers of the Company;

•	evaluate the Chief Executive Officer’s performance in light of such goals and objectives;

•	set officers’ compensation levels, including base salary, annual incentive opportunities, long-term incentive opportunities and benefits;

•	review and approve employment, consulting, severance or retirement arrangements and/or change in control agreements or provisions covering any current or former officers of the Company;

•	review and recommend to the Board appropriate director compensation programs for non-employee directors;

•	review its own performance and assess the adequacy of its Charter;

•	approve stock option grants and other equity-based or incentive awards;

•	the authority to retain and terminate any compensation consultant or other advisor used to assist in the evaluation of officer or director compensation, including to approve the advisor’s fees and other retention terms; and

•	produce a report of the Compensation Committee and review and recommend to management the inclusion of the Compensation Discussion and Analysis section to be included in the Company’s annual proxy statement.

The Compensation Committee is solely responsible for making the final decisions on compensation for the Named Executive Officers (as defined under “Compensation Discussion and Analysis” below). While the Compensation Committee reviews and makes recommendations regarding compensation paid to the non-employee directors, the compensation for these directors is ultimately determined by the Board. Equity awards to all employees, including all officers subject to Section 16 of the Exchange Act, are made by the Compensation Committee. During fiscal 2017, the Compensation Committee met five times and took action by written consent five times.

As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our officers (including all of the Named Executive Officers). The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant.

Non-Employee Director Compensation—Fiscal 2017

Compensation for individuals who were members of our Board of Directors at any time during fiscal 2017 and who were not also our employees (referred to herein as “Non-Employee Directors”) generally consisted of annual retainers, fees for attending meetings and equity awards. The compensation paid to Mr. Paul Marciano and Mr. Herrero, directors who also served as executive officers of the Company during fiscal 2017, is presented below in the “Summary Compensation Table” and the related explanatory tables covering compensation paid to certain of our executive officers. While employed by the Company, employee-directors are not entitled to receive additional compensation for their services as directors. The following table presents information regarding the compensation paid to our Non-Employee Directors with respect to fiscal 2017.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation($)	Total($)
(a)	(b)	(c)	(d)	(e)
Maurice Marciano	$39,500	$179,895	—	$219,395
Gianluca Bolla	$57,500	$179,995	—	$237,495
Anthony Chidoni	$80,500	$179,895	—	$260,395
Joseph Gromek	$54,500	$179,895	—	$234,395
Kay Isaacson-Leibowitz	$65,500	$179,895	—	$245,395
Alex Yemenidjian	$78,000	$179,895	—	$257,895

(1)	The amounts reported in Column (c) reflect the aggregate grant date fair value of stock awards granted in fiscal 2017 computed in accordance with FASB ASC Topic 718 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 19 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2017 Annual Report on Form 10-K.

On February 1, 2016, the Company granted each of our then-serving Non-Employee Directors, other than Gianluca Bolla, an annual award of 9,972 shares of restricted stock. Mr. Bolla (who is a non-U.S. resident) was granted an annual award of 9,972 restricted stock units. Each of the restricted stock awards had a grant date fair value equal to $179,895, and the restricted stock unit award for Mr. Bolla had a grant date fair value equal to $179,995. See the preceding paragraph regarding the grant date fair value of these awards.

The following table presents the number of shares of our common stock subject to outstanding and unexercised option awards and the number of shares of our common stock subject to unvested stock awards held by each of our Non-Employee Directors as of January 28, 2017.

Director	Number of Shares Subject to Outstanding and Unexercised Option Awards	Number of Shares Subject to Outstanding and Unvested Stock Awards
Maurice Marciano	145,475	9,972
Gianluca Bolla	—	9,972
Anthony Chidoni	—	9,972
Joseph Gromek	—	9,972
Kay Isaacson-Leibowitz	—	9,972
Alex Yemenidjian	—	9,972

Annual Retainer and Meeting Fees

The following schedule of annual retainers and meeting fees was used to determine the cash compensation paid to each of our Non-Employee Directors for their service during fiscal 2017:

Type of Fee	Dollar Amount($)
Annual Board Retainer	35,000
Additional Annual Retainer to Chair of Audit Committee	20,000
Additional Annual Retainer to Chair of Compensation Committee	17,500
Additional Annual Retainer to Chair of Nominating and Governance Committee	12,500
Additional Attendance Fee per Committee Meeting Attended	1,500
Additional Attendance Fee per Board Meeting Attended	1,500

All Non-Employee Directors are eligible to defer up to 100% of their annual retainer and meeting fees under the Company’s Non-Qualified Deferred Compensation Plan, as more fully described below under “—Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan.” All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur in serving as directors.

Equity Awards

Our Non-Employee Directors are granted equity awards under the amended and restated Guess?, Inc. Non-Employee Directors’ Compensation Plan (the “Director Plan”). Each Non-Employee Director who has not been an employee of the Company at any time during the immediately preceding 12 months is entitled to receive an award of a number of restricted shares (or restricted stock units for non-U.S. residents) equal in value to $180,000 on the first business day of each fiscal year. In the case of restricted shares, the award recipient is required to pay a purchase price of $0.01 per share. The number of restricted shares or restricted stock units awarded is determined by dividing the applicable dollar amount by the closing price of a share of Common Stock on the NYSE on the date of grant and rounding down to the nearest whole share.

Subject to continued service, each restricted stock or restricted stock unit award granted under the Director Plan becomes vested and non-forfeitable as to 100% of the shares or units subject to such award on the first to occur of (i) the first year anniversary of the date of grant or (ii) a termination of service if the Non-Employee Director has completed a full term of service and he or she does not stand for re-election at the completion of such term. Non-Employee Directors are entitled to voting and dividend rights with respect to the restricted shares. In the event of a “change in control” of the Company (as defined in the Director Plan), all restricted shares and restricted stock units granted to our Non-Employee Directors will, to the extent that the awards are then outstanding, vest 100% free of restrictions as of the date of the change in control. Unless otherwise determined by the Board, if a Non-Employee Director’s service as a director terminates for any reason other than a termination in the circumstances described above, any restricted shares or restricted stock units granted to the Non-Employee Director that are not fully vested and free from restriction as of the director’s termination of service will automatically be forfeited and returned to the Company.

Non-Employee Directors are subject to the Company’s Stock Ownership Guidelines, as described in more detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines” below.

Maurice Marciano Retirement

After serving for over 30 years as an executive and leader for Guess, co-founder Maurice Marciano retired from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. Mr. Maurice Marciano continues to serve as Chairman Emeritus and member of the Board, for which he is eligible to receive the compensation provided to the Company’s Non-Employee Directors, as described above. In addition, as required by the terms of his previous employment agreement, Mr. Maurice Marciano is entitled to receive lifetime retiree and family medical coverage.

Mr. Maurice Marciano is also entitled to his fully vested benefits (based on his prior employment) pursuant to the standard terms of the Company’s Supplemental Executive Retirement Plan, Deferred Compensation Plan and 401(k) Plan.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including a description of the Company’s compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers (or former executive officers, as the case may be), referred to in this Proxy Statement as the “Named Executive Officers,” for their service in fiscal 2017:

•	Paul Marciano, Executive Chairman and Chief Creative Officer;

•	Victor Herrero, Chief Executive Officer;

•	Sandeep Reddy, Chief Financial Officer; and

•	Michael Relich, former Chief Operating Officer.

Mr. Relich resigned from his position as Chief Operating Officer effective April 29, 2016.

Shareholder Engagement

The Compensation Committee values the input of our shareholders regarding the design and effectiveness of our executive compensation program. At our 2014 annual meeting of shareholders, just 35% of the votes cast in our advisory “say-on-pay” shareholder vote supported the overall compensation of our executives, sending a clear message of disapproval that the Compensation Committee took very seriously. To better understand shareholder perspective on this important topic, the Chairperson of the Compensation Committee led a shareholder outreach effort prior to the 2015 proxy season which included direct discussions with shareholders representing an estimated 63% of the issued and outstanding shares of our Common Stock held by persons other than insiders.

While investors had varying perspectives, a few common themes emerged from the discussions. These themes included a desire to see (1) a greater link between CEO pay and Company performance, (2) less Compensation Committee discretion with respect to cash bonus awards for executives, (3) longer performance periods for performance-based equity awards and (4) performance metrics that more closely link executive pay with shareholder value, such as relative TSR.

The Compensation Committee carefully considered the perspectives heard during the outreach efforts and reviewed the results of the discussions over several months, ultimately changing the structure of our executive compensation program in fiscal 2016 to directly address the comments from our shareholders, including changes that increased the performance orientation of the program. The Compensation Committee feels strongly that the structural changes made for fiscal 2016 addressed many of the key concerns raised by investors and reflect many of the best practices in executive compensation today.

The Chairperson of the Compensation Committee continued his dialogue with our shareholders in 2016, speaking directly with investors representing an estimated 60% of the issued and outstanding shares of our Common Stock held by persons other than insiders. Based in part on these conversations, the Compensation Committee decided to continue the revised structure of our fiscal 2016 executive compensation program in fiscal 2017 and to continue to emphasize pay-for-performance, including through the use of robust three-year goals linked to operating earnings and revenues, as well as relative TSR measured over a three-year period. In addition, the Compensation Committee and Board considered investor input in adopting a policy to limit pledges of Company stock by executive officers and directors and in recommending moving from a triennial to an annual say-on-pay vote.

The Compensation Committee considers shareholder engagement to be an important part of its decision making process and plans to continue its outreach efforts in order to stay abreast of shareholder perspectives.

Overview of Fiscal 2017 Results and Executive Compensation Actions

Fiscal 2017 Results

Fiscal 2017 was the Company’s first complete fiscal year under the leadership of Victor Herrero as Chief Executive Officer. Overall, it was both a rewarding and a challenging year, with the Company’s international businesses gaining significant growth and momentum and showing additional promise, while the Americas retail business continued to be difficult.

In Europe, the Company’s retail stores continued to deliver positive comparable store sales, e-commerce sales grew rapidly and wholesale orders resumed positive trends. These trends helped lead to sequential profitability during the year, with the region seeing expanded operating margin in the last two quarters. The Company sees substantial opportunities for additional growth in Europe and plans to allocate capital for further expansion in the region.

In Asia, fiscal 2017 was a year of transition focused on establishing a strong infrastructure to support and expand the Company’s business in the region. Overall, revenue growth in Asia was driven by new store openings, e-commerce growth and positive comparable store sales in Greater China. The Company also saw improved profitability in Asia, with significant sequential improvement during the fourth quarter compared to the previous quarter as the Company started to benefit from infrastructure investments in Greater China, a key focus area for additional future growth.

In light of the fiercely competitive and highly promotional apparel retail market in North America, the Company is more focused than ever on improving the profitability of its Americas Retail business, where results fell below management’s plans and expectations for fiscal 2017. The Company plans to leverage the flexibility provided by its real estate portfolio in North America, where half of its store leases come up for renewal or kick-out in the next three years. The Company plans to utilize this flexibility to selectively close unprofitable stores or to negotiate rent reductions in order to rationalize its North America store fleet. As part of this process, the Company announced plans during the first quarter of fiscal 2018 to close 60 stores in the U.S. and Canada during the coming year and to continue its efforts to seek further rent reductions.

Overall, for fiscal 2017, total Company net revenue increased 0.2% over the prior year to $2.21 billion. GAAP net earnings for fiscal 2017 decreased 72% from the prior year to $23 million, while adjusted net earnings for fiscal 2017 was $37 million, down 55% from the prior year. From a balance sheet perspective, the Company ended fiscal 2017 with cash and cash equivalents of $396 million and continued to demonstrate a commitment to delivering value to shareholders by returning $80 million in the form of dividends and share buybacks during fiscal 2017. Please see “Non-GAAP Measures” on pages 43 and 44 of the Company’s Fiscal 2017 Annual Report on Form 10-K for additional information regarding the Company’s disclosure of certain non-GAAP financial information, including constant currency information, contained herein.

In summary, as the Company enters fiscal 2018, management is pursuing a bold growth strategy for Europe and Asia, while striving to improve profitability in the Americas by reducing the Company’s retail store footprint and cost structure. Underlying this strategy are the five key initiatives previously identified by Mr. Herrero that remain at the core of management’s overall approach to drive shareholder value:

(1)	elevating the quality of the Company’s sales organization and merchandising strategy to match the quality of our product and marketing;

(2)	building a major business in Asia by unlocking the potential of the Guess? brand in the region;

(3)	creating a culture of purpose and accountability throughout the entire Company by implementing a more centralized organizational structure that reinforces our focus on sales and profitability;

(4)	improving the Company’s cost structure (including supply chain and overhead); and

(5)	stabilizing the Company’s wholesale business.

Fiscal 2017 Executive Compensation Actions

The highlights of the Company’s executive compensation program for fiscal 2017 include:

•	Mr. Paul Marciano’s total compensation for fiscal 2017, as reported in the Summary Compensation Table, was 62% lower than his total compensation for fiscal 2016 (reflecting a reduction in total compensation of more than $6.9 million).

•	Mr. Herrero’s total compensation for fiscal 2017, as reported in the Summary Compensation Table, was 71% lower than his total compensation for fiscal 2016 (reflecting a reduction in total compensation of more than $10.0 million).

•	In recent years prior to fiscal 2016, the Company’s cash awards for the Named Executive Officers were determined entirely within the Compensation Committee’s discretion, subject to a maximum amount for each executive determined based on our financial performance. For fiscal 2016, however, in response to feedback received from our stockholders to reduce discretion, the Compensation Committee revised our program so that final cash award amounts for the Named Executive Officers would be determined based on the Company’s earnings from operations during the fiscal year relative to performance targets considered by the Compensation Committee to be rigorous. As in fiscal 2016, the Company’s annual cash incentive awards for the Named Executive Officers for fiscal 2017 were determined based on the Company’s earnings from operations during the fiscal year relative to performance targets considered by the Compensation Committee to be rigorous. As a result of these rigorous targets, no Named Executive Officers received an annual cash incentive award for fiscal 2017 because the Company did not achieve the threshold performance level required for these awards.

•	All of the equity awards granted to Mr. Paul Marciano and Mr. Herrero for fiscal 2017 included performance-based vesting requirements.

•	Approximately one-third of these awards (based on the grant date fair value) were restricted stock units with vesting subject to both a three-year relative TSR measure versus a peer group of companies (a measure frequently cited by our investors during shareholder outreach efforts as one that is preferred as closely linked to shareholder value) and to continued service through the end of fiscal 2019.

•	Approximately one-third of these awards (based on grant date fair value) were restricted stock units with vesting subject to both the achievement of a threshold level of earnings from operations derived from the Company’s licensing segment for fiscal 2017 (in the case of Mr. Paul Marciano) or a threshold level of the Company’s total revenue (excluding net royalties, in the case of Mr. Herrero), and the satisfaction of continued service requirements over a three-year vesting period.

•	The remaining approximately one-third of these awards (based on grant date fair value) were LTIP awards in the form of restricted stock units with vesting subject to both the achievement of threshold levels of revenue and operating income for fiscal 2019 considered by the Compensation Committee to be rigorous and to continued service through the end of fiscal 2019.

For more information regarding how the fiscal 2017 compensation decisions and results described above translated into “realizable pay” for Mr. Paul Marciano and Mr. Herrero, see the additional disclosure below under the heading “—Realizable Compensation for CEO and Executive Chairman.”

Realizable Compensation for CEO and Executive Chairman

The realizable compensation amounts for fiscal 2017 (determined as described below) for Mr. Paul Marciano and Mr. Herrero are less than their respective fiscal 2017 total compensation amounts as reported in the “Summary Compensation Table” on page 61, principally because the final vesting, if any, for their 2017 Relative TSR Awards and 2017 LTIP Awards will not be known until the end of fiscal 2019. SEC rules require that all stock awards be reported in the Summary Compensation Table for the year in which they were granted to the Named Executive Officer based on their respective fair values determined at the time of grant of the awards, even if such awards were scheduled to vest in later years, and even if such awards were subsequently forfeited (such as, for example, because an applicable performance-based vesting condition was not satisfied). The following table shows the “realizable” compensation for fiscal 2017 for Mr. Paul Marciano and Mr. Herrero compared against each executive’s total compensation reported in the Summary Compensation Table for fiscal 2017. For these purposes, “realizable” compensation is determined in the same manner as total compensation is reported in the Summary Compensation Table, but adjusted to take into account (1) any performance-based equity awards granted during the fiscal year where the performance-based vesting results have not yet been determined, and (2) the change in the value of our Common Stock subject to other equity awards granted during the year. As the final vesting for the executives’ 2017 Relative TSR Awards and 2017 LTIP Awards will not be determined until the completion of fiscal 2019, fiscal 2017 realizable compensation for these executives does not include any value as to those awards. In addition, Mr. Paul Marciano’s 2017 realizable compensation attributable to his 2017 Licensing Award, and Mr. Herrero’s 2017 realizable compensation attributable to his 2017 Revenue Award, is based on the value of the award at the end of fiscal 2017. The values of these awards are included because the applicable performance-based vesting conditions were satisfied during fiscal 2017. However, consistent with the intent that equity awards align our executives’ interests with those of our shareholders, the value of the shares of our Common Stock subject to both Mr. Paul Marciano’s 2017 Licensing Award and Mr. Herrero’s 2017 Revenue Award at the end of fiscal 2017 (plus dividend equivalents attributable to those shares with respect to fiscal 2017) was less than the value of the same number of shares at the time the awards were originally granted. No equity award granted prior to fiscal 2017 to Mr. Paul Marciano or to Mr. Herrero that included performance-based vesting conditions became eligible to vest in fiscal 2017 because the performance conditions were satisfied in that year. Accordingly, realizable compensation in the table below does not include any value for equity awards granted prior to fiscal 2017.

As shown in the CEO and Executive Chairman Realizable Compensation Table below, Mr. Paul Marciano’s total realizable compensation calculated in this manner was $1,690,701 for fiscal 2017, which is $2,596,739 less than his fiscal 2017 total compensation as required to be disclosed in the Summary Compensation Table. Similarly, Mr. Herrero’s total realizable compensation calculated in this manner was $1,921,041 for fiscal 2017, which is $2,163,611 less than his fiscal 2017 total compensation as required to be disclosed in the Summary Compensation Table. The table below supplements, and should be read in connection with, the Summary Compensation Table.

CEO and Executive Chairman Realizable Compensation Table—Fiscal 2017

Name and Principal Position	Fiscal Period	Salary ($)	Bonus/ Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total Realizable Compensation ($)	Total Compensation as Reported in the Summary Compensation Table ($)	Difference Between Total Realizable Compensation and Total Compensation as Reported in Summary Compensation Table ($)
Paul Marciano	2017	570,000	0	873,256	247,445	1,690,701	4,287,440	(2,596,739)
Executive Chairman and Chief Creative Officer
Victor Herrero	2017	1,200,000	0	636,385	84,656	1,921,041	4,084,652	(2,163,611)
Chief Executive Officer

(1)

For Mr. Paul Marciano, the dollar amount shown in this column is equal to the product of (1) the number of shares of Company Common Stock subject to the 2017 Licensing Award as of January 28, 2017, multiplied by (2) $12.975 (which is the sum of (a) $12.30, the closing market price of the Company’s Common Stock on January 27, 2017, the last trading day of fiscal 2017, plus (b) $0.675, the aggregate cash value of the dividends paid by the Company on a share of its Common Stock from the time of grant until the end of fiscal 2017, which are being taken into account since Mr. Paul Marciano is entitled to dividend equivalents on the shares subject to his 2017 Licensing Award).

For Mr. Herrero, the dollar amount shown in this column is equal to the product of (1) the number of shares of Company Common Stock subject to Mr. Herrero’s 2017 Revenue Award as of January 28, 2017, multiplied by (b) $12.975 (which is the sum of (a) $12.30, the closing market price of the Company’s Common Stock on January 27, 2017, the last trading day of fiscal 2017, plus (b) $0.675, the aggregate cash value of the dividends paid by the Company on a share of its Common Stock from the time of grant until the end of fiscal 2017, which are being taken into account since Mr. Herrero is entitled to dividend equivalents on the shares subject to his 2017 Revenue Award).

Executive Compensation Program Philosophies and Objectives

The Company’s executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate and retain qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with those of our shareholders. In structuring the Company’s current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to performance.

•	Alignment with Shareholder Interests. A substantial portion of compensation should be in the form of equity awards that vest over a number of years, thus further aligning the interests of shareholders and executives.

We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

•	We do not have minimum award levels under our Annual Incentive Bonus Plan or minimum required vesting levels for our equity awards with performance-based vesting requirements.

•	We do not provide excise tax gross-ups on change in control payments.

•	We do not reprice “underwater” stock options (stock options where the exercise price is above the then-current market price of our stock) without shareholder approval.

•	Members of our senior management team, and all of our directors, are subject to stock ownership guidelines, which include stock holding requirements for individuals who have not satisfied the guideline level of ownership.

•	We have a “clawback” policy pursuant to which the Board or the Compensation Committee may require reimbursement or cancellation of incentive compensation in certain circumstances if the awards are linked to financial results that are subsequently revised.

•	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

In addition, in 2017, our Board of Directors adopted a new policy to limit the amount of Company shares that a director or executive officer of the Company may pledge or otherwise use as security for a loan, margin account or similar arrangement to no more than 50% of the Company shares beneficially owned by such person after meeting his or her applicable stock ownership guidelines.

Consistent with our compensation philosophies described above, our goal for fiscal 2017 was to provide each Named Executive Officer with a total compensation opportunity that was competitive in light of the compensation provided to comparable executives at our peer group companies and that appropriately reflected individual and Company performance in fiscal 2017.

The Role of the Compensation Committee and Management

The Company’s executive compensation programs are determined and approved by the Compensation Committee. Our Chief Executive Officer recommends to the Compensation Committee salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior executives, including the other Named Executive Officers (other than for Mr. Paul Marciano). At the direction of the Compensation Committee, other members of management furnish financial, performance and other information relevant to setting performance goals and certifying results. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for all Named Executive Officers. Other members of management, including any other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

The Role of the Independent Compensation Consultant

As indicated above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. During fiscal 2017, FW Cook assisted the Compensation Committee (1) in a review of executive compensation levels, including in its selection of the peer group of companies identified below and assembling and analyzing competitive compensation data for the peer group of companies; (2) in its shareholder outreach efforts concerning executive compensation matters; and (3) in its development and design of a new long-term incentive award structure for executives. During fiscal 2018, FW Cook continued assisting the Compensation Committee with a review of executive compensation levels and with the development of the shareholder proposal for the amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan.

The services performed by FW Cook for the Company have been exclusively limited to compensation consulting services performed at the request of the Compensation Committee. FW Cook does not undertake any work for the Company at the direction of the Company’s management or other employees, although the consultant communicates with management from time to time to obtain information necessary to advising the Compensation Committee. The Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors.

The peer group used to inform the Compensation Committee’s judgment in setting executive compensation levels for fiscal 2017 was established by the Compensation Committee, taking into account the advice of FW Cook and input from management. In selecting the peer companies, made up of publicly-traded retail apparel and accessories companies, the Compensation Committee considered factors such as the size and business models of each company, as well as whether such companies may compete with Guess for executive talent. The companies that comprised the peer group for fiscal 2017 were:

Abercrombie & Fitch Co.	Fossil Group, Inc.
Aéropostale, Inc.	Kate Spade & Company
American Eagle Outfitters, Inc.	Michael Kors Holdings Limited
ANN INC.	New York & Company, Inc.
Chico’s FAS, Inc.	PVH Corp.
The Children’s Place, Inc.	Quiksilver, Inc.
Coach, Inc.	Ralph Lauren Corporation
Deckers Outdoor Corp.	Urban Outfitters, Inc.
Express, Inc.

The peer group for fiscal 2017 was the same as the peer group for the prior year.

The peer company compensation data provided by FW Cook in fiscal 2017 was used by the Compensation Committee as a general reference point in its compensation reviews. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data. Instead, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions. Except as otherwise noted, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant.

The Role of Shareholder Say-on-Pay Votes

Our shareholders are currently provided with an opportunity to cast an advisory vote on our executive compensation program every three years through the say-on-pay proposal. Our shareholders were last presented with such an opportunity at our 2014 annual meeting of shareholders, where a majority of the votes cast opposed our say-on-pay proposal. As discussed above, the Compensation Committee took the results of this vote very seriously and, to better understand shareholder perspective on this important topic, the Chairperson of the Compensation Committee led a shareholder outreach effort that included direct discussions with shareholders representing an estimated 63% of the issued and outstanding shares of our Common Stock held by persons other than insiders. The Compensation Committee carefully considered the perspectives heard during the investor outreach efforts and reviewed the results of the discussions over several months, ultimately changing the structure of our executive compensation program in fiscal 2016 to directly address the comments from our shareholders, including changes that increased the emphasis on performance in the program. The Compensation Committee feels strongly that the structural changes made for fiscal 2016 addressed many of the key concerns raised by investors and reflect many of the best practices in executive compensation today.

The Chairperson of the Compensation Committee continued his dialogue with our shareholders in 2016, speaking directly with investors representing an estimated 60% of the issued and outstanding shares of our Common Stock held by persons other than insiders. Based in part on these conversations, the Compensation Committee decided to continue the revised structure of our fiscal 2016 executive compensation program in fiscal 2017 and to continue to emphasize pay-for-performance, including through the use of robust three-year goals linked to operating earnings and revenues, as well as relative TSR measured over a three-year period. In addition, the Compensation Committee and Board considered investor input in adopting a policy to limit pledges of Company stock by executive officers and directors and in recommending moving from a triennial to an annual say-on-pay vote.

When making future compensation decisions for our Named Executive Officers, the Compensation Committee will continue to consider the opinions that shareholders express directly to the Compensation Committee and through our say-on-pay advisory votes. As described in Proposals No. 3 and 4 above, shareholders have the opportunity at this year’s Annual Meeting to cast an advisory vote on our executive compensation program and to cast an advisory vote on the frequency of future say-on-pay votes. As the Board of Directors has recommended that shareholders should vote on Proposal No. 4 above to hold future say-on-pay votes every year, we currently expect that our next say-on-pay vote will be at our 2018 annual meeting of shareholders.

Executive Compensation Program Elements for Fiscal 2017

Summary

The material elements of our current executive compensation program for Named Executive Officers consist of a base salary, an annual cash incentive opportunity and equity-based long-term incentive opportunities. We also provide a non-qualified deferred compensation plan, a 401(k) plan, a supplemental executive retirement plan for our Executive Chairman and severance protection for certain terminations of our Named Executive Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, the non-qualified deferred compensation plan, 401(k) plan, supplemental executive retirement plan and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment or following a vesting period. We believe that this mix of longer-term and shorter-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the shorter-term awards focused on recruitment).

Our annual cash incentive opportunity is primarily intended to hold executives accountable for performance. It also helps further align Named Executive Officers’ interests with those of our shareholders and helps us attract, motivate and retain executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our shareholders, although they also hold executives accountable for performance (as the value of the awards, as well as the number of shares/units vesting under certain awards, is linked to the achievement of specified performance goals and/or our stock price) and help us attract, motivate and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of shareholder value, and therefore the value of these benefits is dependent on performance. Each Named Executive Officer’s annual cash incentive opportunity is paid out on an annual basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a longer-term basis and are designed to reward performance and continued employment over multiple years.

The Compensation Committee uses these elements, as described in more detail below, to create a total compensation package for each Named Executive Officer that it believes supports the Company’s compensation objectives and provides a competitive compensation opportunity tied to both operating performance and changes in shareholder value.

Base Salaries

Base salaries for the Named Executive Officers are designed to compensate executives for their level of responsibility, skill, experience and individual contributions. The Compensation Committee reviews and approves base salaries for Named Executive Officers annually and in connection with promotions or other changes in responsibilities. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executives to pursue overly risky business strategies in order to maximize short-term variable compensation. In determining the appropriate levels of base salary, the Compensation Committee also considers, in its subjective judgment, individual performance, scope of duties, pay history and market data.

For fiscal 2017, Mr. Paul Marciano agreed to reduce his base salary by 62%, from $1,500,000 to $570,000, in connection with his transition to Executive Chairman and Chief Creative Officer and Mr. Herrero’s appointment as CEO. In setting the reduced salary, the Compensation Committee considered the post-change relative positioning of Mr. Paul Marciano’s total compensation versus Mr. Herrero’s total compensation, market data for compensation reductions of former CEOs transitioning to Executive Chairman positions, and Mr. Paul Marciano’s continuing contributions as Chief Creative Officer.

For fiscal 2017, Mr. Herrero’s base salary remained flat at $1,200,000, the level originally set under his employment agreement entered into in fiscal 2016. Mr. Herrero agreed to defer the portion of his salary in excess of $1,000,000 until the termination of his employment with the Company pursuant to the Company’s Non-Qualified Deferred Compensation Plan (the “DCP”) in order to help preserve the deductibility of that portion for tax purposes.

During fiscal 2017, Mr. Reddy’s base salary remained flat at $525,000, the level set in fiscal 2016 by the Compensation Committee after a review of CFO compensation data among a peer group of companies.

Mr. Relich’s rate of base salary for the portion of fiscal 2017 in which he was employed by the Company remained unchanged from his rate of base salary in effect for fiscal 2016.

Annual Cash Incentive Awards

We believe that a significant portion of compensation for executive officers should be based on performance, with the opportunity to earn substantial awards in connection with superior performance. Annual cash incentive awards are generally granted to the Company’s Named Executive Officers under the Company’s shareholder-approved Annual Incentive Bonus Plan (the “Bonus Plan”), a performance-based plan intended to motivate key employees by linking cash incentive award opportunities to pre-established performance goals.

As in prior years, the Compensation Committee utilized a two-tier funding approach for Named Executive Officers under the Bonus Plan for fiscal 2017. For the first tier, the Compensation Committee used pre-established formulas to determine the maximum cash incentive opportunity that may be awarded to each Named Executive Officer under the Bonus Plan. As in fiscal 2016, the Compensation Committee determined that each Named Executive Officer’s cash incentive award under the fiscal 2017 Bonus Plan would be determined (within such maximum levels) with reference to the Company’s cash flow from operations for fiscal 2017 as described below. As in fiscal 2016, the Compensation Committee decided that this second tier approach for determining actual cash payouts would be based on earnings from operations in part to address shareholder concerns regarding a desire for less Compensation Committee discretion with respect to cash bonus awards for executives, and also because the Compensation Committee believes that earnings from operations as the measurement used to calculate bonus awards helps to further link the executives’ incentive opportunities to the Company’s financial performance. For these purposes, the Compensation Committee established threshold, target and stretch earnings from operations goals for fiscal 2017 at levels that the Compensation Committee considered to be rigorous. In addition, the Compensation Committee retained discretion to reduce the amount of the bonus ultimately awarded to the participant below the level otherwise determined for that participant based on earnings from operations results. Mr. Relich did not participate in the Bonus Plan for fiscal 2017, and did not receive an annual cash incentive from the Company for fiscal 2017, because of his resignation early in fiscal 2017. The discussion of the Bonus Plan below excludes Mr. Relich for this reason.

Methodology to Determine Cash Awards

Each Named Executive Officer has a threshold and target cash incentive amount under the Bonus Plan, and each executive’s bonus is in all events capped at a maximum amount. For Mr. Paul Marciano, the threshold incentive amount was 200% of his base salary, and pursuant to his employment agreement, the target incentive amount was 400% of his base salary. For Mr. Herrero, pursuant to the terms of his employment agreement, the threshold incentive amount was 100% of his base salary and the target incentive amount was 200% of his base salary. For Mr. Reddy, the threshold incentive amount was 37.5% of his base salary, and the target incentive amount was 75% of his base salary. At the time each of these target and threshold levels was approved for fiscal 2017, the Compensation Committee believed them to be reasonably competitive for each position.

Subject to the maximum amount for each executive described below, the Named Executive Officers’ fiscal 2017 bonuses would be determined based on the Company’s earnings from operations for fiscal 2017 (excluding the impact of certain specified legal, restructuring, acquisition, disposition and accounting related matters) relative to performance targets established by the Compensation Committee set forth in the table below:

	Earnings from Operations for Fiscal 2017	Bonus Amount (as a Percentage of Target Award)
Performance Level		P. Marciano		V. Herrero		S. Reddy
Below Threshold	Less than $98.2 million	0%		0%		0%
Threshold	$98.2 million	50%		50%		50%
Target	$118.2 million	100%		100%		100%
Maximum	$139.6 million or more	125	%(1)	150	%(1)	200	%(1)

(1)	If less, the Named Executive Officer’s maximum bonus would be the percentage of the Company’s cash flow from operations for fiscal 2017 applicable to that executive as described below.

If the Company’s actual performance falls between the levels indicated above, the payout percentage is determined by linear interpolation between the applicable payout levels.

The maximum individual cash award opportunities for the Named Executive Officers were tied to the Company’s cash flow from operations for fiscal 2017 (excluding the impact of certain specified legal, restructuring, acquisition, disposition and accounting related matters) or, if lower, a specified multiple of each Named Executive Officer’s base salary. The maximum individual cash award opportunities for fiscal 2017 were as follows: for Mr. Paul Marciano, a maximum award opportunity equal to the lesser of 1.9% of cash flow from operations for fiscal 2017 or $2,850,000; for Mr. Herrero, a maximum award opportunity equal to the lesser of 2.4% of cash flow from operations for fiscal 2017 or $3,600,000; and for Mr. Reddy, a maximum award opportunity equal to the lesser of 0.53% of cash flow from operations for fiscal 2016 or $787,500. For Mr. Paul Marciano and Mr. Herrero, the maximum award opportunity (calculated based on a percentage of base salary) is provided under the executive’s employment agreement. For Mr. Reddy, the percentage of base salary remained at the level set by the Compensation Committee in fiscal 2016.

The Compensation Committee chose earnings from operations as the measurement used to calculate the final bonus amount (subject to the applicable maximum) for each executive as a way to further link these executives’ incentive opportunities to the Company’s financial performance. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors to better assess managements’ operation of the business. The Compensation Committee chose cash flow from operations as the measurement used to calculate maximum cash incentive opportunities (and to establish the performance-based aspects of two of our long-term equity incentive awards for Mr. Reddy for fiscal 2017 as described below) as a way to further link these executives’ incentive opportunities to the Company’s financial performance. Cash flow from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors to better assess managements’ operation of the business, with a focus on the ability of the business to generate cash.

Determination of Actual Cash Awards

In the first quarter of fiscal 2018, the Compensation Committee determined that the Company’s earnings from operations (as described above) for fiscal 2017 was $28,966,000, after giving effect to an adjustment approved by the Compensation Committee to exclude $6.3 million for restructuring charges (as specified in the original formula established by the Compensation Committee). As a result, the Company did not achieve the rigorous threshold level for payment of annual incentive awards and none of the Named Executive Officers received a cash bonus for fiscal 2017.

Long-Term Equity Incentive Awards

The Company’s philosophy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our shareholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of stock options, restricted stock and/or restricted stock units. The Compensation Committee has the authority to grant stock options, restricted stock, restricted stock units and other awards under the Company’s 2004 Equity Incentive Plan. The fiscal 2017 equity awards granted to the Named Executive Officers are described below.

Restricted Stock. The Compensation Committee primarily utilizes restricted stock (or restricted stock units) as the main component of its long-term incentive grants to our Named Executive Officers. Use of restricted stock (or restricted stock units) instead of stock options reduces the level of potential share dilution that would otherwise develop if larger stock option awards were granted. The Compensation Committee also uses restricted stock awards as a retention incentive as they generally vest over a multi-year period. For fiscal 2017, the Compensation Committee granted restricted stock unit awards to the Named Executive Officers that were subject to both performance-based and time-based vesting requirements to provide additional incentives to achieve specified financial goals. In addition, restricted stock promotes commonality of interests between management and shareholders since the awards expose the recipient to both upside and downside risk based on the value of the Company’s Common Stock over time.

Stock Options. The Compensation Committee also granted a portion of its long-term incentive grant to Mr. Reddy in the form of stock options with an exercise price that is equal to the closing price of a share of the Company’s Common Stock on the NYSE on the grant date. The Compensation Committee utilizes stock options to help ensure that the executive will realize value only if our shareholders realize value through stock price appreciation after the grant date. Stock options also foster retention of key executives since the awards generally vest over the four-year period following the performance period. The Company did not, however, include stock options in the annual equity award mix for Mr. Paul Marciano or for Mr. Herrero because of the views of certain stockholders and stockholder advisory groups that stock options are not “performance-based” regardless of the fact that the value of the Company’s stock must appreciate after the grant date of the options in order for the options to have value.

Equity Awards for Mr. Paul Marciano and Mr. Herrero for Fiscal 2017

In April 2016, the Compensation Committee granted awards of restricted stock units to Mr. Paul Marciano and Mr. Herrero pursuant to the terms of the executives’ employment agreements. The awards were separated into three different types of awards so that different vesting requirements could be used for different portions of the awards. Each of the awards was subject to both time- and performance-based vesting requirements, with approximately one-third of the total award value considered by the Compensation Committee allocated to each of the three types of awards. The awards were determined by the Compensation Committee to be, in light of the executives’ role with the Company, an appropriate incentive for the executive both to achieve the specific performance goals identified below and to continue employment with the Company through the vesting period.

Licensing Award and Revenue Award. The first restricted stock unit awards granted to Mr. Paul Marciano and Mr. Herrero were eligible to vest if the Company achieved a threshold performance goal for fiscal 2017. Mr. Paul Marciano’s award, which consists of 67,303 restricted stock units (the “2017 Licensing Award”), was eligible to vest if the Company’s earnings from operations from its licensing segment for fiscal 2017 exceeded a threshold amount established by the Compensation Committee of $73.5 million, and Mr. Herrero’s award, which consists of 49,047 restricted stock units (the “2017 Revenue Award”), was eligible to vest if the Company’s total revenue (excluding net royalties) for fiscal 2017 exceeded a threshold amount established by the Compensation Committee of $2.0 billion. If the applicable threshold goals were met, the awards would be scheduled to vest in three equal installments on each of January 30, 2017, January 30, 2018 and January 30, 2019.

The Compensation Committee believes that Mr. Paul Marciano continues to make substantial contributions to the Company’s licensing segment. Earnings from operations derived from the Company’s licensing segment was selected as the performance measure for this award as a way to further link Mr. Paul Marciano’s incentives to the performance of that segment of the Company’s business. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors. Following the end of fiscal 2017, the Compensation Committee determined that the Company’s licensing segment earnings from operations for fiscal 2017 was $80.4 million, meaning that the threshold level had been achieved. Accordingly, one-third of the award vested upon the Compensation Committee’s determination, and the remaining two-thirds is scheduled to vest as described above.

For Mr. Herrero, the Company’s total revenue (excluding royalties, as earnings from the Company’s licensing segment was the performance metric used under Mr. Paul Marciano’s award) was selected as the performance measure for this award as a way to further link Mr. Herrero’s compensation to the performance of the Company as a whole. Following the end of fiscal 2017, the Compensation Committee determined that the Company’s total revenue (excluding royalties) for fiscal 2017 was $2.14 billion, meaning that the threshold level had been achieved. Accordingly, one-third of the award vested upon the Compensation Committee’s determination, and the remaining two-thirds is scheduled to vest as described above.

Relative TSR Performance Awards. The second restricted stock unit awards granted to Mr. Paul Marciano and Mr. Herrero (the “2017 Relative TSR Awards”) are subject to a relative TSR vesting requirement that compares the Company’s TSR over a three-year performance period consisting of the Company’s 2017, 2018 and 2019 fiscal years to the TSRs of a group of peer companies selected by the Compensation Committee. As noted above, the Company received feedback from its stockholders following the 2014 annual meeting, and some of that feedback was that stockholders wanted to see (1) performance metrics that more closely link executive pay with shareholder value, such as TSR, and (2) longer performance periods for performance-based equity awards. Similar to fiscal 2016, in structuring these executives’ long-term incentive opportunities for fiscal 2017, the Compensation Committee decided to base these awards on the Company’s relative TSR and to provide for a three-year performance period. The Compensation Committee believes this structure helps to further align these executives’ interests with those of our stockholders.

Mr. Paul Marciano’s 2017 Relative TSR Award consists of 81,248 restricted stock units at the “target” level of performance, and Mr. Herrero’s 2017 Relative TSR Award consists of 59,209 restricted stock units at the “target” level of performance.

Between zero and 150% of the target number of restricted stock units subject to each 2017 Relative TSR Award will vest based on the Company’s TSR compared to the TSRs for the peer group of companies for the three-year performance period as follows:

Performance Level	Company TSR Percentile for the Performance Period	Percentage of Target Number of Units that Will Vest
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	100%
Maximum	75th Percentile and Above	150%

The percentage of target restricted stock units that vest will be determined by linear interpolation if the Company’s TSR percentile is between the levels noted above. The portion of the award that is credited to the executive based on the Company’s relative TSR performance will be eligible to vest as of the last day of the three year performance period. A dollar denominated payment cap was also imposed on the awards such that, in all events, the number of restricted stock units subject to each 2017 Relative TSR Award that vest will not exceed the number of restricted stock units determined by dividing three times a specified dollar amount ($3,705,000 as to Mr. Paul Marciano’s award and $2,700,000 as to Mr. Herrero’s award) by the closing price of a share of the Company’s Common Stock on the applicable vesting date.

The peer group of companies used for purposes of the 2017 Relative TSR Awards is the same fiscal 2017 peer group of companies identified under “—The Role of the Independent Compensation Consultant” above, with the following exceptions: (1) the removal of Aéropostale, Inc., ANN INC. and Quiksilver, Inc. because Aéropostale, Inc. and Quiksilver, Inc. each filed for Chapter 11 reorganization and are no longer publicly traded, and ANN INC. was acquired in a merger transaction and is no longer publicly traded; and (2) the Compensation Committee, recognizing that company size is less relevant for TSR performance comparisons than it is for determining compensation levels and taking into account the business model of each company and whether each company competes with Guess for executive talent, determined it was appropriate to increase the number of peer companies by adding Columbia Sportswear Company, Gap Inc. and lululemon athletica inc.

LTIP Awards. The third restricted stock unit awards granted to Mr. Paul Marciano and Mr. Herrero will be eligible to vest based on the Company’s revenue and operating income levels for fiscal 2019 (the “2017 LTIP Awards”). Each of Mr. Paul Marciano’s and Mr. Herrero’s 2017 LTIP Award consists of 54,495 restricted stock units at the “target” level of performance. Between zero and 200% of the target number of restricted stock units subject to each award will vest based on the Company’s performance in fiscal 2019, with each award being weighted 50% for revenue and 50% for operating income (in either case, as determined in accordance with

GAAP and reflected in the Company’s financial reports, in each case excluding the impact of certain specified legal, restructuring, acquisition, disposition, accounting and currency related items), as follows:

Performance Level	Company Revenue for Fiscal Year 2019 (in millions)	Company Operating Income for Fiscal Year 2019 (in millions)	Percentage of Target Number of Units that Will Vest
Below Threshold	Below $2,750	Below $190	0%
Threshold	$2,750	$190	50%
Target	$3,000	$225	100%
Maximum	$3,250 and Above	$260 and Above	200%

The percentage of target restricted stock units that vest will be determined by linear interpolation if the Company’s performance for a performance metric is between the levels noted above. The portion of the award that is credited to the executive based on the Company’s performance will be eligible to vest as of the last day of the performance period.

For each of the fiscal 2017 equity awards granted to Mr. Paul Marciano and Mr. Herrero described above, vesting of the award is contingent on the executive’s continued service to the Company through the applicable vesting date, although this service-based vesting requirement would be deemed met if the executive’s employment terminates in certain circumstances set forth in the applicable award agreement.

Equity Awards for Mr. Reddy and Mr. Relich for Fiscal 2017

As in prior years, the Compensation Committee utilized a two-tier approach for equity awards to Mr. Reddy for fiscal 2017 that gives the Compensation Committee greater flexibility to consider all aspects of performance and other factors the Compensation Committee considers relevant. Under this approach, the Compensation Committee approves pre-established formulas to determine the maximum value of the equity incentive opportunities that may be awarded to Mr. Reddy, then exercises its discretion in determining the number of shares to be subject to the actual equity awards, which will be at levels at or below the calculated maximum award levels. The maximum number of shares of the Company’s Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of Mr. Reddy’s current position with the Company, the size of comparable awards to comparable executives at our peer group companies, and Mr. Reddy’s personal performance in recent periods. No equity awards were granted to Mr. Relich for fiscal 2017 as he resigned early in the year.

Calculation of Maximum Eligible Equity Awards for Fiscal 2017. In April 2016, the Compensation Committee established maximum equity incentive opportunities in the form of stock options and restricted stock for Mr. Reddy pursuant to a specific formula tied to the Company’s cash flow from operations (excluding the impact of certain specified legal, restructuring, acquisition, disposition and accounting related matters) for fiscal 2017. The maximum individual equity award opportunities for Mr. Reddy for fiscal 2017 consisted of a maximum stock option award opportunity value equal to the lesser of 0.07% of cash flow from operations for fiscal 2017 or 20% of base salary and a maximum restricted stock award opportunity value equal to the lesser of 0.21% of cash flow from operations for fiscal 2017 or 60% of base salary. The percentage of base salary level was the same as the level used under the fiscal 2016 annual incentive program for Mr. Reddy.

In the first quarter of fiscal 2018, the Compensation Committee determined the Company’s cash flow from operations (as described above) for fiscal 2017 was $71.5 million, which resulted in a maximum grant date stock option value for Mr. Reddy equal to $50,019 (which was less than 10% of his base salary), and a maximum grant date restricted stock award value for Mr. Reddy equal to $150,058 (which was less than 30% of his base salary). These maximum award opportunities were then converted from dollar amounts to shares, with stock options valued using the Black Scholes Model and restricted stock valued at the closing price of the Company’s unrestricted Common Stock on the NYSE, in each case on a pre-determined measurement date with respect to the grant date. For fiscal 2017, the grant date occurred on March 29, 2017, the date of the first quarter Compensation Committee meeting where the Compensation Committee approved the awards, and the pre-determined measurement date occurred five business days prior to the grant date in order to allow the Compensation Committee sufficient time to review final maximum share and option opportunities prior to making its final award decisions.

Determination of Actual Equity Awards for Fiscal 2017. Once the maximum payout levels are established, the Compensation Committee then determines actual equity awards for each participating Named Executive Officer under the annual equity program (subject to the calculated maximum payout levels for that executive) based on its review and subjective assessment of the executive’s performance during the fiscal year. The Compensation Committee does not give any specific weighting to any particular performance criterion and evaluates individual performance in a non-formulaic manner, making an overall subjective assessment of Company and individual performance during the year. Based on its review, including its assessment of the significant individual efforts exhibited by Mr. Reddy during the continued strategic changes in fiscal 2017 following the CEO leadership transition in fiscal 2016, the Compensation Committee decided to provide equity awards to Mr. Reddy with grant-date values that were approximately equal to the maximum eligible payout levels described above.

The actual equity awards approved by the Compensation Committee for Mr. Reddy with respect to fiscal 2017 performance are presented in footnote (4) to the “Grants of Plan-Based Awards in Fiscal 2017” table below. In accordance with applicable SEC rules, the “Grants of Plan-Based Awards in Fiscal 2017” table reflects equity awards actually granted by the Company in fiscal 2017 to Mr. Reddy and Mr. Relich. The material terms of the equity awards granted to our Named Executive Officers during fiscal 2017 are described below under “—Description of Plan-Based Awards.” Since our equity awards granted to Mr. Reddy and Mr. Relich in fiscal 2017 under the annual program related to performance in fiscal 2016, the basis for these awards was included in the “Compensation Discussion and Analysis” section of our proxy statement filed with the SEC on May 27, 2016 with respect to our 2016 annual meeting of shareholders. The equity awards described in the preceding paragraphs, which were awarded in the first quarter of fiscal 2018 based on fiscal 2017 performance, will, in accordance with applicable SEC rules, be reflected in the “Grants of Plan-Based Awards” table included in our proxy statement next year with respect to our 2018 annual meeting of shareholders.

LTIP Award. The Compensation Committee also awarded Mr. Reddy a 2017 LTIP Award eligible to vest based on the Company’s revenue and operating income levels for fiscal 2019, with similar terms to the 2017 LTIP Awards granted to Mr. Paul Marciano and Mr. Herrero as described above. Mr. Reddy’s 2017 LTIP Award consisted of 22,888 restricted stock units at the “target” level of performance. Between zero and 200% of the target number of restricted stock units subject to the award are eligible to vest based on the Company’s revenue and operating income levels for fiscal 2019 on terms similar to the 2017 LTIP Awards, described above, for Mr. Paul Marciano and Mr. Herrero.

For each of the fiscal 2017 equity awards granted to Mr. Reddy described above, vesting of the award is contingent on the executive’s continued service to the Company through the applicable vesting date.

Material Compensation Committee Actions After Fiscal 2017

In April 2017, the Compensation Committee established the fiscal 2018 compensation framework and related performance measures and award opportunities for the Named Executive Officers then employed by the Company. Based on his continuing substantial contributions to the Company, notably his instrumental contributions to the licensing and marketing areas, and a review of compensation levels for similar executive positions at the peer group of companies, the Compensation Committee increased Mr. Paul Marciano’s annual base salary for fiscal 2018 to $950,000, which is still more than a third less than his annual base salary for fiscal 2016. Based on investor feedback and a review of executive compensation practices at the peer group of companies, the Compensation Committee reduced Mr. Paul Marciano’s target annual cash incentive amount from 400% of base salary to 263% of base salary for fiscal 2018. The Compensation Committee believed that the annual base salary levels and target annual cash incentive amounts in effect for fiscal 2017 for Mr. Herrero and Mr. Reddy continued to be appropriate and did not change them for fiscal 2018. Based on a review of compensation levels for similar executive positions at the peer group of companies, in April 2017 the Compensation Committee increased Mr. Herrero’s target annual equity award beginning in fiscal 2018 from 150% of his annual base salary to 233% of his annual base salary. The general framework of the Bonus Plan was also continued for fiscal 2018 except that, for fiscal 2018, half of Mr. Paul Marciano’s annual incentive opportunity is based on earnings from operations for the Company’s licensing segment, with the other half (and the entire annual incentive opportunity for the other Named Executive Officers) determined, like fiscal 2017, based on the Company’s earnings from operations. The decision to base half of Mr. Paul Marciano’s annual cash incentive opportunity on earnings from operations for the Company’s licensing segment reflects the Compensation Committee’s belief that Mr. Marciano has been, and continues to be, instrumental in the success of the Company’s global licensing business, including through the direct negotiation of licensing agreement terms and the leadership and strategic direction over the licensing business in general.

The structure of the Company’s long-term equity incentive awards for fiscal 2018 is generally the same as it was for fiscal 2017, with the same three types of awards granted to Mr. Paul Marciano and to Mr. Herrero as in fiscal 2017. In April 2017, the Compensation Committee granted the following restricted stock unit awards to Mr. Paul Marciano and to Mr. Herrero: (1) an award of 110,664 restricted stock units to Mr. Paul Marciano that will be eligible to vest if the Company’s earnings from operations from its licensing segment for fiscal 2018 exceed a threshold amount established by the Compensation Committee and an award of 125,449 restricted stock units to Mr. Herrero that will be eligible to vest if the Company’s total revenue (excluding net royalties) for fiscal 2018 exceeds a threshold amount established by the Compensation Committee; (2) an award of 116,245 restricted stock units (at the “target” level of performance) to Mr. Paul Marciano, and an award of 131,775 restricted stock units (at the “target” level of performance) to Mr. Herrero, with between zero and 150% of the target number of shares subject to each award becoming eligible to vest based on the Company’s TSR over a three year performance period consisting of the Company’s 2018, 2019 and 2020 fiscal years compared to the TSRs of a group of peer companies selected by the Compensation Committee; and (3) an award of 89,606 restricted stock units (at the “target” level of performance) to each of Mr. Paul Marciano and Mr. Herrero, with between zero and 200% of the target number of shares subject to each such award becoming eligible to vest based on the Company’s global revenue (excluding the Americas Retail segment) and operating income levels for fiscal 2020.

In April 2017, the Compensation Committee established maximum equity incentive opportunities for fiscal 2018 in the form of stock options and restricted stock for Mr. Reddy pursuant to a specific formula tied to the Company’s cash flow from operations (excluding the impact of certain specified legal, restructuring, acquisition, disposition and accounting related matters) for fiscal 2018. The maximum individual equity award opportunities for Mr. Reddy for fiscal 2018 consisted of a maximum stock option award opportunity value equal to the lesser of .21% of fiscal 2018 cash flow from operations or 30% of his base salary level and a maximum restricted stock award opportunity value equal to the lesser of .55% of fiscal 2018 cash flow from operations or 80% of his base salary level. The Compensation Committee also granted Mr. Reddy an award consisting of 51,747 restricted stock units (at the “target” level of performance) that will be eligible to vest based on the Company’s global revenue (excluding the Americas Retail segment) and operating income levels for fiscal 2020 on terms similar to the fiscal 2018 awards, referenced above, for Mr. Paul Marciano and Mr. Herrero.

In April 2017, we also restated the offer letter with Mr. Reddy to include severance protections as described in “—Potential Payments Upon Termination or Change in Control” below.

401(k) Retirement Benefits

The Company’s employees, including the Named Executive Officers, are eligible to participate in the Company’s tax-qualified 401(k) plan and are eligible to receive a discretionary matching contribution from the

Company after one year of service. In calendar year 2016, the Company made a discretionary matching contribution on behalf of each eligible participant equal to 50% of the first 6% of compensation contributed by the participant. These Company matching contributions can function as a retention incentive as they vest over the first five (5) years of service with the Company. The Named Executive Officers participate in the plan on the same terms as our other participating employees.

Non-Qualified Deferred Compensation Plan

The Company has maintained a Non-Qualified Deferred Compensation Plan (the “DCP”) since 2006. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers and members of the Board, may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their cash director fees to be earned during the following calendar year. In addition, the Company may make contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits. The Company may also make other discretionary contributions, although it did not do so for fiscal 2017. The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. Information with respect to the Named Executive Officers’ participation in the DCP is presented in, and the material terms of the DCP are described following, the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2017” below.

Supplemental Executive Retirement Plan

The Company adopted a Supplemental Executive Retirement Plan (“SERP”) in 2006. The only active participant in the SERP is Mr. Paul Marciano. The SERP provides Mr. Paul Marciano with supplemental pension benefits in prescribed circumstances. The Company included Mr. Paul Marciano as a participant in the SERP in 2006 to provide him with supplemental pension benefits in recognition of his substantial contributions and to provide a valuable retention incentive. Additional information with respect to Mr. Paul Marciano’s participation in the SERP is presented in, and the material terms of the SERP are described following, the “Pension Benefits Table—Fiscal 2017” below. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in “—Potential Payments Upon Termination or Change in Control” below.

Severance and Other Benefits Upon Termination of Employment

In order to support our compensation objective of attracting, retaining and motivating qualified executives, we believe that, in certain cases, it is appropriate to provide our key executive officers with severance protections upon certain types of termination of their employment. These severance protections are negotiated on an individual basis in connection with the negotiation of other employment terms, typically in connection with the entering into of employment agreements or employment offer letters with each Named Executive Officer. In each case, the Compensation Committee determined that the severance provisions for each executive were reasonable in light of market practices and the importance to the Company and its shareholders of securing the continued service of these executives.

The equity awards granted to Mr. Paul Marciano and Mr. Herrero in fiscal years 2016 and 2017, as well as the awards granted to Mr. Paul Marciano in fiscal 2015 and the performance-based vesting awards granted to other employees in fiscal 2017, provide that the award will not automatically accelerate on a change in control unless either the award is to be terminated in connection with the event (that is, the award is not assumed or continued by the successor entity) or the executive’s employment terminates in certain circumstances specified in the award agreement. Under the terms of our equity incentive plans, if a change in control of the Company occurs, certain awards granted in prior years that remain outstanding, as well as certain new awards granted to employees other than Mr. Paul Marciano and Mr. Herrero, would (unless otherwise determined by the Compensation Committee) generally become fully vested or paid, as applicable.

None of the employment agreements or other compensation arrangements we maintain for our Named Executive Officers include a right to receive any “gross-up” payment for change in control excise taxes. Additional information concerning potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control is presented in “—Potential Payments Upon Termination or Change in Control” below.

Security Protections

We provide Mr. Paul Marciano with certain security protections. The Compensation Committee believes that these protections are appropriate for Mr. Paul Marciano in light of the high profile nature of his position as a founder and Executive Chairman of the Company. These protections are not intended to provide a personal benefit (other than the intended security) to Mr. Paul Marciano and we do not view these security protections as compensation for Mr. Paul Marciano. However, as required under applicable SEC rules, we include the Company’s cost of providing these protections for the applicable year as compensation for Mr. Paul Marciano for that year in the “Summary Compensation Table” below.

Stock Ownership Guidelines

In order to encourage stock ownership by senior management and Non-Employee Directors of the Company, the Company maintains Stock Ownership Guidelines. The Stock Ownership Guidelines are intended to further align the financial interests of senior management and Non-Employee Directors with those of the Company’s shareholders. Under the Stock Ownership Guidelines, certain specified senior executives, including all of the Named Executive Officers, and our Non-Employee Directors are required to accumulate, and then retain while they remain employed by the Company or on the Board of Directors, the following amounts of Company Common Stock:

Position	Stock Ownership Requirement
CEO	Six times annual base salary
Executive Chairman	Five times annual base salary
Select Senior Executives (including all other Named Executive Officers)	Two and one-half times annual base salary
Non-Employee Directors	Five times annual board retainer

Until a participant has met the applicable ownership guideline, the participant is expected to retain an amount equal to 50% of the net shares (after payment of any exercise price and related taxes) received as a result of the exercise, vesting or payment of equity awards (including stock options and restricted stock) granted by the Company to the participant. Once a participant has met the applicable ownership guideline, ownership of the guideline amount is expected to be maintained. For purposes of satisfying the Stock Ownership Guidelines, the following holdings count toward the required holding amounts: (1) shares owned directly (including through open market purchases, vesting of restricted stock awards or exercise of stock options), (2) shares held by spouses or children or through certain trusts for the benefit of the participant, a spouse and/or children and (3) stock option equivalents based on the value of “in-the-money” vested and unexercised stock options.

Executive Compensation Clawback Policy

The Company maintains a policy regarding the recoupment of certain performance-based compensation payments to executive officers (the “Clawback Policy”). The Clawback Policy provides that the Board or the Compensation Committee may require reimbursement or cancellation of all or a portion of certain short or long-term cash or equity awards made to an executive officer to the extent that: (1) the amount of, or number of shares included in, any such payment was calculated based on the achievement of financial results that were subsequently revised and (2) a lesser payment of cash or equity awards would have been made to the executive officer based upon the revised financial results. Where the achievement of a financial result was considered in determining performance-based compensation awarded, but the compensation was not awarded on a formulaic basis, the Board or Compensation Committee will determine in its discretion the amount, if any, to seek for reimbursement.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation for such an officer exceeds $1 million in any year, unless certain performance and other requirements are met. The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. However, while the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. Furthermore, there can be no assurance that any compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible and, in any event, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

Compensation Committee

Report on Executive Compensation(1)

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report, each of whom the Board has determined to be independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s Fiscal 2017 Annual Report on Form 10-K and in this Proxy Statement for the 2017 Annual Meeting, each as filed with the SEC.

By the Compensation Committee,

Alex Yemenidjian, Chairperson

Anthony Chidoni

Joseph Gromek

Kay Isaacson-Leibowitz

(1)	SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee

Interlocks and Insider Participation

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal 2017. No director who served on the Compensation Committee during fiscal 2017 is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee during fiscal 2017.

Summary Compensation Table—Fiscal 2015-2017

The following table presents information regarding compensation of our Named Executive Officers for services rendered with respect to the covered fiscal years.

As required by SEC rules, stock awards (including restricted stock units) and option awards are shown as compensation in the Summary Compensation Table for the year in which they were granted (even if they have multi-year vesting schedules and/or performance-based vesting requirements), and are valued based on their grant date fair values for accounting purposes. Accordingly, the table includes stock and option awards granted in the years shown even if they were scheduled to vest in later years, and even if they were subsequently forfeited (such as, for example, because an applicable performance-based vesting condition was not satisfied). Therefore, the stock and option columns do not report whether the officer realized a financial benefit from the awards (such as by vesting in stock or exercising options). Additional information regarding the compensation realizable by Mr. Paul Marciano and Mr. Herrero in fiscal 2017 can be found in the “Compensation Discussion and Analysis” section above, including in the “Realizable Compensation for CEO and Executive Chairman” discussion and table on page 46.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	2017	570,000	—	3,469,995	—	—	—	247,445	4,287,440
Executive Chairman and	2016	1,500,000	—	6,500,000	—	3,000,000	—	240,670	11,240,670
Chief Creative Officer	2015	1,500,000	—	7,235,242	—	—	—	250,351	8,985,593

Victor Herrero(5)	2017	1,200,000	—	2,799,996	—	—	—	84,656	4,084,652
Chief Executive Officer	2016	687,692	2,000,000	8,012,000	2,278,440	1,000,000	—	111,953	14,090,085

Sandeep Reddy	2017	525,000	—	736,003	105,035	—	—	40,852	1,406,890
Chief Financial Officer	2016	506,538	—	158,253	62,707	242,500	—	31,355	1,001,353
	2015	430,193	—	191,202	63,398	—	—	581,535	1,266,328

Michael Relich(6)	2017	259,406	—	391,248	130,136	—	—	13,166	793,956
Former Chief Operating	2016	637,692	—	220,099	75,031	300,000	—	37,057	1,269,879
Officer	2015	580,192	—	350,537	114,869	—	—	32,835	1,078,433

(1)	In accordance with the SEC’s disclosure rules, the amounts reported in Columns (e) and (f) above reflect the aggregate grant date fair value of stock awards and option awards, respectively, computed in accordance with FASB ASC Topic 718 and granted during each fiscal year (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see (i) the discussion of equity incentive awards granted during fiscal 2017 contained in Note 19 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2017 Annual Report on Form 10-K, and (ii) the similar Share-Based Compensation notes contained in the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Reports on Form 10-K for prior fiscal years as to the equity awards granted during those years. Except as described in the following paragraphs of this note (1), the grant-date fair value of all awards assumes that the highest level of performance conditions will be achieved.

The fiscal 2017 amount in Column (e) above for Mr. Paul Marciano and Mr. Herrero represents the fair value of three performance-based awards of restricted stock units granted to each executive during fiscal 2017 ($1,235,010 for the 2017 Licensing Award, $1,235,002 for the 2017 Relative TSR Award and $999,983 for the 2017 LTIP Award as to the fiscal 2017 awards for Mr. Paul Marciano, and $900,012 for the 2017 Revenue Award, $900,000 for the 2017 Relative TSR Award and $999,983 for the 2017 LTIP Award as to the fiscal 2017 awards for Mr. Herrero), determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the awards. The grant date fair value of the 2017 Licensing Award and the 2017 Revenue Award assuming the maximum level of performance applicable to the awards would be achieved was the same as the grant date fair value of those awards based on the probable outcome of the performance condition applicable to those awards. The grant date fair value of the 2017 Relative TSR Awards assuming the maximum level of performance applicable to the awards would be achieved was $1,852,503 for Mr. Paul Marciano’s award and $1,350,000 for Mr. Herrero’s award. The grant date fair value of each 2017 LTIP Award assuming the maximum level of performance applicable to the award would be achieved was $1,999,966. Of the fiscal 2017 amount in Column (e) above for Mr. Reddy, $419,995 represents the fair value of the 2017 LTIP Award granted to Mr. Reddy, determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the award. The grant date fair value of Mr. Reddy’s 2017 LTIP Award assuming the maximum level of performance applicable to the award would be achieved was $839,990.

The fiscal 2016 amount in Column (e) above for Mr. Paul Marciano represents the fair value of two performance-based awards of restricted stock units granted to him during fiscal 2016 ($3,249,996 for the 2016 TSR Award and $3,250,004 for the 2016 Licensing Award), determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the awards. The grant date fair value of the 2016 TSR Award assuming the maximum level of performance applicable to the award would be achieved was $4,873,921. The grant date fair value of the 2016 Licensing Award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of that award based on the probable outcome of the performance condition applicable to that award. In addition, the fiscal 2016 amount in Column (e) above for Mr. Herrero includes $5,007,500, which represents the fair value of a performance-based award of restricted stock units granted to him during fiscal 2016, determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the award. The grant date fair value of this award assuming the maximum levels of performance applicable to these awards would be achieved was the same as the grant date fair value of that award based on the probable outcome of the performance condition applicable to that award.

The fiscal 2015 amount in Column (e) above for Mr. Paul Marciano represents the fair value of two performance-based awards of restricted stock units granted to him during fiscal 2015 ($4,449,242 for the 2015 Performance Share Award and $2,786,000 for the 2015 Licensing Award), determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the awards. The grant date fair value of the 2015 Performance Share Award assuming the maximum level of performance applicable to the award would be achieved was $6,673,863. The grant date fair value of the 2015 Licensing Award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of that award based on the probable outcome of the performance condition applicable to that award. As described in the Company’s proxy statement for its 2015 annual meeting, the Compensation Committee determined that the performance criterion for the 2015 Performance Share Award was not met, resulting in the forfeiture of the entire award (which represents $4,449,242, or approximately 61%, of the $7,235,242 reported in Column (e) above for Mr. Paul Marciano for fiscal 2015).

(2)	The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to Named Executive Officers as cash incentive awards with respect to performance for the covered fiscal years under the terms of the Company’s Bonus Plan. The annual cash incentive awards reported in Column (g) for each fiscal year were generally paid in the first quarter of the following fiscal year. No annual cash incentive awards were paid to our Named Executive Officers for fiscal 2017.

(3)	Amounts reported in Column (h) represent the annual changes in the actuarial present value of Mr. Paul Marciano’s accrued aggregate pension benefit with respect to the Company’s Supplemental Executive Retirement Plan, or SERP. None of the other Named Executive Officers participate in the SERP. See “Pension Benefits Table—Fiscal 2017” below for a discussion of the change in the actuarial present value of Mr. Paul Marciano’s benefit for fiscal 2017. While the actuarial present value of Mr. Paul Marciano’s benefit increased in fiscal 2017 and fiscal 2016 as compared to the immediately preceding fiscal years, the reported amounts for fiscal 2017 and fiscal 2016 for Mr. Paul Marciano are $0 because he has overall experienced a net loss in the actuarial present value of his accrued pension benefit since fiscal 2012 (as described in more detail under the “Pension Benefits Table—Fiscal 2017” below). The reported amount for fiscal 2015 for Mr. Paul Marciano is $0 because the actuarial present value of Mr. Paul Marciano’s benefit actually decreased (i.e., it was a negative number) during this year. The actuarial present value of accrued benefits is based on the RP 2014 Mortality Table with MP 2014 Mortality Projections for fiscal 2015, on the RP 2014 Mortality Table with MP 2015 Mortality Projections for fiscal 2016, and on the RP 2014 Mortality Table with MP 2016 Mortality Projections for fiscal 2017; a discount rate of 3.25% for fiscal 2015 and 3.5% for fiscal 2016 and fiscal 2017; and an assumed retirement age of 70 for fiscal 2015, and 67 for fiscal 2016 and fiscal 2017. The assumptions used are the same as those used for financial reporting purposes and contained in Note 12 (Defined Benefit Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2017 Annual Report on Form 10-K. See the “Pension Benefits Table—Fiscal 2017” below.

No amounts are included in Column (h) for earnings on deferred compensation under the Company’s Non-Qualified Deferred Compensation Plan because the Named Executive Officers do not receive above-market or preferential earnings on compensation that is deferred under this plan. The earnings that the Named Executive Officers received during fiscal 2017 on compensation deferred under the Non-Qualified Deferred Compensation Plan are reported in the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2017” below.

(4)	Amounts shown in Column (i) for fiscal 2017 consist of, for (i) Mr. Paul Marciano, home security ($157,987), automobile expenses, including fuel, maintenance and insurance ($36,536), health insurance related expenses ($30,012), life insurance ($15,400) and matching contributions to the Company’s 401(k) Plan ($7,510), (ii) Victor Herrero, relocation expenses, including temporary housing related costs ($49,257), automobile expenses, including fuel, maintenance and insurance ($15,772), life insurance ($9,855), and health insurance related expenses ($9,772), (iii) Sandeep Reddy, health insurance related expenses ($19,977), tax equalization amounts related to his prior assignment in Switzerland ($12,864), and matching contributions to the Company’s 401(k) Plan ($8,011), and (iv) Michael Relich, health insurance related expenses ($7,371) and matching contributions to the Company’s 401(k) Plan ($5,795). On occasion, when our Named Executive Officers travel on an aircraft leased or chartered by the Company for business purposes, a personal guest of the executive may accompany the executive by occupying a seat on the aircraft that would otherwise be unoccupied. In these situations, any incremental cost to the Company for the personal air travel is paid for or reimbursed by the executive. Pursuant to the terms of their employment agreements, Mr. Paul Marciano and Mr. Victor Herrero are each entitled to the use of a Company-provided automobile. Incremental cost to the Company for the use of Company-owned automobiles was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned automobiles. Incremental cost to the Company for each other item included in Column (i) was calculated using the actual cost to the Company.

(5)	The amount reported in Column (d) above for fiscal 2016 for Mr. Herrero represents a sign-on cash award paid in connection with his commencing employment with the Company. The grant date fair value of stock and option awards reported in Columns (e) and (f) above for fiscal 2016 for Mr. Herrero include special one-time awards granted to Mr. Herrero in connection with him joining the Company to help compensate him for incentives with his former employer that he forfeited on joining the Company and as an additional incentive to accept his offer of employment.

(6)	Mr. Relich resigned from his position as Chief Operating Officer of the Company effective April 29, 2016.

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2017, fiscal 2016, and fiscal 2015. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, restricted stock and/or restricted stock units and cash incentive compensation. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table,” as further described in footnote (4) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s employment agreement or employment offer letter is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Fiscal 2017” table, and the description of the material terms of the stock options, restricted stock and restricted stock units that follows it, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2017. The “Outstanding Equity Awards at Fiscal 2017 Year-End” and “Option Exercises and Stock Vested in Fiscal 2017” tables provide further information on the Named Executive Officers’ potential realizable value and actual realized value with respect to their equity awards. The “Pension Benefits Table—Fiscal 2017” and related description of the material terms of our SERP describe each Named Executive Officer’s retirement benefits under our SERP. The discussion under “—Potential Payments Upon Termination or Change in Control” below is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements

The following is a description of the material terms of the employment agreements and employment offer letters with our Named Executive Officers. Each of these agreements also provides for severance payments and benefits upon certain terminations of the Named Executive Officer’s employment. See “—Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits.

Paul Marciano

On January 26, 2016, the Company and Mr. Paul Marciano entered into a new employment agreement in connection with his transition to the roles of Executive Chairman and Chief Creative Officer (the “Paul Marciano Employment Agreement”), which superseded prior employment agreements between the Company and Mr. Paul Marciano. The terms of the Paul Marciano Employment Agreement were effective as of January 31, 2016 and were negotiated by the Compensation Committee with Mr. Paul Marciano prior to the date he and the Company entered into the agreement. Subject to certain termination provisions, the Paul Marciano Employment Agreement provided for Mr. Paul Marciano’s continued employment by the Company as its Executive Chairman and Chief Creative Officer through January 30, 2019.

The Paul Marciano Employment Agreement provides for the following compensation and benefits:

•	base salary at the annual rate of $570,000 (a reduction by 62% from his fiscal 2016 base salary as a result of Mr. Herrero’s appointment as Chief Executive Officer), which was increased by an amendment to the Paul Marciano Employment Agreement entered into on April 28, 2017 (the “April 2017 Amendment”) to $950,000 effective in fiscal 2018;

•	an annual incentive bonus opportunity based on a bonus range, and on the achievement of performance criteria, to be established by the Compensation Committee, provided that the target bonus will equal at least 400% of Mr. Paul Marciano’s base salary (reduced by the April 2017 Amendment to 263% of base salary effective for fiscal 2018), with the potential payments based on performance ranging from zero to 125% of the target amount (increased by the April 2017 Amendment to a range from zero to 150% effective for fiscal 2018);

•	continued participation in the Company’s long-term incentive plans in accordance with the Company’s compensation practices;

•	continued participation in the Company’s SERP (with the amount of “compensation,” as defined in the SERP, for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan to be capped at $6,250,000 and, if Mr. Paul Marciano retires or otherwise has a termination of employment for any reason other than a termination by the Company for cause after January 31, 2016, his “average compensation” for purposes of his SERP benefit will be determined as of January 31, 2016 as though he had retired on that date), automobile use and home security benefits, in each case consistent with existing practices, and reimbursement for certain costs and expenses incurred by the executive to evaluate and negotiate the Paul Marciano Employment Agreement;

•	participation in the Company’s other benefit plans and policies on terms consistent with those generally applicable to the Company’s other senior executives (including, without limitation, vacation benefits and other perquisites); and

•	the Company will continue to purchase, and pay the premiums for, life insurance coverage for Mr. Paul Marciano, with Mr. Paul Marciano (or a trust established by him) as the owner of the policy and with the right to designate the beneficiary.

Victor Herrero

On July 7, 2015, the Company entered into an employment agreement with Mr. Herrero (the “Herrero Employment Agreement”) in connection with Mr. Herrero’s appointment as the Company’s Chief Executive Officer. The terms of the Herrero Employment Agreement were effective as of July 7, 2015 (the “Transition Date”). The agreement has a four-year term, with automatic one-year renewals thereafter unless either party provides notice that the term will not be extended.

The Herrero Employment Agreement provides for Mr. Herrero to receive the following compensation and benefits:

•	base salary at the annual rate of $1,200,000 (subject to annual review by the Compensation Committee), and with amounts in excess of $1,000,000 to be deferred pursuant to the Company’s DCP in order to help preserve the deductibility of those amounts to the Company for tax purposes;

•	an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Compensation Committee, with his annual threshold, target and stretch bonus opportunities to be 100%, 200% and 300%, respectively, of his base salary for the corresponding year;

•	an additional equity award each year during the term of the agreement, commencing with fiscal 2017 and subject to Mr. Herrero’s continued employment, to be made when the Company sets performance goals for that year for purposes of the Company’s executive compensation programs generally, with the target grant date fair value of such award to be not less than 150% of Mr. Herrero’s base salary level in effect at the time of grant (which target value was increased to not less than 233% of base salary effective with fiscal 2018 by an amendment to the Herrero Employment Agreement entered into on April 28, 2017, and with the values based on the grant date fair value of the awards as determined by the Company for its financial reporting purposes); and

•

participation in the Company’s other benefit plans and policies on terms commensurate with his position (including, without limitation, vacation benefits, an automobile provided by the Company and other perquisites), as well as certain relocation benefits in connection with his relocation to Los Angeles, California (which are subject to repayment if Mr. Herrero’s employment terminates in certain circumstances during the first year of his employment), payment of certain legal expenses incurred in connection with the negotiation of the terms of the Herrero Employment Agreement and reimbursement of life insurance premiums up to $10,000 per year.

Sandeep Reddy

Sandeep Reddy and the Company executed an employment offer letter dated July 18, 2013 (the “Reddy Letter”) in connection with Mr. Reddy’s promotion to Chief Financial Officer of the Company. The Reddy Letter provided for an initial base salary of $400,000 per year, an annual target cash bonus opportunity equal to 40% of his base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 60% of his base salary, each determined in accordance with the Company’s executive incentive program. The Reddy Letter was restated in April 2017. The restated letter reflects Mr. Reddy’s annual base salary and annual target cash bonus opportunity in effect for fiscal 2018 ($525,000 and 75% of base salary, respectively), and does not provide for any specific annual target equity award amount. Mr. Reddy is also eligible to participate in the Company’s 401(k) plan and DCP and is entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. In addition, the Reddy Letter provides for certain relocation expenses incurred as a result of his relocation to the Los Angeles area.

Michael Relich

Michael Relich and the Company executed an employment offer letter dated August 21, 2013 (the “Relich Letter”) in connection with Mr. Relich’s promotion to Chief Operating Officer of the Company. The Relich Letter superseded the terms of Mr. Relich’s prior employment offer letter with the Company dated February 20, 2004. The Relich Letter provided for an initial base salary of $550,000 per year, an annual target cash bonus opportunity equal to 50% of his base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 60% of his base salary, each determined in accordance with the Company’s executive incentive program. Mr. Relich was also eligible to participate in the Company’s 401(k) plan and DCP and was entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. Mr. Relich resigned from his position as Chief Operating Officer of the Company effective April 29, 2016.

Grants of Plan-Based Awards in Fiscal 2017

The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during fiscal 2017 under the Company’s 2004 Equity Incentive Plan and Bonus Plan. The material terms of each grant are described below under “—Description of Plan-Based Awards.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Paul Marciano	4/29/2016	(2)	—	—	—	—	67,303	—	—	—	—	1,235,010
	4/29/2016	(2)	—	—	—	20,312	81,248	121,872	—	—	—	1,235,002
	4/29/2016	(2)	—	—	—	27,248	54,495	108,990	—	—	—	999,983
	4/29/2016	(3)	1,140,000	2,280,000	2,850,000	—	—	—	—	—	—	—

Victor Herrero	4/29/2016	(2)	—	—	—	—	49,047	—		—	—	900,012
	4/29/2016	(2)	—	—	—	14,802	59,209	88,814	—	—	—	900,000
	4/29/2016	(2)	—	—	—	27,248	54,495	108,990	—	—	—	999,983
	4/29/2016	(3)	1,200,000	2,400,000	3,600,000	—	—	—	—	—	—	—

Sandeep Reddy	3/30/2016	(4)	—	—	—	—	—	—	16,800	29,500	18.82	421,043
	4/29/2016	(5)	—	—	—	11,444	22,888	45,776	—	—	—	419,995
	4/29/2016	(3)	196,875	393,750	787,500	—	—	—	—	—	—	—

Michael Relich	3/30/2016	(4)	—	—	—	—	—	—	20,800	36,550	18.82	521,384

(1)	The grant date fair value for each equity award reported in Column (l) of the table above was determined in accordance with applicable accounting rules, with the grant date fair value of performance-based awards determined based on the probable outcome of the performance-based conditions applicable to the awards. See note (1) to the “Summary Compensation Table” above.

(2)	These entries reflect awards of restricted stock units granted to Mr. Paul Marciano and Mr. Herrero during fiscal 2017 that were subject to time- and performance-based vesting requirements. For a description of these awards, see “—Executive Compensation Program Elements for Fiscal 2017—Long-Term Equity Incentive Awards—Equity Awards for Mr. Paul Marciano and Mr. Herrero for Fiscal 2017” above and the narrative that follows this table.

(3)	Amounts reported in these rows reflect the threshold, target and maximum cash incentive award opportunities for the Named Executive Officers for fiscal 2017. Under the 2017 annual cash incentive plan, the maximum payout available to each of these Named Executive Officer was determined based on a specific formula tied to the Company’s cash flow from operations for fiscal 2017 or, if less, a specified multiple of the Named Executive Officer’s annual base salary. The specified multiple of base salary is reported as the applicable maximum amount in the table above. No annual cash incentive awards were paid to any Named Executive Officers for fiscal 2017 as the Company did not achieve the threshold level of performance required for these awards. For more details, see “—Executive Compensation Program Elements for Fiscal 2017—Annual Cash Incentive Awards” above.

(4)	The awards reported in these columns for Mr. Reddy and Mr. Relich were granted based on the Compensation Committee’s historical practice, which has been to grant annual equity awards based on performance for the preceding fiscal year. In the first quarter of fiscal 2017, the Compensation Committee reviewed the Company’s performance with respect to pre-established performance goals for fiscal 2016, certified the results and calculated the maximum eligible award levels for these executives. The Compensation Committee then determined the actual award amounts based on a discretionary quantitative and qualitative assessment of individual and Company performance. The resulting awards, granted on March 30, 2016, are reported in Columns (i) and (j) above. Since each of these equity awards related to performance in fiscal 2016, the basis for these awards was included in the “Compensation Discussion and Analysis” section of our proxy statement filed with the SEC on May 27, 2016 with respect to our 2016 annual meeting of shareholders.

For fiscal 2017, the Compensation Committee established maximum individual equity award opportunities in the form of stock options and restricted stock for Mr. Reddy pursuant to a specific formula tied to the Company’s cash flow from operations for fiscal 2017. After the fiscal year was complete, the Compensation Committee determined the Company’s cash flow from operations for the fiscal year, which resulted in a maximum payout opportunity for Mr. Reddy as described in “—Executive Compensation Program Elements for Fiscal 2017—Long-Term Equity Incentive Awards—Equity Awards for Mr. Reddy and Mr. Relich for Fiscal 2017” above. The Compensation Committee then determined the actual equity award amounts at a level at or below the maximum potential equity awards based on a discretionary quantitative and qualitative assessment of individual and Company performance.

The total number of stock options and restricted shares, and corresponding value on the date of grant, approved by the Compensation Committee and granted on March 29, 2017 with respect to fiscal 2017 performance for Mr. Reddy was 14,075 restricted shares and options to purchase

32,875 shares, with an aggregate grant-date value of $209,450. See also, “—Executive Compensation Program Elements for Fiscal 2017—Long-Term Equity Incentive Awards—Equity Awards for Mr. Reddy and Mr. Relich for Fiscal 2017” above.

(5)	This entry reflects an award of restricted stock units granted to Mr. Reddy during fiscal 2017 that was subject to time- and performance-based vesting requirements. For a description of this award, see “—Executive Compensation Program Elements for Fiscal 2017—Long-Term Equity Incentive Awards—Equity Awards for Mr. Reddy and Mr. Relich for Fiscal 2017” above and the narrative that follows this table.

Description of Plan-Based Awards

The Grants of Plan-Based Awards Table above reflects a cash incentive award opportunity (under a performance-based program based on fiscal 2017 results) for each of the Named Executive Officers, as well as equity awards granted to Mr. Relich and Mr. Reddy during fiscal 2017 of time-based stock option and restricted stock awards (under a performance-based program based on fiscal 2016 results). The table also reflects three equity awards granted during fiscal 2017 to Mr. Paul Marciano and Mr. Herrero with performance-based vesting terms and one equity award granted during fiscal 2017 to Mr. Reddy with performance-based vesting terms, in each case as described in more detail below. Each of these awards was granted under, and is subject to the terms of, the 2004 Equity Incentive Plan or the Bonus Plan. The plans are administered by the Compensation Committee. Vesting requirements for these award discussed in this Proxy Statement generally assume no change in control of the Company occurs and that the executive would not be entitled to any accelerated vesting in connection with a termination of employment. Change in control and accelerated vesting provisions applicable to these awards are discussed below and in the “—Potential Payments upon Termination or Change in Control” section below.

Stock Options

Each stock option reported in Column (j) of the table above was granted with a per-share exercise price equal to the closing price of a share of the Company’s Common Stock on the NYSE on the grant date and is scheduled to vest in four annual installments. Each of the stock option awards listed in the table above has a term of ten years. Outstanding options, however, may terminate earlier in connection with a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have 60 days to exercise the vested portion of the stock option following a termination of employment. This period is extended to 12 months if the termination is on account of the Named Executive Officer’s death, permanent disability or retirement. Each stock option award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.

Restricted Stock

Each restricted stock award reported in Column (i) of the table above is scheduled to vest in four annual installments. Generally, Named Executive Officers are entitled to voting and dividend rights with respect to restricted stock awards. Any stock dividends issued with respect to restricted shares are generally subject to the same vesting and other terms and conditions as the original restricted shares to which they relate. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of any restricted stock award will generally be forfeited upon a termination of the Named Executive Officer’s employment. Each restricted stock award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.

Performance-Based Restricted Stock Units

Mr. Paul Marciano 2017 Licensing Award and Mr. Herrero 2017 Revenue Award. Column (g) of the table above includes the award of 67,303 restricted stock units subject to the 2017 Licensing Award granted to

Mr. Paul Marciano in April 2016 and 49,047 restricted stock units subject to the 2017 Revenue Award granted to Mr. Herrero in April 2016. Each restricted stock unit subject to the 2017 Licensing Award and the 2017 Revenue Award represents a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. For Mr. Paul Marciano, the restricted stock units were eligible to vest based on the Company’s licensing earnings for fiscal 2017. For Mr. Herrero, the restricted stock units were eligible to vest based on the Company’s total revenue (excluding net royalties) for fiscal 2017. If the applicable performance goal established by the Compensation Committee for the performance period was met, all of the restricted stock units subject to the award would be eligible to vest. If the applicable performance goal established by the Compensation Committee for the performance period had not been met, all of the restricted stock units subject to the award would have been cancelled and terminated as of the last day of the performance period. In each case, however, if either a change in control (as defined in the executive’s employment agreement) or the executive’s death or disability (as defined in the executive’s employment agreement) occurred before the last day of the performance period, the applicable performance requirement would have been deemed to have been satisfied as of the date of such event. If a change in control occurred and the awards were terminated in connection with the transaction (that is, it is not continued following such event or assumed or converted by the successor entity), the restricted stock units subject to the award would have become fully vested as of the date of the change in control. As described in, “—Executive Compensation Program Elements for Fiscal 2017—Long-Term Equity Incentive Awards—Equity Awards for Mr. Paul Marciano and Mr. Herrero for Fiscal 2017” above, the Compensation Committee determined that the performance goals were met for both the 2017 Licensing Award and the 2017 Revenue Award for the performance period.

The restricted stock units subject to each of the 2017 Licensing Award and the 2017 Revenue Award that became eligible to vest based on performance during the performance period will generally vest in three equal installments, with one-third of the stock units vesting on January 30 of 2017, 2018 and 2019. In general and except as noted below, if the executive’s service to the Company terminates for any reason, any restricted stock units subject to the award that have not previously vested will terminate. If the executive’s employment terminates due to a termination by the Company without cause (as defined in the Paul Marciano Employment Agreement or the Herrero Employment Agreement, as applicable), by the executive for good reason (as defined in the Paul Marciano Employment Agreement or the Herrero Employment Agreement, as applicable), or due to the executive’s death or disability, any restricted stock units subject to the award that became eligible to vest based on performance will become fully vested as of the termination date. If there is a change in control of the Company after the performance period and the then-outstanding and unvested portion of the awards are terminated in connection with the transaction (that is, it is not continued following such event or assumed or converted by the successor entity), such portion of the restricted stock units subject to the awards will become fully vested as of the date of the change in control.

Mr. Paul Marciano and Mr. Herrero 2017 Relative TSR Awards. Columns (f) through (h) of the table above include the awards of restricted stock units subject to the 2017 Relative TSR Award granted to Mr. Paul Marciano and Mr. Herrero in April 2016. Each restricted stock unit subject to the 2016 Relative TSR Awards represented a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. The restricted stock units subject to the awards covered a target number of shares of the Company’s Common Stock equal to 81,248 shares (in the case of the award granted to Mr. Paul Marciano) and 59,209 shares (in the case of the award granted to Mr. Herrero), with the number of units subject to the awards that were ultimately eligible to vest being equal to zero to 150% of the target number based upon the Company’s TSR for a three-year performance period consisting of fiscal 2017 through fiscal 2019 relative to the TSRs during that performance period of a peer group of companies selected by the Compensation Committee. If the Company’s TSR ranked at the 50th percentile relative to the peer group, the target number of the restricted stock units subject to the awards would be eligible to vest. If the Company’s TSR ranked at the 25th percentile relative to the peer group, 25% of the target number of the restricted stock units subject to the awards would be eligible to vest. If the Company’s TSR ranked at the 75th percentile or above relative to the peer group, 150% of the target number of the restricted stock units subject to the awards would be eligible to vest. However, in no event will the awards vest as to shares of the Company’s Common Stock with a value greater than $3,705,000 (in the case of Mr. Paul Marciano) and $2,700,000 (in the case of Mr. Herrero) determined as of the vesting date. If the Company’s TSR was between these threshold, target and maximum performance levels, the vesting percentage would be determined by linear interpolation between the vesting percentages for those levels. No portion of the awards would vest if the Company’s relative TSR was below the 25th percentile. Any restricted stock units subject to the awards that were not deemed eligible to vest based on the Company’s relative TSR would be cancelled and terminated as of the last day of the performance period.

In the event that, during the performance period and prior to a change in control, Mr. Paul Marciano or Mr. Herrero’s employment terminates due to a termination by the Company without cause (including a non-renewal of the employment agreement in the case of Mr. Herrero, as defined in the executive’s employment agreement) or by the executive for good reason (as defined in the executive’s employment agreement), the target number of units would be prorated by multiplying the target number by a fraction, the numerator of which is the number of days the executive was employed during the performance period, and the denominator of which is total number of days in the performance period, and the prorated number of target units would remain outstanding and eligible to vest based on the Company’s relative TSR for the entire three-year performance period. If the executive’s death or disability (as defined in the executive’s employment agreement) occurs, performance would be deemed satisfied at the target level. If a change in control (as defined in the executive’s employment agreement) occurs during the performance period, the awards will be eligible to vest as to either the target number of units (if the change in control occurs during the first year of the performance period) or based on the Company’s relative TSR for the performance period through the change in control (if the change in control occurs during the second or third year of the performance period). If the award continues following such event or is assumed or converted by the successor entity, the number of units that are eligible to vest will vest on the last day of the original performance period subject to the executive’s continued employment through the vesting date and to accelerated vesting if the executive’s employment terminates due to a termination by the Company without cause, by the executive for good reason, or as a result of his death or disability. Such units will vest upon the change in control if the award is to be terminated in connection with the change in control transaction (that is, the award does not continue following such event and is not assumed or converted by the successor entity).

2017 LTIP Awards. Columns (f) through (h) of the table above include the awards of restricted stock units subject to the 2017 LTIP Award granted to Mr. Paul Marciano, Mr. Herrero and Mr. Reddy in April 2016. Each restricted stock unit subject to the 2017 LTIP Awards represented a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. The restricted stock units subject to the awards covered a target number of shares of the Company’s Common Stock equal to 54,495 shares (in the case of the awards granted to Mr. Paul Marciano and Mr. Herrero) and 22,888 shares (in the case of the award granted to Mr. Reddy), with the number of units subject to the awards that were ultimately eligible to vest being equal to zero to 200% of the target number based 50% upon the Company’s revenue and 50% upon the Company’s operating income for fiscal 2019 as determined in accordance with GAAP and as reflected in the Company’s financial reports. See “—Executive Compensation Program Elements for Fiscal 2017—Long-Term Equity Incentive Awards—Equity Awards for Mr. Paul Marciano and Mr. Herrero for Fiscal 2017—LTIP Awards” for a description of the number of shares that vest based on the Company’s revenue and operating income for fiscal 2019. No portion of the awards would vest if the Company’s revenue and operating income is below the threshold level. Any restricted stock units subject to the awards that were not deemed eligible to vest based on the Company’s revenue and operating income would be cancelled and terminated as of the last day of the performance period.

In the event that, during the performance period and prior to a change in control, Mr. Paul Marciano or Mr. Herrero’s employment terminates due to a termination by the Company without cause (as defined in the executive’s employment agreement and including a non-renewal of the employment agreement in the case of Mr. Herrero) or by such executive for good reason (as defined in the executive’s employment agreement), the target number of units would be prorated by multiplying the target number by a fraction, the numerator of which is the number of days the executive was employed during the performance period, and the denominator of which is total number of days in the performance period, and the prorated number of target units would remain outstanding and eligible to vest based on the Company’s revenue and operating income for the entire three-year performance period. If Mr. Paul Marciano, Mr. Herrero or Mr. Reddy’s death or disability (as defined in the executive’s employment agreement or the award agreement) occurs, performance would be deemed satisfied at the target level. If a change in control (as defined in the executive’s employment agreement or the award agreement) occurs during the performance period, the awards will be eligible to vest as to the target number of units. If the award continues following such event or is assumed or converted by the successor entity, the target number of units will remain eligible to vest on the last day of the original performance period subject to the executive’s continued employment through the vesting date and to accelerated vesting if the executive’s employment terminates due to a termination by the Company without cause (except in the case of Mr. Reddy), by the executive for good reason (except in the case of Mr. Reddy), or as a result of his death or disability. The target number of units will vest upon the change in control if the award is to be terminated in connection with the change in control transaction (that is, the award does not continue following such event and is not assumed or converted by the successor entity).

Non-Equity Incentive Plan Awards

With respect to fiscal 2017 performance, the Company granted non-equity incentive plan award opportunities to its eligible Named Executive Officers as described in note (3) to the table above. In the first quarter of fiscal 2018, the Compensation Committee reviewed the Company’s performance with respect to the pre-established performance goals, certified the level of performance and the resulting awards to the Named Executive Officers for fiscal 2017 as described above under “—Executive Compensation Program Elements for Fiscal 2017—Annual Cash Incentive Awards” and as set forth in Column (g) of the “Summary Compensation Table.” No annual cash incentive awards were paid to Named Executive Officers for fiscal 2017 as the Company did not achieve the threshold performance level.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of January 28, 2017, including the vesting dates for the awards that had not fully vested as of that date.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	4/3/2008		34,300	—	41.71	4/3/2018	—	—	—	—
	4/14/2009		160,000	—	22.03	4/14/2019	—	—	—	—
	4/29/2010		33,900	—	47.94	4/29/2020	—	—	—	—
	4/15/2011		44,300	—	38.90	4/15/2021	—	—	—	—
	3/28/2012		56,000	—	31.36	3/28/2022	—	—	—	—
	4/3/2013		73,400	—	25.17	4/3/2023	—	—	—	—
	4/8/2014	(4)	—	—	—	—	33,334	410,008	—	—
	5/1/2015	(5)	—	—	—	—	117,244	1,442,101	—	—
	5/1/2015	(6)	—	—	—	—	—	—	183,368	2,255,426
	4/29/2016	(7)	—	—	—	—	67,303	827,827	—	—
	4/29/2016	(8)	—	—	—	—	—	—	54,495	670,289
	4/29/2016	(9)	—	—	—	—	—	—	81,248	999,350

Victor Herrero	7/7/2015	(10)	150,000	450,000	20.03	7/7/2025	187,500	2,306,250	—	—
	4/29/2016	(11)	—	—	—	—	49,047	603,278	—	—
	4/29/2016	(8)	—	—	—	—	—	—	54,495	670,289
	4/29/2016	(9)	—	—	—	—	—	—	59,209	728,271

Sandeep Reddy	9/13/2010		6,000	—	37.33	9/13/2020	—	—	—	—
	8/5/2013	(12)	13,500	4,500	34.11	8/5/2023	1,500	18,450	—	—
	4/2/2014	(13)	7,575	2,525	28.98	4/2/2024	1,650	20,295	—	—
	4/2/2015	(14)	8,650	8,650	18.20	4/2/2025	4,350	53,505	—	—
	3/30/2016	(15)	7,375	22,125	18.82	3/30/2026	12,600	154,980	—	—
	4/29/2016	(8)	—	—	—	—	—	—	22,888	281,522

Michael Relich	—		—	—	—	—	—	—	—	—

(1)	All options reported in the table above were granted under, and are subject to, the Company’s 2004 Equity Incentive Plan. The option expiration date shown in Column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described above. For each Named Executive Officer, the unexercisable options shown in Column (d) above were unvested as of January 28, 2017 and will generally terminate if the Named Executive Officer’s employment terminates prior to scheduled vesting.
(2)	All stock awards reported in the table above were granted under, and are subject to, the Company’s 2004 Equity Incentive Plan.
(3)	The market value of stock awards reported in Columns (h) and (j) is computed by multiplying the applicable number of shares of stock reported in Columns (g) and (i), respectively, by $12.30, the closing market price of the Company’s Common Stock on January 27, 2017, the last trading day of fiscal 2017.
(4)	Under the terms of this award, since the Company’s earnings from operations derived from the Company’s licensing segment for fiscal 2015 exceeded the pre-established performance goal, the award vested in three equal annual installments on January 30, 2015, 2016 and 2017.
(5)	Under the terms of the 2016 Licensing and Time-Based Award, since the Company’s licensing earnings for fiscal 2016 exceeded the pre-established performance goal, the award vests in three equal installments on each of January 30, 2016, January 30, 2017 and January 30, 2018.
(6)

Under the terms of the 2016 TSR Award, this award is subject to a relative TSR vesting requirement over a three-year performance period. Between zero and 150% of the target number of restricted stock units subject to the award will vest based on the Company’s TSR compared to the TSRs for a peer group of companies approved by the Compensation Committee for the three-year performance period consisting of the Company’s 2016, 2017 and 2018 fiscal years. The number reported above reflects the target number of units subject to the award.
(7)	Under the terms of the 2017 Licensing Award, since the Company’s earnings from operations derived from the Company’s licensing segment for fiscal 2017 exceeded the pre-established performance goal, the award will vest in three equal annual installments. One third of the award vested as of January 30, 2017, and the remaining will vest on each January 30 of 2018 and 2019.
(8)	Under the terms of the 2017 LTIP Award, this award vests based on the Company’s revenue and operating income levels for the Company’s 2019 fiscal year. Between zero and 200% of the target number of restricted stock units subject to the award will vest based 50% on the Company’s revenue and 50% on the Company’s operating income for the three-year performance period. The number reported above reflects the target number of units subject to the award.
(9)	Under the terms of the 2017 Relative TSR Award, this award is subject to a relative TSR vesting requirement over a three year performance period. Between zero and 150% of the target number of restricted stock units subject to the award will vest based on the Company’s TSR compared to the TSRs for a peer group of companies approved by the Compensation Committee for the three year performance period consisting of the Company’s 2017, 2018 and 2019 fiscal years. The number reported above reflects the target number of units subject to the award.
(10)	Represents an award of restricted stock units in fiscal 2016 in connection with Mr. Herrero’s commencement of employment (the “2016 New-Hire Performance Share Award”). Since the Company’s earnings from operations for the last two quarters of fiscal 2016 exceeded the pre-established performance goal for the award, the award vests in four equal installments on July 7, 2016, 2017, 2018 and 2019.
(11)	Under the terms of the 2017 Revenue Award, since the Company’s total revenues (excluding net royalties) for fiscal 2017 exceeded the pre-established performance goal, the award will vest in three equal annual installments. One third of the award vested as of January 30, 2017, and the remaining will vest on each January 30 of 2018 and 2019.
(12)	This award was granted to Mr. Reddy in connection with his promotion to Chief Financial Officer of the Company, and vests in four equal installments on August 5, 2014, 2015, 2016 and 2017.
(13)	Awards vest in four equal installments on January 5, 2015, 2016, 2017 and 2018.
(14)	Awards vest in four equal installments on January 5, 2016, 2017, 2018 and 2019.
(15)	Awards vest in four equal installments on January 5, 2017, 2018, 2019 and 2020.

Option Exercises and Stock Vested in Fiscal 2017

The following table presents information regarding (i) the exercise of stock options by Named Executive Officers during fiscal 2017 and (ii) the vesting during fiscal 2017 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Paul Marciano	—	—	191,497	3,430,659
Victor Herrero	—	—	62,500	919,375
Sandeep Reddy	—	—	15,775	213,372
Michael Relich	—	—	—	—

(1)	The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s Common Stock on the vesting date.

Non-Qualified Deferred Compensation Plan Table—Fiscal 2017

The following table sets forth summary information regarding contributions to, earnings on, withdrawals from and account balances under the Company’s Non-Qualified Deferred Compensation Plan, or DCP, for and as of the fiscal year ended January 28, 2017.

Name	Executive Contributions In Last Fiscal Year ($)(1)	Company Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Paul Marciano	7,928	3,005	347,066	50,197	(3)	1,813,457
Victor Herrero	200,000	—	178,958	—		1,303,140
Sandeep Reddy	62,383	—	73,408	—		435,172
Michael Relich	178,071	—	106,453	1,307,565	(4)	—

(1)	Reflects base salary and/or cash bonus amounts contributed to the DCP by the Named Executive Officers during fiscal 2017. Accordingly, these amounts are also included in Column (c), (d) or (g), as applicable, of the “Summary Compensation Table” above.
(2)	There were no discretionary Company contributions with respect to any of the Named Executive Officers during fiscal 2017. The amount in this column represents contributions made by the Company during fiscal 2017 under the terms of the DCP to “make up” for 401(k) match amounts that could not be made to such executive’s account under our tax-qualified 401(k) plan (in which substantially all of our salaried employees are eligible to participate) due to applicable Internal Revenue Code limits. These amounts are also included in Column (i) of the “Summary Compensation Table” above.
(3)	Under the DCP, a participant may elect, at the time he or she elects to defer compensation under the plan, to have the benefits resulting from that deferral paid out on a specified date in the future. This amount reflects such a scheduled distribution. That is, this amount represents a distribution of benefits that the participant elected, at the time of his original deferral for a year prior to fiscal 2017, be paid out on a date that occurred during fiscal 2017.
(4)	This amount represents a distribution of Mr. Relich’s entire DCP account balance, as required under the terms of the DCP following a six month period after his resignation, which was effective April 29, 2016.

Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers, and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company makes contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits.

Account balances are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to their deferrals. Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company’s 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company. Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP. For the Named Executive Officers, Section 409A of the Internal Revenue Code requires that distributions may not occur earlier than six months following the Named Executive Officer’s termination of employment (excluding termination due to disability or death). The DCP is not required to be funded by the Company, until benefits become payable, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP.

The Company has purchased corporate-owned life insurance to help offset this liability. The Company did not make any discretionary contributions under the DCP during fiscal 2017.

Pension Benefits Table—Fiscal 2017

The following table presents information regarding the present value, computed as of January 28, 2017, of accumulated benefits that may become payable to the Named Executive Officers under the Company’s Supplemental Executive Retirement Plan, or SERP, the Company’s only defined benefit pension plan.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Paul Marciano	SERP	24	26,741,948	—

(1)	No other Named Executive Officers were eligible to participate in the SERP during the covered period.
(2)	The amount in this Column represents the actuarial present value, computed as of January 28, 2017, of the Named Executive Officer’s accrued aggregate pension benefit with respect to the SERP. The actuarial present value of accrued benefits is based on a discount rate of 3.5%, the RP 2014 Mortality Table (with MP 2016 Mortality Projections) and an assumed retirement age of 67 for Mr. Paul Marciano. The assumptions used are the same as those used for financial reporting purposes and contained in Note 12 (Defined Benefit Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2017 Annual Report on Form 10-K. See footnote (3) to the “Summary Compensation Table” above for more information concerning the year-over-year changes to the actuarial present value of Mr. Paul Marciano’s accrued aggregate pension benefit with respect to the SERP.

The Company adopted the SERP in 2006 to provide certain selected executives with benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances. The only active participant in the SERP as of January 28, 2017 was Mr. Paul Marciano.

Annual benefits available under the SERP, or SERP Benefits, are calculated by multiplying the participant’s highest average compensation (including base salary and certain bonuses) during any two of the final three full calendar years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Paul Marciano. Mr. Paul Marciano is fully vested in his SERP Benefits and has already attained the maximum permitted twenty-four years of service for purposes of calculating SERP Benefits. As contemplated by the terms of the Paul Marciano Employment Agreement described above, the highest amount of “compensation” (as defined in the SERP) for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan will be $6,250,000, and if he retires or otherwise has a termination of employment for any reason other than for cause after January 31, 2016, his “average compensation” for purposes of his SERP benefit will be determined as of January 31, 2016.

SERP Benefits are generally payable over the lifetime of the participant, subject to the advance election by each participant to receive an actuarial equivalent in the form of a ten or fifteen year term-certain life annuity or a joint and 50% survivor annuity. The SERP Benefit amounts will be reduced by the amount of a participant’s estimated Social Security benefits. If a participant retires on or after reaching the age of 65, his SERP Benefit will begin to be paid in the form selected by the participant. If a participant’s employment is terminated prior to reaching the age of 65, his SERP Benefit will cease to accrue and he will begin to be paid in the form selected by the participant, commencing following the attainment of age 65. Upon a participant’s death or disability, the participant or his beneficiaries will generally be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit. The SERP provides that if a participant experiences a termination of employment within twelve months following a change in control of the Company, the participant will be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit as if such benefit had been completely vested following such termination.

The present value of Mr. Paul Marciano’s accumulated benefit under the SERP at the end of fiscal 2012 was $37,059,275. Changes in actuarial factors have resulted in the present value of Mr. Paul Marciano’s accumulated benefit under the SERP being less than that amount at the end of each fiscal year subsequent to fiscal 2012. In accordance with applicable SEC rules, in years in which the present value of the benefit decreased, the change in the present value of the benefit for that fiscal year was reported as $0 (and not the actual amount of the reduction) in the Summary Compensation Table. In fiscal 2017, the change in the present value of Mr. Paul Marciano’s accumulated benefit under the SERP (calculated as described above) actually increased by $864,822 over the prior year due primarily to Mr. Marciano being one year closer to his assumed retirement age. However, this amount remains less than, and is entirely offset by, the reductions in the present value of Mr. Paul Marciano’s accumulated benefit under the SERP between fiscal years 2013 and 2015.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to each of our Named Executive Officers in connection with a termination of their employment and/or a change in control of the Company. As prescribed by SEC rules, in calculating the amounts of any potential payments to the Named Executive Officers described below, we have assumed that the termination and/or change in control occurred on the last business day of fiscal 2017. The benefits described below do not include any amounts with respect to fully vested SERP, DCP or 401(k) benefits or vested and unexercised stock options where no additional benefit is provided thereunder to the Named Executive Officer as a result of a termination or change in control. As reflected in the tables below and as discussed below and in the “Description of Plan-Based Awards” section above, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in certain circumstances in connection with a termination of their employment and/or a change in control.

Paul Marciano

The Paul Marciano Employment Agreement provides that if Mr. Paul Marciano’s employment with the Company is terminated by the Company without cause (as defined in the Paul Marciano Employment Agreement) or by Mr. Paul Marciano for good reason (as defined in the Paul Marciano Employment Agreement), Mr. Paul Marciano will be entitled to receive, subject to Mr. Paul Marciano delivering a release of claims in favor of the Company, the following separation benefits: (i) a lump sum payment equal to three times the sum of his base salary and then target annual bonus; and (ii) a pro-rata portion of his bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon actual performance as if his employment had continued through the end of the year. If Mr. Paul Marciano retires without good reason, or if his employment by the Company terminates at the end of the term of the Paul Marciano Employment Agreement, he will be entitled to receive a pro-rata portion of his bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon actual performance had employment continued through the end of the year. If Mr. Paul Marciano’s employment with the Company terminates on account of his death or disability (as defined in the Paul Marciano Employment Agreement), Mr. Paul Marciano (or his estate) will be entitled to receive a pro-rata portion of his target bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year).

Mr. Paul Marciano is not entitled to a change in control excise tax gross-up provision under the terms of the Paul Marciano Employment Agreement or any other agreement entered into with the Company. Should Mr. Paul Marciano’s payments, rights or benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Paul Marciano Employment Agreement provides that such payments, rights or benefits will be reduced to the extent necessary so that no portion of such payments, rights or benefits will be subject to such excise tax, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Paul Marciano will exceed the net after-tax benefit that he would receive if no such reduction was made.

Mr. Paul Marciano may also be entitled to certain accelerated vesting of outstanding equity awards in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See “—Description of Plan-Based Awards—Performance-Based Restricted Stock Units” above for a description of the material terms of these benefits. Mr. Paul Marciano also received equity awards in fiscal 2015 and fiscal 2016 that were similar in structure to the 2017 Licensing Award and included the same provisions respecting a termination of employment or change in control of the Company after the performance period as the 2017 Licensing Award described above. Mr. Paul Marciano was also granted a 2016 TSR Award that was similar in structure to the 2017 Relative TSR Award and included the same provisions respecting a termination of employment or change in control of the Company after the performance period as the 2017 Relative TSR Award described above.

Victor Herrero

The Herrero Employment Agreement provides that if Mr. Herrero’s employment with the Company is terminated by the Company without cause (as defined in the Herrero Employment Agreement), upon expiration of the term of the agreement then in effect by reason of the Company’s delivery of a notice of non-renewal if the Company did not have cause to deliver such non-renewal notice, or by Mr. Herrero for good reason (as defined in the Herrero Employment Agreement), Mr. Herrero will be entitled to receive, subject to his delivering a release of claims in favor of the Company, the following separation benefits: (1) payment of an aggregate amount equal to two times his base salary (or, in the event such termination of employment occurs within 12 months before, upon or within two years after a change in control (as defined in the agreement), payment of an aggregate amount equal to two times the sum of his base salary and target annual bonus), with such amount generally payable in 24 substantially equal monthly installments following the termination of employment; (2) a pro-rata portion of his bonus for the year in which the termination occurs (pro-rata based on the number of days of employment during the year and based on actual performance for the year had his employment continued through the year); (3) reimbursement of Mr. Herrero’s life insurance premiums of up to $10,000 per year for up to two years; and (4) payment or reimbursement of Mr. Herrero’s premiums to continue healthcare coverage under COBRA for up to 24 months.

Mr. Herrero may also be entitled to certain accelerated vesting of outstanding equity awards in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See “—Description of Plan-Based Awards—Performance-Based Restricted Stock Units” above for a description of the material terms of these benefits. In addition, to the extent the 2016 New-Hire Performance Share Award granted to Mr. Herrero in July 2015 is then outstanding and otherwise unvested, such award will become fully vested on the termination date. The 2016 New-Hire Performance Share Award will also fully vest if a change in control occurs and the awards are to be terminated in connection with the transaction (that is, the award is not continued following such event or assumed or converted by the successor entity). As to each other stock option, restricted stock, restricted stock unit or similar equity award granted to Mr. Herrero by the Company that is then outstanding and otherwise unvested (and unless otherwise provided in the applicable award agreement), (a) the equity award will vest as to a pro-rata portion of the number of shares subject to the award covered by the next time and service-based vesting installment applicable to the award that is otherwise scheduled to vest after the date of Mr. Herrero’s termination of employment (pro-rata based on the number of days of employment during the period beginning on the last time and service-based vesting date under the applicable award that occurred prior to the termination of employment and ending on the next time and service-based vesting date under the applicable award that was next scheduled to occur after the termination of employment), and (b) as to an award that is subject to performance-based vesting requirements, the award will remain subject to the applicable performance-based vesting conditions and the pro-rata vesting provided for above will apply only as to the next installment scheduled to vest pursuant to the time and service-based vesting conditions applicable to the award. If, however, such a termination of Mr. Herrero’s employment occurs within

12 months before, upon, or within two years after a change in control, as to each such stock option, restricted stock, restricted stock unit or similar equity award granted to Mr. Herrero by the Company that is then outstanding and otherwise unvested (and did not otherwise accelerate pursuant to the foregoing provisions), the time and service-based vesting condition applicable to the equity award will no longer apply in its entirety, and any performance-based condition and timing of payment of the award will be as provided in the applicable award agreement.

If Mr. Herrero’s employment terminates due to his death or disability (as defined in the Herrero Employment Agreement), he will be entitled to receive the following separation benefits: (1) payment of the pro-rata bonus described above for the year in which his employment terminates except that the pro-rata bonus will be based on the “target” level of performance for the year; and (2) pro-rata accelerated vesting of each of his then outstanding and unvested equity awards (including the 2016 New-Hire Performance Share Award) as described above.

Mr. Herrero is not entitled to a change in control excise tax gross-up provision under the terms of the Herrero Employment Agreement or any other agreement entered into with the Company. Should Mr. Herrero’s payments, rights or benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Herrero Employment Agreement provides that such payments, rights or benefits will be reduced to the extent necessary so that no portion of such payments, rights or benefits will be subject to such excise tax, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Herrero will exceed the net after-tax benefit that he would receive if no such reduction was made.

The following table sets forth the estimated amounts that each of Mr. Paul Marciano and Mr. Herrero would have become entitled to under the terms of their respective employment agreements and award agreements evidencing outstanding equity awards had their employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2017.

Name	Triggering Event	Cash Severance ($)(1)	Cash Bonus ($)(2)	Medical and Insurance Benefit ($)		Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(3)		Total ($)
Paul Marciano	Death / Disability	—	2,280,000	—		6,158,142		8,438,142
	Retirement	—	—	—		—		—
	Term. Without Cause or Resign for Good Reason (No Change in Control)	8,550,000	—	—		2,679,936		11,229,936
	Change in Control	—	—	—		—	(4)	—
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	8,550,000	—	—		6,176,469		14,726,469

Victor Herrero	Death / Disability	—	2,400,000	—		1,987,165		4,387,165
	Retirement	—	—	—		—		—
	Term. Without Cause or Resign for Good Reason (No Change in Control)	2,400,000	—	44,687	(5)	2,909,528		5,354,215
	Change in Control	—	—	—		—	(4)	—
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	7,200,000	—	44,687	(5)	4,308,544		11,553,231

(1)	Represents an amount equal to equal to (i) for Mr. Paul Marciano, three times the sum of his base salary and target annual bonus and (ii) for Mr. Herrero, two times his base salary (or, in the case of a “Term. Without Cause or Resign for Good Reason in Connection with Change in Control,” two times the sum of Mr. Herrero’s base salary and target annual bonus).
(2)	Represents the actual cash incentive award paid with respect to fiscal 2017 performance, except in the case of termination due to death or disability, which is calculated at a target level.

(3)	Represents the intrinsic value of the executive’s unvested stock options and unvested restricted stock and stock unit awards that would accelerate in the circumstances indicated. In the case of unvested stock options, this value is calculated by multiplying (i) the amount (if any) by which $12.30 (the closing price of the Company’s Common Stock on the NYSE on January 27, 2017, the last trading day of fiscal 2017) exceeds the per share exercise price of the option, by (ii) the number of shares subject to the accelerated portion of the award. In the case of unvested restricted stock and stock unit awards, this value is calculated by multiplying $12.30 (the closing price of the Company’s Common Stock on the NYSE on January 27, 2017, the last trading day of fiscal 2017) by the number of shares subject to the accelerated portion of the award. In the case of a “Term. Without Cause or Resign for Good Reason in Connection with Change in Control” assumes the “target” level of performance for the 2017 Relative TSR Awards and 2017 LTIP Awards. In the case of a “Term. Without Cause or Resign for Good Reason (No Change in Control),” includes no value as to the 2017 Relative TSR Awards and 2017 LTIP Awards because, in these circumstances, the target number of shares subject to the award would be pro-rated and would continue to be subject to the applicable performance-based vesting conditions.
(4)	None of the awards held by Mr. Paul Marciano or Mr. Herrero would automatically vest on a change in control of the Company. This presentation assumes that the awards would be continued following the transaction or assumed or converted by a successor entity. If the awards were to be terminated in connection with the transaction (and not assumed or converted by a successor entity), all of the outstanding and unvested equity awards held by the executive would accelerate. In such circumstances, the value of Mr. Paul Marciano’s and Mr. Herrero’s awards that would vest in connection with the termination of the awards would be $6,176,469 and $4,308,544, respectively. To the extent the awards accelerated in connection with a termination of the awards, there would be no additional accelerated vesting value with respect to such awards in connection with a termination of employment.
(5)	Represents the value of life insurance premium payments and continuing medical coverage for two years following a termination without cause or resignation for good reason.

Sandeep Reddy

Pursuant to the terms of the Reddy Letter as in effect during fiscal 2017, if the Company terminated Mr. Reddy’s employment for reasons other than for cause, Mr. Reddy would be entitled to receive a severance benefit of six monthly installments equal to his then monthly rate of base salary, subject to his execution of a release of claims. The severance payments that would be due to Mr. Reddy are subject to an offset equal to any amounts that he earns from other employment during the period ending six months after his termination of employment with the Company.

The following table sets forth the estimated amounts that Mr. Reddy would have become entitled to under the terms of his employment offer letter and the other plans in which he participated had his employment with the Company terminated in the circumstances described below and/or a change in control of the Company occurred on the last business day of fiscal 2017.

Name	Triggering Event	Cash Severance ($)		Cash Bonus ($)(1)	Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(2)	Total ($)
Sandeep Reddy	Death / Disability	—		—	93,837	93,837
	Term. Without Cause	262,500	(3)	—	—	262,500
	Change in Control	—		—	405,152	405,152

(1)	Represents the actual cash incentive award paid with respect to fiscal 2017 performance.
(2)

The equity awards granted to Mr. Reddy (other than the 2017 LTIP Award) generally would, to the extent outstanding and otherwise unvested, accelerate upon a change in control of the Company. This amount represents the intrinsic value of the executive’s unvested stock options and unvested restricted stock and stock unit awards that would accelerate in those circumstances. In the case of unvested stock options, this value is calculated by multiplying (i) the amount (if any) by which $12.30 (the closing price of the Company’s Common Stock on the NYSE on January 27, 2017, the last trading day of fiscal 2017) exceeds the per share exercise price of the option, by (ii) the number of shares subject to the accelerated portion of the award. In the case of unvested restricted stock and stock unit awards, this value is calculated by multiplying $12.30 (the closing price of the Company’s Common Stock on the NYSE on January 27, 2017,

the last trading day of fiscal 2017) by the number of shares subject to the accelerated portion of the award. As to the 2017 LTIP Award, this presentation assumes that the award would be continued following the transaction or assumed or converted by a successor entity. If the award was to be terminated in connection with the transaction (and not assumed or converted by a successor entity), the 2017 LTIP Award would accelerate and fully vest as to the target number of units. In such circumstances, the value of Mr. Reddy’s awards that would vest in connection with the termination of the awards would be $686,674.
(3)	Represents a severance payment in an amount equal to six months of base salary upon termination by the Company other than for cause, subject to a reduction equal to any amounts earned by Mr. Reddy from other employment during the six month period following such termination of employment.

The Reddy Letter was restated in April 2017. Under the restated letter, if the Company terminates Mr. Reddy’s employment for reasons other than for cause (as defined in the Reddy Letter), or if Mr. Reddy terminates his employment for good reason (as defined in the Reddy Letter), Mr. Reddy will be entitled to receive, subject to his delivering a release of claims in favor of the Company, continued payment of his base salary (as severance pay) for one year following the date his employment terminates (or, in the event such termination of employment occurs upon or within 18 months after a change in control (as defined in the agreement) of the Company, payment of an aggregate amount equal to one and one-half times the sum of his base salary and target annual bonus, payment of a pro-rated target bonus for the year of termination, and payment or reimbursement of his premiums to continue healthcare coverage under COBRA for up to 18 months).

Michael Relich

Mr. Relich resigned from his position as Chief Operating Officer of the Company effective April 29, 2016. Upon his termination of employment, Mr. Relich did not receive any severance benefits other than amounts that were payable for any termination of employment—payment of his earned and unpaid base salary, accrued vacation and reimbursement for unreimbursed business expenses. He also received his fully vested benefits pursuant to the standard terms of the DCP and the 401(k), as described herein. All equity awards that were unvested as of his termination date were forfeited in accordance with their terms.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company as of the Record Date, May 5, 2017, with respect to shares of Common Stock held by (i) each director, including the nominees for election at the Annual Meeting, (ii) our Named Executive Officers (as defined under “Executive and Director Compensation—Compensation Discussion and Analysis” above, except for Michael Relich whose employment with the Company terminated prior to the Record Date), (iii) all of our directors, including our nominees for election at the Annual Meeting, and our executive officers as a group and (iv) each person believed by us to beneficially own more than 5% of our outstanding shares of Common Stock.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percent of Class(2)
Maurice Marciano(3)	11,681,339	14.0%
Paul Marciano(4)	12,367,360	14.8%
Victor Herrero(5)	319,376	*
Gianluca Bolla(5)	40,661	*
Anthony Chidoni(5)	172,354	*
Joseph Gromek(5)	49,455	*
Kay Isaacson-Leibowitz(5)	48,433	*
Sandeep Reddy(5)	108,980	*
Alex Yemenidjian(5)	95,946	*
All directors and executive officers as a group (9 persons)(6)	24,883,904	29.6%
BlackRock, Inc.(7) 55 East 52nd Street, New York, New York, 10055	10,961,404	13.2%
Dimensional Fund Advisors LP(8) Building One, 6300 Bee Cave Road, Austin, Texas, 78746	6,363,532	7.6%
FMR LLC(9) 245 Summer Street, Boston, Massachusetts, 02210	12,495,720	15.0%
The Vanguard Group(10) 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	5,251,301	6.3%

*	Less than 1.0%
(1)	Except as described below and subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders. Except as indicated above, the business address for each person is: c/o Guess?, Inc., 1444 South Alameda Street, Los Angeles, California 90021.
(2)	The number of shares outstanding used in calculating the percentages for each person includes shares that may be acquired by such person upon the exercise of options exercisable within 60 days of May 5, 2017 but excludes shares underlying options held by any other person. The percent of beneficial ownership is based on 83,255,709 shares of Common Stock outstanding on May 5, 2017.
(3)

Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 14,610 shares held directly; 4,562,367 shares held indirectly as sole trustee of the Maurice Marciano Trust; 103,801 shares held indirectly as a member of Next Step Capital LLC (with respect to which he has sole voting power over 11,400 shares and no voting power over the remainder); 554,940 shares held indirectly as a member of Next Step Capital II, LLC (with respect to which he has sole voting power over 277,470 shares and no voting power over the remainder); 70 shares held indirectly as sole trustee of the Maurice Marciano Gift Trust FBO Caroline Marciano; 2,000,000 shares held indirectly as a member of the MM CRUT, LLC; 1,500,000 shares held indirectly as a member of Carolem Capital, LLC (with respect to which he has sole voting power over 375,000 shares and no voting power over the remainder); 2,000,000 shares held indirectly as a member of

Maurice Marciano Charitable Remainder Unitrust II; 264,384 shares held indirectly as trustee of G2 Trust; 136,201 shares held indirectly as trustee of the Exempt G2 Trust; 349,491 shares held indirectly as a member of Maurice Marciano Special Exempt Trust (with respect to which he has no voting power); 50,000 shares held indirectly as President of the Maurice Marciano Family Foundation; and 145,475 shares that may be acquired upon the exercise of options exercisable within 60 days of May 5, 2017. Amounts include 2,000,000 shares pledged as security under revolving lines of credit as of May 5, 2017. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Paul Marciano in footnote (4) below: 170,666 shares held by G Financial Holdings LLC (with respect to which Maurice Marciano has sole voting power and no investment power); and 339,005 shares held by G Financial Holdings II, LLC (with respect to which Maurice Marciano has sole voting power and no investment power).
(4)	Includes shares of Common Stock beneficially owned by Paul Marciano as follows: no shares held directly (excluding 103,490 restricted stock units subject to time-based vesting and 635,626 restricted stock units and performance share awards subject to performance and time-based vesting restrictions); 8,913,812 shares held indirectly as sole trustee of the Paul Marciano Trust; 234,500 shares held indirectly as president of the Paul Marciano Foundation; 1,481,700 shares held indirectly as a member of NRG Capital Holdings, LLC (with respect to which he has sole voting power over 370,425 shares and no voting power over the remainder); 170,666 shares held indirectly as member of G Financial Holdings, LLC (with respect to which he has no voting power); 339,005 shares held indirectly as a member of G Financial Holdings II, LLC (with respect to which he has no voting power); 105,977 shares held indirectly as trustee of Exempt Gift Trust under the Next Step Trust; 370,309 shares held indirectly as trustee of the Nonexempt Gift Trust under the Next Step Trust; 349,491 shares held indirectly as trustee of Paul Marciano Special Exempt Trust (with respect to which he has no voting power); and 401,900 shares that may be acquired upon the exercise of options exercisable within 60 days of May 5, 2017. Amounts include 3,500,000 shares pledged as security under revolving lines of credit as of May 5, 2017. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Maurice Marciano in footnote (3) above: 92,401 shares held by Next Step Capital LLC (with respect to which he has sole voting power and no investment power); 277,470 shares held by Next Step Capital II LLC (with respect to which he has sole voting power and no investment power); 349,491 shares held by Maurice Marciano Special Exempt Trust (with respect to which he has sole voting power and no investment power); and 1,125,000 shares held by Carolem Capital, LLC (with respect to which he has sole voting power and no investment power).
(5)	Includes shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of May 5, 2017, as follows: Victor Herrero, 150,000 shares (Mr. Herrero’s amounts do not include an additional 220,198 restricted stock units subject to time-based vesting and 460,534 restricted stock units and performance share awards subject to performance and time-based vesting restrictions); Gianluca Bolla, no shares (Mr. Bolla holds 14,610 restricted stock units subject to time-based vesting); Anthony Chidoni, no shares; Joseph Gromek, no shares; Kay Isaacson-Leibowitz, no shares; Sandeep Reddy, 43,100 shares (Mr. Reddy’s amounts do not include 74,635 performance share awards subject to performance and time-based vesting restrictions); and Alex Yemenidjian, no shares.
(6)	Includes: 740,475 shares of Common Stock that may be acquired upon the exercise of options within 60 days of May 5, 2017.
(7)	With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on January 12, 2017. BlackRock, Inc. and its affiliates reported sole voting power with respect to 10,808,054 shares and sole investment power with respect to 10,961,404 shares.
(8)	With respect to information relating to Dimensional Fund Advisors LP, we have relied solely on information supplied by such entity on a Schedule 13G filed with the SEC on February 9, 2017. Dimensional Fund Advisors LP and its affiliates reported sole voting power with respect to 6,222,688 shares and sole investment power with respect to 6,363,532 shares.
(9)

With respect to information relating to FMR LLC, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 14, 2017. FMR LLC and its affiliates reported sole voting power with respect to 1,508,300 shares and sole investment power with respect to 12,495,720 shares.
(10)	With respect to information relating to The Vanguard Group, we have relied solely on information supplied by such entity on a Schedule 13G filed with the SEC on February 13, 2017. The Vanguard Group and its affiliates reported sole voting power with respect to 74,048 shares, shared voting power with respect to 8,900 shares, sole investment power with respect to 5,172,119 shares and shared investment power with respect to 79,182 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Person Transactions Policy, a related person transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer, (ii) any person who is known to be the owner of 5% or more of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of any of the foregoing persons, and (iv) any entity in which any of the foregoing persons is an officer, general partner or otherwise controls such entity. “Related person transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (a) the Company was or is to be a party or a participant, (b) the amount involved exceeds or reasonably can be expected to exceed $120,000, and (c) any of the foregoing persons had or will have a direct or indirect material interest.

All directors and executive officers are required under the Related Person Transactions Policy to notify the Company’s General Counsel of any potential or actual related person transaction as soon as they become aware of any such transaction. The General Counsel then presents any related person transactions to the Audit Committee for consideration. Among other relevant factors, the Audit Committee may consider the following: (i) the size and materiality of the transaction and the amount of consideration payable to a related person, (ii) the nature of the interest of the applicable related person, (iii) whether the transaction may involve a conflict of interest, (iv) whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms, and (v) whether there are business reasons to enter into the transaction.

Leases

The Company leases warehouse and administrative facilities, including the Company’s corporate headquarters in Los Angeles, California, from partnerships affiliated with the trusts for the respective benefit of Paul Marciano, who is an executive and member of the Board of the Company, and Maurice Marciano, Chairman Emeritus and member of the Board, and certain of their children (the “Marciano Trusts”), and certain of their affiliates. There were four of these leases in effect as of January 28, 2017 with expiration dates ranging from calendar years 2017 to 2020.

In January 2016, the Company sold an approximately 140,000 square foot parking lot located adjacent to the Company’s corporate headquarters to a partnership affiliated with the Marciano Trusts for a sales price of $7.5 million, which was subsequently collected during fiscal 2017. Concurrent with the sale, the Company entered into a lease agreement to lease back the parking lot from the purchaser. During fiscal 2016, the Company recognized a net gain of approximately $3.4 million in other income as a result of these transactions.

Aggregate rent, common area maintenance charges and property tax expense recorded under these four related party leases for fiscal 2017, fiscal 2016 and fiscal 2015 was $5.0 million, $5.1 million and $5.8 million, respectively. The Company believes that the terms of the related party leases and parking lot sale have not been significantly affected by the fact that the Company and the lessors are related.

Aircraft Arrangements

The Company periodically charters aircraft owned by MPM Financial, LLC (“MPM Financial”), an entity affiliated with the Marciano Trusts, through informal arrangements with MPM Financial and independent third party management companies contracted by MPM Financial to manage its aircraft. The total fees paid under these arrangements for fiscal 2017, fiscal 2016 and fiscal 2015 were approximately $0.9 million, $0.6 million and $1.4 million, respectively.

Consulting Arrangement

After serving for over 30 years as an executive and leader for Guess?, Inc., co-founder Maurice Marciano retired from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. In connection with his retirement and under the terms of his previously existing employment agreement, the Company and Mr. Marciano entered into a two-year consulting agreement, subsequently extended for a third year (the “Marciano Consulting Agreement”), under which Mr. Marciano provided certain consulting services to the Company. The Marciano Consulting Agreement provided for consulting fees of $500,000 per year and continued automobile use in a manner consistent with past practice. The Marciano Consulting Agreement expired on January 28, 2015 and was not renewed. However, Mr. Marciano continues to serve the Company as a director and the Chairman Emeritus of the Board. The Company elected to continue to provide for automobile use subsequent to the expiration of the term of the Marciano Consulting Agreement based on Mr. Marciano’s continuing substantial contributions to the Company. There were no expenses incurred related to the Marciano Consulting Agreement during fiscal 2017 and fiscal 2016. Total expenses incurred with respect to the Marciano Consulting Agreement were approximately $0.5 million for fiscal 2015.

Other Transactions

During 2015, Georges Marciano, brother of Paul Marciano and Maurice Marciano, filed lawsuits against the Company in Canada and the U.S. related primarily to intellectual property rights in the Marciano name. Armand Marciano, also a brother of Paul Marciano and Maurice Marciano, was later added as a plaintiff to the U.S. lawsuit. In addition to the lawsuits, Georges Marciano opposed various of the Company’s applications for registration of its “Marciano” mark. In December 2015, the parties (including all the Marciano brothers) entered into a settlement agreement and a coexistence agreement whereby: (1) Georges Marciano and Armand Marciano agreed to drop all claims and actions against the Company; (2) the Company agreed to pay Georges Marciano and Armand Marciano a sum of $100,000 each (which amounts were substantially reimbursed by insurance); (3) the Company clarified the intellectual property rights of Georges Marciano and Armand Marciano in the use of their respective full names; and (4) the parties clarified the Company’s ownership and intellectual property rights in the name “Marciano.”

From time-to-time, the Company has utilized a third party agent named Harmony Collection, LLC to produce specific apparel products on behalf of the Company. Armand Marciano is part owner and an executive of the parent company of Harmony Collection, LLC. There were no payments made by the Company under this arrangement during fiscal 2017 and fiscal 2016. The total payments made by the Company under this arrangement for fiscal 2015 were approximately $1.0 million.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended January 28, 2017, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended January 28, 2017, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Common Stock.

THE BOARD OF DIRECTORS

May 23, 2017

APPENDIX A

GUESS?, INC.

2004 EQUITY INCENTIVE PLAN

(Amended and Restated as of May 19, 2017)

1. Purpose. The purposes of the Guess?, Inc. 2004 Equity Incentive Plan (the “Plan”) are to attract, retain and motivate officers and other key employees and consultants of Guess?, Inc., a Delaware corporation (the “Company”), and its Subsidiaries (as hereinafter defined), to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of stock of the Company.

2. Definitions. For purposes of the Plan, the following terms shall be defined as follows:

“Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

“Award” means an award made pursuant to the terms of the Plan to an Eligible Individual (as hereinafter defined) in the form of Stock Options, Restricted Stock Awards, Stock Units, Performance Share Awards, Performance Units, Special Performance-Based Awards, Stock Appreciation Rights, or Dividend Equivalent Rights.

“Award Agreement” means a written or electronic award agreement or notice evidencing the terms of an Award in a form approved by the Committee and, in each case and if and to the extent required by the Committee, which is executed or otherwise electronically accepted by the Participant and by an officer on behalf of the Company in such form and manner as the Committee may require, and containing such terms and conditions as the Committee deems appropriate and that are not inconsistent with the terms of the Plan.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Change in Control” of the Company shall be deemed to have occurred when:

(A) any Person (other than (x) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan or (y) Maurice Marciano or Paul Marciano, the members of their families, their respective estates, spouses, heirs and any trust of which any one or more of the foregoing are the trustors, the trustees and/or the beneficiaries, or any other entity controlled by one or more of them (collectively, such persons, estates, trusts, and entities referred to in this clause (y) the “Permitted Holders”)), alone or together with its Affiliates and Associates (collectively, an “Acquiring Person”) shall become the Beneficial Owner of both (i) thirty-five percent (35%) or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its shareholders (other than an Acquiring Person on whose behalf the offer is being made)) and (ii) more shares of Common Stock or more Combined Voting Power of the Company than are at such time Beneficially Owned by the Permitted Holders;

(B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”) cease for any reason to constitute a majority of the Board;

(C) there is a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (as defined in Section 17 hereof) or any Parent of such Surviving Entity) more than 50% of the Combined Voting Power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation; or

(D) there is a complete liquidation or dissolution of the Company or all or substantially all of the Company’s assets are sold;

provided, however, that a Change in Control shall not be deemed to have occurred in the event of (x) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company or (y) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock. The foregoing definition of “Change in Control” shall be effective as to Awards granted on or after the Effective Date. “Change in Control” for purposes of Awards granted prior to the Effective Date, as well as any employment agreement entered into by the Company prior to the Effective Date that uses the term “Change in Control” as defined in the Plan, shall have the meaning given to such term in the Plan as in effect immediately prior to the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Combined Voting Power” means the combined voting power of the Company’s then outstanding voting securities.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed by the Board (or a subcommittee appointed by another committee acting within its delegated authority) to administer the Plan. The Committee shall consist of at least two directors or such number of directors as may be required under applicable law and shall serve at the pleasure of the Board. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan, and the Board may also take any action within the authority of such a Committee. “Committee” shall also mean the Board, if and to the extent the Board assumes administration of the Plan.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company and such other securities or property as may become the subject of Awards under this Plan, or may become subject to such Awards, pursuant to an adjustment made under Section 16(b) of the Plan.

“Disability” means, with respect to any Participant and unless otherwise provided by the Committee in the applicable Award Agreement, (i) a “total and permanent disability” within the meaning of Section 22(e)(3) of the Code with respect to Incentive Stock Options and, (ii) with respect to Awards other than Incentive Stock Options, that as a result of incapacity due to physical or mental illness, such Participant is, or is reasonably likely to become, unable to perform his or her duties for more than six (6) consecutive months or six (6) months in the aggregate during any twelve (12) month period.

“Eligible Individuals” means the individuals described in Section 7 who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

“Fair Market Value” means, on any given date, the closing price of the shares of Common Stock, as reported on the New York Stock Exchange for such date or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded; provided that if the Common Stock is not then traded on the New York Stock Exchange, Fair Market Value means the fair market value thereof as of the relevant date of determination as determined in accordance with a valuation methodology approved by the Committee.

“Full-Value Award” means any Award under this Plan that is not a Stock Option or Stock Appreciation Right.

“Incentive Stock Option” means a Stock Option which is an “incentive stock option” within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.

“Nonqualified Stock Option” means a Stock Option which is not an Incentive Stock Option.

“Parent” means any corporation which is a “parent corporation” within the meaning of Section 424(e) of the Code with respect to the relevant entity.

“Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

“Performance Share Award” means a conditional Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 11 hereof.

“Performance Unit” means a conditional Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 12 hereof.

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

“Restricted Stock Award” means an Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.

“Restricted Stock Unit” means a Stock Unit subject to such conditions on vesting and payout as the Committee may determine.

“Retirement” means retirement from active employment with the Company and its Subsidiaries on or after the attainment of age 55, or such other retirement date as may be approved by the Committee for purposes of the Plan and specified in the applicable Award Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

“Special Performance-Based Award” means an Award granted under Section 13, the issuance or payment of which is contingent upon, among any other conditions that the Committee may prescribe and except as the Committee may otherwise provide in the applicable Award Agreement, the attainment of performance objectives specified by the Committee.

“Stock Appreciation Right” means an Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 10 hereof.

“Stock Option” means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof.

“Stock Unit” means a bookkeeping entry that serves as a unit of measurement relative to a share of Common Stock for purposes of determining the payment of the Stock Unit grant.

“Subsidiary” means (i) with respect to an Incentive Stock Option, any corporation which is a “subsidiary corporation” within the meaning of Section 424(f) of the Code with respect to the Company or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for the purposes of the Plan.

“Ten Percent Shareholder” means an Eligible Individual who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

3. Administration of the Plan.

(a) The Plan shall be administered by the Committee. With respect to Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, this Plan shall be administered by a committee consisting solely of two or more directors each of whom the Board has determined is an outside director (as this requirement is applied under Section 162(m) of the Code). Award grants, and transactions in or involving Awards, intended to be exempt under Rule 16b-3 under the Exchange Act, should be duly and timely authorized by the Board or a committee consisting solely of two or more directors each of whom the Board has determined is a non-employee director (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of directors each of whom the Board has determined is an independent director (within the meaning of the applicable listing agency). However, the failure to satisfy any requirement set forth in the preceding three sentences shall not affect the validity of any action of any committee otherwise duly authorized and acting in the matter.

(b) The Committee shall have full power and authority, subject to the express provisions hereof (including the no repricing provision below), to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan, including, without limitation, the authority (i) to determine eligibility and select Participants from the Eligible Individuals, (ii) to determine the type and form of Awards to be granted and to grant Awards in accordance with the Plan, (iii) to determine the number of Shares subject to each Award or the cash amount payable in connection with an Award, (iv) to determine the price (if any) at which securities will be offered or awarded (in the case of securities-based awards) and to determine the form in which such price may be paid (which may include any form of consideration permitted by applicable law including, without limitation, services rendered), (v) to determine the terms and conditions of each Award, including, without limitation, those related to any vesting, forfeiture, payment or exercisability provisions, and including the authority to grant an Award that is fully-vested at grant, (vi) to amend the terms and conditions of an Award, waive any right of the Company with respect to an Award, accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all outstanding Awards (in the case of Stock Options and Stock Appreciation Rights, within the maximum ten-year term of such awards) in such circumstances as the Committee may deem appropriate, subject to any required Participant consent under Section 18, (vii) to specify and approve the form and provisions of the Award Agreements delivered to Participants in connection with their Awards, (viii) to determine whether, and the extent to which, adjustments are required pursuant to Section 16 and to take any actions it may determine to be advisable pursuant to Section 17, (ix) to acquire or settle rights under Awards (subject to the no repricing provision below); (x) to construe and interpret any Award Agreement delivered under the Plan, (xi) to prescribe, amend and rescind rules and procedures relating to the Plan, (xii) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions or any other factors or circumstances that the Committee may determine to be appropriate and (xiii) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(c) The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(d) Any action taken by, or inaction of, the Company, any Subsidiary, or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. In making any determination or in taking or not taking any action under this Plan, the Board or a Committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or to third parties.

(e) Notwithstanding the foregoing and except for an adjustment pursuant to Section 16 or a repricing approved by shareholders, in no case may the Committee (1) amend an outstanding Stock Option or Stock Appreciation Right to reduce the exercise price or base price of the Award, (2) cancel, exchange, or surrender an outstanding Stock Option or Stock Appreciation Right in exchange for cash or other awards for the purpose of repricing the Award, or (3) cancel, exchange, or surrender an outstanding Stock Option or Stock Appreciation Right in exchange for a Stock Option or Stock Appreciation Right with an exercise or base price that is less than the exercise or base price of the original Award.

4. Duration of Plan. The Plan shall remain in effect until terminated by the Board and thereafter until all Awards granted under the Plan are satisfied by the issuance of shares of Common Stock or the payment of cash or are terminated or expire under the terms of the Plan or under the Award Agreement entered into in connection with the grant thereof. Notwithstanding the foregoing, no Awards may be granted under the Plan after the tenth anniversary of the Effective Date (as defined in Section 19(m)). After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Committee with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

5. Shares of Stock Subject to the Plan.

(a) The number of shares of Common Stock that may be issued under the Plan pursuant to Awards shall not exceed, in the aggregate, 29,100,000 shares (the “Share Limit”). Such shares may be either authorized but unissued shares, treasury shares or any combination thereof.

(b) Shares issued under the Plan in respect of any Full-Value Award granted under the Plan on or after May 1, 2017 shall be counted against the foregoing Share Limit as 3.54 shares for every one share issued in connection with such Award.

(c) To the extent that an Award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall again be available for subsequent Awards under this Plan.

(d) Except as provided in the next sentence, shares that are subject to or underlie Awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not count against the Share Limit and shall again be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Stock Option or Stock Appreciation Right granted under this Plan, as well as any shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Stock Option or Stock Appreciation Right granted under this Plan, shall count against the Share Limit and shall not be available for subsequent Awards under this Plan. Shares of Common Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the minimum tax withholding obligations related to any Full-Value Award granted under this Plan, shall not count against the Share Limit and shall be available for subsequent Awards under this Plan.

(e) In the event that shares of Common Stock are delivered in respect of a Dividend Equivalent Right granted under this Plan, the number of shares delivered with respect to the Award shall be counted against the Share Limit (applying, for any such issuance on or after May 1, 2017, the counting rule of Section 5(b)). (For purposes of clarity, if 1,000 Dividend Equivalent Rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered on or after May 1, 2017 in payment of those rights with respect to that dividend, 177 shares shall be counted against the Share Limit.)

(f) To the extent that shares of Common Stock are delivered pursuant to the exercise of a Stock Appreciation Right or Stock Option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit, as opposed to only counting the shares issued. (For purposes of clarity, if a Stock Appreciation Right relates to 100,000 shares, is to be settled in shares of Common Stock, and is exercised in full at a time when the payment due to the Participant is 15,000 shares, 100,000 shares shall be charged against the Share Limit with respect to such exercise.)

(g) The Company may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise). The Share Limit, as well as each share limit in Section 6, is subject to adjustment as provided in Section 16(b). The foregoing adjustments to the share limits of this Plan in Sections 5(b) through this Section 5(g) are subject to any applicable limitations under Section 162(m) of the Code with respect to Awards intended as performance-based compensation thereunder.

(h) As to shares subject to a Full-Value Award granted under this Plan that become available on or after May 1, 2017 for subsequent Awards under this Plan pursuant to Section 5(c) or 5(d), such shares shall restore the Share Limit on an equivalent basis of 3.54 shares for every one share subject to the Award that becomes so available.

(i) Unless otherwise provided by the Committee, no fractional shares shall be delivered under the Plan. The Committee may pay cash in lieu of any fractional shares in settlements of Awards under this Plan.

6. Additional Share Limits. The following limits also apply with respect to Awards granted under this Plan:

(a) In accordance with the requirements under Section 162(m) of the Code, no Eligible Individual shall receive grants of Stock Options and Stock Appreciation Rights with respect to an aggregate of more than 1,000,000 shares of Common Stock in any calendar year.

(b) The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 10,000,000 shares.

(c) Additional limits with respect to Special Performance-Based Awards are set forth in Section 13.

7. Eligible Individuals. Awards may be granted by the Committee only to those persons who the Committee determines to be Eligible Individuals. An “Eligible Individual” is any person who is (a) an officer of the Company or any of its Subsidiaries, (b) an employee of the Company or any of its Subsidiaries or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or its Subsidiaries in a capital-raising transaction or as a market maker or promoter of the Company’s or its Subsidiaries’ securities) to the Company or any of its Subsidiaries and who is selected to participate in this Plan by the Committee; provided, however, that a person who is otherwise an Eligible Individual under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act the offering and sale of shares issuable under this Plan by the Company or its Subsidiaries or the Company’s compliance with any other applicable laws. A Participant may, if otherwise eligible, be granted additional Awards if the Committee shall so determine. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or its Subsidiaries.

8. Stock Options. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options; provided that only employees may be granted Incentive Stock Options. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate:

(a) Award Agreement. Stock Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan, and shall indicate if the option is intended as an Incentive Stock Option.

(b) Terms of Stock Options Generally. Subject to the terms of the Plan and the applicable Award Agreement, each Stock Option shall entitle the Participant to whom such Stock Option was granted to purchase, upon payment of the relevant exercise price, the number of shares of Common Stock specified in the Award Agreement.

(c) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and set forth in the Award Agreement; provided, however, that the exercise price per share of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant (110% in the case of an Incentive Stock Option granted to a Ten Percent Shareholder), subject to adjustment as contemplated by Section 16(b).

(d) Option Term. The term of each Stock Option shall be fixed by the Committee and set forth in the Award Agreement; provided, however, that a Stock Option shall not be exercisable after the expiration of ten (10) years after the date the Stock Option is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder).

(e) Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. In no case, unless otherwise provided by the Committee, may a Stock Option be exercised as to less than 100 shares at any one time (or the remaining shares covered by the Stock Option if less than 100) during the term of the Stock Option. The Committee may provide that Stock Options shall be exercisable in whole or in part based upon length of service or attainment of specified performance criteria or such other conditions as the Committee may prescribe, or the Committee may provide that a Stock Option shall be vested and exercisable upon grant. The Committee, in its sole discretion, may provide for the acceleration of vesting of a Stock Option, in whole or in part, based on such factors or criteria (including specified performance criteria) as the Committee may determine.

(f) Method of Exercise. The exercise provisions of this Section 8(f) apply to a Stock Option unless otherwise provided by the Committee in the applicable Award Agreement. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company specifying the number of shares to be purchased, and containing any representations required by the Committee. Such notice shall be accompanied by payment in full of the exercise price either by cash, certified or bank check, or other instrument acceptable to the Committee. As determined by the Committee in its sole discretion, payment of the exercise price may also be made in full or in part by tendering to the Company shares of Common Stock (having a Fair Market Value as of the date of exercise of such Stock Option equal to the exercise price (or such portion thereof)). Common Stock used to pay the exercise price may be shares that are already owned by the Participant, or the Company may withhold shares of Common

Stock that would otherwise have been received by the Participant upon exercise of the Stock Option. Unless and until otherwise provided by the Committee and in accordance with procedures established by the Company for this purpose from time to time, a Participant may exercise an Option through a “cashless exercise” procedure involving a third-party broker who provides financing for the purpose of (or otherwise facilitates) the exercise of Stock Options. For clarity, such an arrangement shall not be considered prohibited by Section 15. The manner in which the exercise price may be paid may be subject to certain conditions specified by the Committee, including, without limitation, conditions intended to avoid the imposition of liability against the individual under Section 16 of the Exchange Act and compliance with applicable law. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing an exercised Stock Option to the Secretary of the Company, who shall endorse thereon a notation of such exercise and return such Award Agreement to the Participant exercising the Option.

(g) Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any shares of Common Stock issuable upon exercise of a Stock Option until shares of Common Stock (either in certificate or book entry form) shall have been issued to the Participant and, subject to Section 16(b), no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which the Participant shall become the holder of record thereof.

(h) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under the Plan, if the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company or a Parent or Subsidiary exceeds One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code, such Incentive Stock Options shall be treated, to the extent of such excess, as Nonqualified Stock Options.

9. Restricted Stock Awards. Restricted Stock Awards granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a) Award Agreement. Restricted Stock Awards shall be evidenced by an Award Agreement in such form and containing such restrictions, terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan, including, without limitation, any applicable restrictions on the sale, assignment, transfer or other disposition of such shares that the Committee may prescribe and any applicable conditions that the Committee may prescribe regarding the vesting and/or forfeiture of such shares. The Committee may determine that a Restricted Stock Award shall be fully vested at grant (including, without limitation in the form of a stock bonus).

(b) Terms of Restricted Stock Awards Generally. Restricted Stock Awards may be granted under the Plan in such form as the Committee may from time to time approve. Restricted Stock Awards may be granted for any lawful consideration approved and deemed appropriate by the Committee, including without limitation, services rendered by the Participant. Restricted Stock Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of shares of Common Stock subject to each Restricted Stock Award granted to a Participant, and the Committee may impose different terms and conditions on any particular Restricted Stock Award granted to any Participant. Subject to the following sentence, the Committee, in its sole discretion, may provide for the lapse of any applicable restrictions in installments and may waive or accelerate such restrictions in whole or in part, based on such factors or criteria, including specified performance criteria, as the Committee may determine. Upon expiration of any applicable restriction period or lapse of any restrictions, the Participant shall be vested in the Restricted Stock Award, or applicable portion thereof.

(c) Evidence of Ownership. At the time of grant, the Company shall, in its discretion, issue to each Participant receiving a Restricted Stock Award either: (i) a certificate or certificates in respect of such shares of Common Stock or (ii) uncertificated shares in book entry form. In either case, such shares shall be registered in the name of such Participant, and shall bear an appropriate legend or notation, as applicable, referring to the terms, conditions and restrictions applicable to such Award. The Committee may require that, as a condition of any Restricted Stock Award: (x) the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award and (y) shares evidencing such Restricted Stock Award (if in certificate form) be held in custody by the Company until the restrictions thereon have lapsed.

(d) Rights as Shareholder. Except as otherwise provided by the Committee in its sole discretion, a Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the shares and, subject to Section 9B, the right to receive any cash dividends. Stock dividends issued with respect to shares covered by a Restricted Stock Award shall be treated as additional shares under the Restricted Stock Award and shall be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

9A. Stock Units. Awards of Stock Units granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a) Terms and Conditions of Stock Units Generally; Award Agreement. The Committee may, in its discretion, (1) authorize and grant to any Eligible Individual an Award of Stock Units, (2) credit to any Eligible Employee Stock Units, (3) permit an Eligible Employee to irrevocably elect to defer by means of Stock Units or receive in Stock Units all or a portion of any Award hereunder, or (4) grant Stock Units in lieu of, in exchange for, in respect of, or in addition to any other compensation or Award under this Plan. The specific terms, conditions, and provisions relating to each Stock Unit grant or election, including any applicable vesting and payout provisions of the Stock Units and the form of payment to be made at or following the vesting thereof, shall be set forth in or pursuant to the applicable Award Agreement and any relevant Company bonus, performance or other service or deferred compensation plan, in form substantially as approved by the Committee. The Committee may determine that an Award of Stock Units shall be fully vested at grant. The Committee, in its sole discretion, may provide for the acceleration of vesting of an Award of Stock Units, in whole or in part, based on such factors or criteria (including specified performance criteria) as the Committee may determine.

(b) Payment of Awards. The Committee, in the applicable Award Agreement or other award agreement or the relevant Company deferred compensation plan, may permit an Eligible Individual to elect the form and time of payout of vested Stock Units on such conditions or subject to such procedures as the Committee may impose, and may permit Stock Unit offsets or other provisions for payment of any applicable taxes that may be due on the crediting, vesting or payment in respect of the Stock Units.

(c) Dividend Equivalent Rights. In its discretion, the Committee may grant to any Eligible Individual “Dividend Equivalent Rights” concurrently with the grant of any Award of Stock Units, on such terms as set forth by the Committee in the applicable Award Agreement. Dividend Equivalent Rights shall be based on all or part of the amount of dividends declared on shares of Common Stock and shall be credited as of dividend payment dates during the period between the date of grant (or such later date as the Committee may set) and the date the Award of Stock Units expires (or such earlier date as the Committee may set), as determined by the Committee. Dividend Equivalent Rights shall be payable in cash or shares of Common Stock, and may be subject to such conditions, as may be determined by the Committee.

(d) Cancellation of Restricted Stock Units. Unless the Committee otherwise expressly provides, and subject to Section 14 hereof, Restricted Stock Units that remain subject to any conditions to vesting at the time of termination of employment or service or are subject to other conditions to vesting that have not been satisfied by the time specified in the applicable Award Agreement shall not vest and shall be cancelled, unless the Committee otherwise provides in or by amendment to the applicable terms of the Award.

(e) Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to an Award of Stock Units. Stock Units may, however, by express provision in the applicable Award Agreement, entitle a Participant to Dividend Equivalent Rights as provided under Section 9A(c) hereof.

9B. Dividend Equivalent Rights. In addition to Dividend Equivalent Rights contemplated by Section 9A(c), Dividend Equivalent Rights may be granted as a separate Award or in connection with another Award under this Plan; provided, however, that Dividend Equivalent Rights may not be granted in connection with a Stock Option or Stock Appreciation Right granted under this Plan. In addition, any dividends and/or Dividend Equivalent Rights as to the unvested portion of a Restricted Stock Award that is subject to performance-based vesting requirements or the unvested portion of a Stock Unit Award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate.

10. Stock Appreciation Rights. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate.

(a) Award Agreement. Stock Appreciation Rights shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan.

(b) Terms of Stock Appreciation Rights Generally. Subject to the terms of the Plan and the applicable Award Agreement, each Stock Appreciation Right shall entitle the Participant to whom such Stock Appreciation Right was granted to receive, upon exercise thereof, the amount specified in Section 10(e). A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option. If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Committee may determine).

(c) Exercise Price. The exercise price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant and set forth in the Award Agreement; provided, however, that the exercise price per share of a Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant, subject to adjustment as contemplated by Section 16(b).

(d) Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. A Stock Appreciation Right granted in tandem with a Stock Option shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option. A Stock Appreciation Right unrelated to a Stock Option shall contain such terms and conditions as to exercisability and duration as the Committee shall determine, but in no event shall any such Stock Appreciation Right have a term of greater than ten (10) years. The Committee may provide that a Stock Appreciation Right shall be fully vested and exercisable upon grant. The Committee, in its sole discretion, may provide for the acceleration of vesting of a Stock Appreciation Right, in whole or in part, based on such factors or criteria (including specified performance criteria) as the Committee may determine. Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be cancelled automatically to the extent of the number of shares covered by such exercise, and such shares shall no longer be available for grant under the Plan. If the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the related Stock Appreciation Right shall be cancelled automatically to the extent of the number of shares covered by the Stock Option exercise. A Stock Appreciation Right granted in tandem with an Incentive Stock Option may be exercised only when the Fair Market Value of the Common Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

(e) Amount of Payment. In the event a Participant exercises a Stock Appreciation Right, such Participant shall be entitled to receive an amount determined by multiplying (a) the positive difference (if any) between the Fair Market Value of one share of Common Stock on the date of exercise and the exercise price per share specified for the Stock Appreciation Right by (b) the number of shares in respect of which the Stock Appreciation Right shall have been exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement at the time the Stock Appreciation Right is granted.

(f) Form of Payment. Payment upon exercise of a Stock Appreciation Right shall be made in cash, in shares of Common Stock, or some combination thereof, as the Committee shall determine in its sole discretion.

(g) Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any Stock Appreciation Right unless and until shares of Common Stock (either in certificate or book entry form) are issued to the Participant as payment upon exercise of such Stock Appreciation Right, and, subject to Section 16(b), no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which the Participant shall become the holder of record thereof.

11. Performance Share Awards. Performance Share Awards granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a) Award Agreement. Performance Share Awards shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan. Each Award Agreement shall set forth the number of shares of Common Stock to be received by a Participant upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Committee deems appropriate.

(b) Terms of Performance Share Awards Generally. Performance Share Awards may be granted under the Plan in such form as the Committee may from time to time approve. Performance Share Awards may be granted for such consideration as the Committee deems appropriate including, without limitation, services rendered by the Participant. Performance Share Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of shares of Common Stock subject to each Performance Share Award granted to a Participant.

(c) Performance Goals. Performance Share Awards may provide that, in order for a Participant to be entitled to receive shares of Common Stock under such Award, the Company, a Subsidiary, an applicable division or business unit of any of them, and/or the Participant must achieve one or more specified performance goals (“Performance Goals”) over a designated performance period (“Performance Period”) or satisfy such other vesting criteria as the Committee may prescribe. The Performance Goal(s) and Performance Period shall be established by the Committee in its sole discretion. The Committee may establish the Performance Goals for each Performance Period before or after the commencement of the Performance Period. In setting Performance Goals, the Committee may use such measures as it deems appropriate (including, without limitation, any of the Business Criterion set forth in Section 13) and it may adjust the performance objectives (or performance) to reflect any circumstances it deems appropriate (including, without limitation, any adjustment event referenced in Section 13). The extent to which a Participant is entitled to payment of a Performance Share Award at the end of the Performance Period shall be determined by the Committee, in its sole discretion, based on the Committee’s determination of whether the Performance Goals established by the Committee in the granting of such Performance Share Award have been met. The Committee, in its sole discretion, may provide for the acceleration of vesting of a Performance Share Award, in whole or in part, based on such factors or criteria (including specified performance criteria) as the Committee may determine.

(d) Payment of Awards. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the respective Performance Period, or at such other time as the Committee shall determine, in shares of Common Stock.

(e) Rights as Shareholder. Except as otherwise provided by the Committee in the applicable Award Agreement, a Participant shall have no rights as a shareholder with respect to a Performance Share Award until shares of Common Stock (either in certificate or book entry form) shall have been issued to the

Participant following the conclusion of the Performance Period, and, subject to Section 16(b), no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which the Participant shall become the holder of record thereof.

12. Performance Units. Awards of Performance Units shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate:

(a) Award Agreement. Awards of Performance Units shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan.

(b) Terms of Performance Units Generally. Each Performance Unit shall entitle the Participant to whom such Performance Unit was granted to receive, upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Committee deems appropriate, the amount specified in Section 12(d). Performance Units may be granted alone or in addition to other Awards under the Plan.

(c) Performance Goals. Awards of Performance Units may provide that, in order for a Participant to be entitled to payment under such Award, the Company, a Subsidiary, an applicable division or business unit of any of them, and/or the Participant must achieve one or more specified Performance Goals over a designated Performance Period or satisfy such other vesting criteria as the Committee may prescribe. The Performance Goal(s) and Performance Period shall be established by the Committee in its sole discretion. The Committee may establish the Performance Goals for each Performance Period before or after the commencement of the Performance Period. In setting Performance Goals, the Committee may use such measures as it deems appropriate (including, without limitation, any of the Business Criterion set forth in Section 13) and it may adjust the performance objectives (or performance) to reflect any circumstances it deems appropriate (including, without limitation, any adjustment event referenced in Section 13). The extent to which a Participant is entitled to payment of a Performance Unit Award at the end of the Performance Period shall be determined by the Committee, in its sole discretion, based on the Committee’s determination of whether the Performance Goals established by the Committee in the granting of such Performance Unit Award have been met. The Committee, in its sole discretion, may provide for the acceleration of vesting of a Performance Unit, in whole or in part, based on such factors or criteria (including specified performance criteria) as the Committee may determine.

(d) Payment of Awards. Payment in settlement of a Performance Unit Award shall be made as soon as practicable following the conclusion of the respective Performance Period, or at such other time as the Committee shall determine, in cash. The amount of any such payment shall be determined by multiplying (i) the difference between the Fair Market Value of one share of Common Stock on the relevant date and the price per share specified for the Performance Unit by (ii) the number of Performance Units. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Performance Unit by including such a limit in the Award Agreement at the time the Performance Unit is granted.

(e) Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to an Award of Performance Units.

13. Special Performance-Based Awards.

(a) General Provisions. Without limiting the generality of the foregoing, and in addition to qualifying awards granted under other provisions of this Plan (i.e., Stock Options or Stock Appreciation Rights granted with an exercise price not less than Fair Market Value at the applicable date of grant for Section 162(m) purposes to Eligible Individuals who are key employees or officers of the Company or any of its Subsidiaries (“Presumptively Qualifying Awards”)), the Committee may authorize and grant to any Eligible Individual who is a key employee or an officer of the Company or any of its Subsidiaries, other cash or stock-related performance-based awards, including “performance-based” awards within the meaning of Section 162(m) of the Code (“Special Performance-Based Awards”), whether in the form of restricted stock, stock appreciation rights, performance stock, performance units, cash-denominated awards, or other rights, whether or not related to stock values or appreciation, and whether payable in cash, Common Stock or a combination thereof. If the Award (other than a Presumptively Qualifying Award) is intended as performance-based compensation under Section 162(m) of the Code, the grant, vesting, exercisability or payment of the Special Performance-Based Award may depend on the degree of achievement for the Company on a consolidated, Subsidiary, segment, division or business unit basis (or any combination of the foregoing) with reference to one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period). The “Business Criterion” mean any of the following: net earnings (before or after interest, taxes, depreciation and/or amortization), operating earnings or income (before or after taxes), absolute and/or relative return on equity or assets or on net investment income, cost containment or reduction, earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), pretax profits, earnings growth, stock price, stock price growth, total stockholder return, gross or net profit margin, operating margin, gross revenue or revenue growth, sales (including same store or comparable sales) or sales growth, or any combination thereof. To qualify Awards as performance-based under Section 162(m), the applicable Business Criteria and specific performance goal or goals (“targets”) must be established and approved by the Committee during the first 90 days of the performance period (and, in the case of a performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while the performance relating to such targets remains substantially uncertain within the meaning of 162(m) of the Code. The terms of the Special Performance-Based Awards may specify the manner, if any, in which performance targets (or the applicable measure of performance) shall be adjusted: to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude the effects of financing activities; to exclude exchange rate effects; to exclude the effects of changes to accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any items of an unusual nature or of infrequency of occurrence; to exclude the effects of acquisitions or joint ventures; to exclude the effects of discontinued operations; to assume that any business divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture or to exclude the effects of any divestiture; to exclude the effect of any event or transaction referenced in Section 16; to exclude the effects of stock-based compensation; to exclude the award of bonuses; to exclude amortization of acquired intangible assets; to exclude impairment charges for stores, goodwill, intangibles or other assets; to exclude litigation-related charges or accruals; to exclude the effect of any other unusual, non-recurring gain or loss, non-operating item or other extraordinary item; to exclude the costs associated with any of the foregoing or any potential transaction that if consummated would constitute any of the foregoing; to include any of the foregoing items; or to exclude or include other items specified by the Committee at the time of establishing the targets. The applicable performance measurement period may be not less than three months nor more than 10 years.

(b) Maximum Award. Grants or awards under this Section 13 may be paid in cash or stock or any combination thereof. Grants of Stock Options and Stock Appreciation Rights to any one Participant in any one calendar year shall be subject to the limit set forth in Section 6(a) of the Plan. The maximum number of shares of Common Stock which may be subject to Special Performance-Based Awards (including Special Performance-Based Awards payable in shares of Common Stock and Special Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the Fair Market Value of a share of Common Stock at such time) that are granted to any one Participant in any one calendar year shall not exceed 1,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 16(b); provided that this limit shall not apply to

Stock Options and Stock Appreciation Rights (which are covered by the limit of Section 6(a)). The aggregate amount of compensation to be paid to any one Participant in respect of all Special Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the Fair Market Value of a share of Common Stock upon or following the vesting of the award) and paid to that Participant in any one fiscal year of the Company shall not exceed $5,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent permitted by Section 162(m) of the Code.

(c) Committee Certification. Except as otherwise permitted to qualify as performance-based compensation under Section 162(m) and to the extent the compensation is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, before any Special Performance-Based Award under this Section 13 is paid, the Committee must certify that the performance standard, target(s), and the other material terms of the Special Performance-Based Award were in fact satisfied.

(d) Terms and Conditions of Awards. The Committee will have discretion to determine the restrictions or other limitations of the individual Awards under this Section 13, including the authority to reduce Awards, to determine payout schedules and the extent of vesting or to pay no Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise. The Committee may provide that in the event a Participant terminates employment or service for any one or more reason, the Participant shall forfeit all rights to any outstanding Award.

(e) Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Committee’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Stock Options and Stock Appreciation Rights) shall terminate upon the first meeting of the Company’s shareholders that occurs in the fifth year following the year in which the Effective Date occurs.

14. Termination of Employment.

(a) Death, Disability or Retirement. Except as may otherwise be provided by the Committee in its sole discretion at the time of grant or subsequent thereto, if a Participant’s employment with the Company and its Subsidiaries terminates by reason of death, Disability or Retirement, (i) any Stock Option or Stock Appreciation Right held by the Participant may thereafter be exercised, to the extent it was exercisable on the date of termination, for a period (the “Exercise Period”) of one year from the date of such death, Disability or Retirement or until the expiration of the stated term of the Stock Option or Stock Appreciation Right, whichever period is shorter, and to the extent not exercisable on the date of termination of employment, such Stock Option or Stock Appreciation Right shall be forfeited; provided, however, that if a Participant terminates employment by reason of Retirement and such Participant holds an Incentive Stock Option, the Exercise Period shall not exceed the shorter of three months from the date of Retirement and the remainder of the stated term of such Incentive Stock Option; provided further, however, that if the Participant dies during the Exercise Period, any unexercised Stock Option or Stock Appreciation Right held by such Participant may (unless otherwise provided by the Committee in the applicable Award Agreement) thereafter be exercised to the extent it was exercisable on the date of Disability or Retirement, by the legal representative of the estate or legatee of the Participant under the will of the Participant, for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option or Stock Appreciation Right, whichever period is shorter (or, in the case of an Incentive Stock Option, for a period equal to the remainder of the Exercise Period), (ii) with respect to a Restricted Stock Award, if such termination is prior to the end of any applicable restriction period, the number of shares of Common Stock subject to such Award which have not become vested as of the date of death, Disability or Retirement shall be forfeited, (iii) with respect to a Restricted Stock Unit Award, if such termination is prior to the end of any applicable conditions to vesting, the number of Restricted Stock Units subject to such Award that have not become vested as of the date of death, Disability or Retirement shall be forfeited and (iv) with respect to a Performance Share Award, a Performance Unit Award, or a Special Performance-Based Award, if such termination is prior to the end of any applicable Performance Period, the number of shares of Common Stock subject to such Award which have not been earned or the corresponding Award payment, as the case may be, as of the date of death, Disability or Retirement shall be forfeited. In determining whether to exercise its discretion under the first sentence of this Section 14(a) with respect to an Incentive Stock Option the Committee may consider the provisions of Section 422 of the Code. Notwithstanding any longer exercise period otherwise contemplated by this Section 14, each Stock Option and Stock Appreciation Right shall be subject to earlier termination pursuant to Section 17.

(b) Other Terminations. Unless the Committee determines otherwise in its sole discretion at the time of grant or subsequent thereto, if a Participant’s employment with the Company and its Subsidiaries terminates for any reason other than death, Disability or Retirement, (i) any Stock Option or Stock Appreciation Right held by the Participant may thereafter be exercised, to the extent it was exercisable on the date of termination, for a period of sixty (60) days from the date of such termination of employment or until the expiration of the stated term of such Stock Option or Stock Appreciation Right, whichever period is shorter, and to the extent not exercisable on the date of termination of employment, such Stock Option or Stock Appreciation Right shall be forfeited, and (ii) with respect to a Restricted Stock Award, if such termination is prior to the end of any applicable restriction period, the number of shares of Common Stock subject to such Award which have not become vested as of the date of termination shall be forfeited, (iii) with respect to a Restricted Stock Unit Award, if such termination is prior to the end of any applicable conditions to vesting, the number of Restricted Stock Units subject to such Award that have not become vested as of the date of termination shall be forfeited and (iv) with respect to a Performance Share Award, a Performance Unit Award, or a Special Performance-Based Award, if such termination is prior to the end of any applicable Performance Period, the number of shares of Common Stock subject to such Award which have not been earned or the corresponding Award payment, as the case may be, as of the date of termination shall be forfeited. In determining whether to exercise its discretion under the first sentence of this Section 14(b) with respect to an Incentive Stock Option, the Committee may consider the provisions of Section 422 of the Code. Notwithstanding any longer exercise period otherwise contemplated by this Section 14, each Stock Option and Stock Appreciation Right shall be subject to earlier termination pursuant to Section 17.

(c) Events Not Deemed Terminations of Service; Effect of Change of Subsidiary Status. Unless Company policy or the Committee otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries or the Committee; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company a termination of employment or service shall be deemed to have occurred with respect to each Eligible Individual in respect of such Subsidiary who does not continue as an Eligible Individual in respect of another entity within the Company after giving effect to the Subsidiary’s change in status unless that Subsidiary is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) and assumes the Eligible Individual’s award(s) in connection with such transaction.

(d) If the Participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Committee shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated. The Committee may also specify additional rules for determining if and when a termination of employment or services has occurred for purposes of this Plan.

15. Non-transferability. No Award granted under the Plan or any rights or interests therein shall be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except (a) to the Company, (b) by will or by the laws of descent and distribution, (c) (other than in the case of an Incentive Stock Option) to a family member (or former family member) pursuant to a domestic relations order that is received by the Committee, or (d) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Award that is not an Incentive Stock Option to a Participant’s family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members; provided further that the restrictions in this sentence shall not apply to the shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. During the lifetime of a Participant, a Stock Option or Stock Appreciation Right shall be exercisable only by, and payments in settlement of Awards shall be payable only to, the Participant or, if applicable, the “alternate payee” under a domestic relations order received by the Committee or the family member or trust to whom such Stock Option, Stock Appreciation Award or other Award has been transferred in accordance with the previous sentence.

16. Recapitalization or Reorganization.

(a) The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Notwithstanding any provision of the Plan or any Award Agreement, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, reclassification, merger, combination, consolidation, conversion, stock split, reverse stock split, combination, extraordinary dividend or distributions, spinoff, split-up, or exchange of shares (a “Change in Capitalization”) (i) the Committee shall make such proportionate adjustments as may be necessary (in the form determined by the Committee in its sole discretion) to reflect such change to prevent dilution or enlargement of the rights of Participants under the Plan with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan (including the specific share limits, maximums and numbers of shares set forth elsewhere in the Plan), the number of shares of Common Stock covered by each outstanding Award, and the exercise or Award prices in respect thereof, the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, or subject to Section 13, the performance standards applicable to any outstanding Awards and (ii) the Committee may make such other adjustments, consistent with the foregoing, as it deems appropriate in its sole discretion. Notwithstanding the foregoing, in each case, no adjustment shall be made to any Award that would subject the holder of such Award to additional tax under Section 409A of the Code with respect to such Award.

17. Change in Control. The provisions of this Section 17 shall be effective as to Awards granted on or after the Effective Date. Awards granted prior to the Effective Date shall continue to be subject to the provisions of this Section 17 as in effect immediately prior to the Effective Date.

(a) Upon any Change in Control event in which the Company does not survive, or does not survive as a public company in respect of its Common Stock, then the Committee may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding

Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Committee has made provision for the Award to be terminated (and the Committee has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award) then, unless otherwise provided in the applicable Award Agreement, (i) all Stock Options or Stock Appreciation Rights then outstanding shall become fully exercisable as of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all Restricted Stock Awards then outstanding shall lapse as of the Change in Control, (iii) all restrictions and conditions of all Restricted Stock Units then outstanding shall lapse and such Restricted Stock Units shall become payable as of the Change in Control, (iv) each other Award that is granted under this Plan shall become payable to the holder of such Award as of the Change in Control. Notwithstanding the foregoing, an Award shall not be accelerated and/or become payable pursuant to this Section 17 to the extent that such acceleration and/or payment shall cause the holder of such Award to be subjected to additional tax under Section 409A of the Code with respect to such Award and, in such circumstances as to any Award, the consideration to be paid with respect to the Award (which, for clarity, may be adjusted as provided above) shall be payable at the same time as the Award would have otherwise become payable in accordance with its terms without giving effect to any change in the time or manner of payment because of the Change in Control (subject to any termination or acceleration that may be permitted, without resulting in any tax under, Section 409A of the Code).

(b) The Committee may provide for the accelerated vesting of an Award, as and to the extent determined by the Committee, in connection with any Change in Control or other circumstances.

(c) For purposes of this Section 17, an Award shall be deemed to have been “assumed” if (without limiting other circumstances in which an Award is assumed) the Award continues after an event referred to above in Section 17(a), and/or is assumed and continued by the surviving entity following such event (the “Surviving Entity”) (including, without limitation, an entity that, as a result of such event, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the Award, for each share of Common Stock subject to the Award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the shareholders of the Company for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the shareholders participating in such event if the shareholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Committee may provide for the consideration to be received upon exercise or payment of the Award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the shareholders participating in the event.

(d) The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Stock Options, Stock Appreciation Rights or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the Award. In the case of a Stock Option or Stock Appreciation Right or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the Award, the Committee may terminate such award in connection with an event referred to in Section 17(a) without any payment in respect of such Award.

(e) In any of the events referred to in Section 17(a), the Committee may take such action contemplated by this Section 17 immediately prior to such event (as opposed to on the occurrence of such event) to the extent that the Committee deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares and, in such circumstances, will reinstate the original terms of the Award if an event giving rise to an acceleration and/or termination does not occur.

(g) The Committee may override the provisions of this Section 17 by express provision in the Award Agreement and may accord any Eligible Individual a right to refuse any acceleration, whether pursuant to the Award agreement or otherwise, in such circumstances as the Committee may approve. The portion of any Incentive Stock Option accelerated in connection with an event referred to in this Section 17 (or such other circumstances as may trigger accelerated vesting of the Award) shall remain exercisable as an Incentive Stock Option only to the extent the applicable $100,000 limitation on Incentive Stock Options is not exceeded (with the balance of such Stock Option then a Nonqualified Stock Option).

18. Amendment of the Plan. The Board or Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part, except that no termination, modification, suspension or amendment shall be effective without shareholder approval if shareholder approval for the change is required by applicable law. No termination, modification, suspension or amendment of the Plan shall, without the consent of a Participant to whom any Awards shall previously have been granted, materially and adversely affect his or her rights under such Awards. Notwithstanding any provision herein to the contrary, the Board or Committee shall have broad authority to amend the Plan or any Stock Option to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws. In addition, changes contemplated by Sections 16(b) and 17 of this Plan shall not be deemed to constitute changes or amendments for purposes of this Section 18.

19. Miscellaneous.

(a) Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the required withholding obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement, valued in a consistent manner at their fair market value. The obligation of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b) ISO Notice of Sale. Unless otherwise provided by the Committee, the applicable Award Agreement for an Incentive Stock Option shall provide that if a Participant makes a disposition, within the meaning of Section 424(c) of the Code and the regulations promulgated thereunder, of any share of Common Stock issued to such Participant pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such share of Common Stock to the Participant pursuant to such exercise, the Participant shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

(c) Loans. On such terms and conditions as shall be approved by the Committee and subject to compliance with applicable law, the Company may directly or indirectly lend money to a Participant to accomplish the purposes of the Plan, including to assist such Participant to acquire or carry shares of Common Stock acquired upon the exercise of Stock Options granted hereunder, and the Committee may also separately lend money to any Participant to pay taxes with respect to any of the transactions contemplated by the Plan.

(d) No Right to Grants or Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

(e) Unfunded Plan. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any of its Subsidiaries and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to Awards hereunder.

(f) Other Employee Benefit Plans. Unless otherwise provided by the Committee, payments received by a Participant under any Award made pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company.

(g) Securities Law Restrictions. The Committee may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof. All shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such shares issued in certificate form, or a notation to be made on any such shares issued in book entry form, as applicable, to make appropriate reference to such restrictions. No Award shall be granted or shares of Common Stock shall be issued hereunder unless the Company shall have determined that such grant or issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

(h) Plan Construction. The Plan and each Award Agreement is intended to comply with, and not result in any tax, penalty or interest under, Section 409A of the Code. The Plan and each Award Agreement shall be construed and interpreted consistent with that intent.

(i) No Liability. Neither the Board nor any other Committee, nor any member thereof or person acting at the direction thereof, nor the Company or any of its Affiliates, shall be liable for any damages of a Participant or any other person should a Stock Option intended as an Incentive Stock Option fail to meet the requirements of the Code applicable to Incentive Stock Options, should any other Award(s) fail to qualify for any intended tax treatment, should any Award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Exchange Act, or otherwise for any tax (including, without limitation, under Section 409A of the Code) or other liability imposed on a Participant with respect to an Award.

(j) Award Agreement. Each Eligible Individual receiving an Award under the Plan shall enter into an Award Agreement in a form specified by the Committee agreeing to the terms and conditions of the Award and such other matters as the Committee shall, in its sole discretion, determine. In the event of any conflict or inconsistency between the Plan and any such Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(k) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(l) Applicable Law. Except as to matters of federal law and unless otherwise provided by the Committee, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

(m) Effective Date. This amended and restated version of the Plan shall be effective May 19, 2017 (the “Effective Date”), provided that the Plan is approved by the Company’s shareholders within 12 months after that date.

(n) Privileges of Stock Ownership. Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

(o) Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

(p) Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

(q) Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

(r) Clawback Policy. The Awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the Awards (including any value received from a disposition of the shares acquired upon payment of the Awards).

(s) International Awards. One or more Awards may be granted to Eligible Individuals who provide services to the Company or an Affiliate outside of the United States. Any Awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, to this Plan and approved by the Committee from time to time. The Awards so granted need not comply with other specific terms of the Plan, provided that shareholder approval of any deviation from the specific terms of the Plan is not required by applicable law or any applicable listing agency. The Committee may adopt a different methodology for determining Fair Market Value with respect to one or more Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award(s) and such different methodology may include, without limitation, determining the fair market value based on an average of closing prices (or the average of high and low daily trading prices) for a specified day or period on or preceding the relevant date.

(t) Assumed Awards. Awards may be granted to Eligible Individuals in substitution for or in connection with an assumption of employee stock options, stock appreciation rights, restricted stock, restricted stock units, or other stock-based awards granted by other entities to persons who are or who will become Eligible Individuals in respect of the Company or one of its Affiliates, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Affiliates, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of the Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares of Common Stock that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Affiliates in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under the Plan.

*****

GUESS?, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 29, 2017.

Vote by Internet

- Go to **www.envisionreports.com/ges**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote "FOR" each of the nominees listed in Proposal 1.

1. Election of Directors:

Nominee	For	Withhold
01 - Victor Herrero (term expiring in 2020)	☐	☐
02 - Kay Isaacson-Leibowitz (term expiring in 2020)	☐	☐
03 - Alex Yemenidjian (term expiring in 2020)	☐	☐

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The Board of Directors recommends a vote "FOR" Proposals 2 and 3.

	For	Against	Abstain
2. Approval of the Amendment and Restatement of the Guess?, Inc. 2004 Equity Incentive Plan.	☐	☐	☐
3. Advisory vote to approve the compensation of the named executive officers.	☐	☐	☐

The Board of Directors recommends a vote "1 YEAR" for Proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future advisory votes on the compensation of the named executive officers.	☐	☐	☐	☐

The Board of Directors recommends a vote "FOR" Proposal 5.

The Board of Directors recommends a vote "AGAINST" Proposal 6.

	For	Against	Abstain
6. Shareholder proposal regarding shareholder approval of future severance arrangements with senior executives.	☐	☐	☐

In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH
AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy COMMON — STOCK Guess?, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) Sandeep Reddy and Jason T. Miller, or each of them acting alone, as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Guess?, Inc. (the
“Company”) held of record by the undersigned on May 5, 2017 at the Annual Meeting of Shareholders to be held on June 29,
2017 at 9:00 a.m., local time, or any adjournments or postponements thereof, at the Beverly Hills Hotel, 9641 Sunset
Boulevard, Beverly Hills, CA 90210, and hereby revoke(s) any proxies heretofore given. UNLESS OTHERWISE SPECIFIED,
THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE
AMENDMENT AND RESTATEMENT OF THE GUESS?, INC. 2004 EQUITY INCENTIVE PLAN, FOR THE ADVISORY
RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, EVERY ONE YEAR
FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF NAMED EXECUTIVE
OFFICERS, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT AUDITOR, AGAINST THE SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL
OF FUTURE SEVERANCE ARRANGEMENTS WITH SENIOR EXECUTIVES AND, IN THE DISCRETION OF THE
PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares in person. This proxy will be governed by and construed in accordance with the laws of the
State of Delaware and applicable Federal Securities laws. (Continued and to be voted on reverse side.)

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy COMMON — STOCK Guess?, Inc. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) Sandeep Reddy and Jason T. Miller, or each of them acting alone, as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Guess?, Inc. (the “Company”) held of record by the undersigned on May 5, 2017 at the Annual Meeting of Shareholders to be held on June 29, 2017 at 9:00 a.m., local time, or any adjournments or postponements thereof, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, CA 90210, and hereby revoke(s) any proxies heretofore given. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE GUESS?, INC. 2004 EQUITY INCENTIVE PLAN, FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, EVERY ONE YEAR FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR, AGAINST THE SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL OF FUTURE SEVERANCE ARRANGEMENTS WITH SENIOR EXECUTIVES AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares in person. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable Federal Securities laws. (Continued and to be voted on reverse side.)